                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Check Express, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock

     (2)  Aggregate number of securities to which transaction applies:
          5,060,982

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $1.20 cash

     (4)  Proposed maximum aggregate value of transaction: $6,073,178.40

     (5)  Total fee paid: $1,214.64

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                   [TO BE PLACED ON CHECK EXPRESS LETTERHEAD]

January ___, 1996

Dear Fellow Shareholder:


        You are cordially invited to attend a Special Meeting of Shareholders of Check Express, Inc. to be held on February 1, 1996 to vote on the merger of Ace Acquisition Corporation with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated October 13, 1995 (and amended
December 20, 1995) (as amended, the "Merger Agreement"). Ace Acquisition Corporation is a wholly owned subsidiary of Ace Cash Express, Inc., the largest operator of check cashing stores in the country, and has recently been formed for the purpose of consummating the Merger.

        The Merger Agreement provides for the payment of $1.20 in cash, without interest, for each share of the Company's Common Stock (other than any shares as to which dissenters' rights have been properly demanded under Florida law), if the Merger is consummated. As the result of the Merger, the Company will become a wholly owned subsidiary of Ace Cash Express, Inc. Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement. Details of the Merger Agreement and the terms of the proposed Merger and other important information appear in the accompanying Proxy Statement.


         Your Board of Directors has unanimously approved and adopted the Merger Agreement and approved the Merger, believes that consummation of this Merger would be fair to and in the best interests of Check Express shareholders, and unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and approval of the Merger. In addition, certain principal shareholders of the Company, including certain directors and officers of the Company, owning in the aggregate approximately 32.8% of the Company's outstanding Common Stock, have already agreed to vote their shares in favor of the Merger.

         Assuming a quorum is present, the Merger will be approved only if shareholders owning at least a majority of all of the Company's outstanding Common Stock vote in favor of the Merger. Abstentions, broker non-votes and shares not represented at the meeting all will have the effect of "no" votes or as votes in opposition to the Merger. Accordingly, it is extremely important that your shares be represented at the meeting.

         In view of the importance of the action to be taken at the meeting, we urge you to read the enclosed material carefully, and, whether or not you plan to attend the meeting, we request that you complete, sign, date and mail the enclosed proxy at your earliest convenience in the enclosed envelope.


         If the Merger is consummated, the holders of record of the Company's common stock who comply with the requirements of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, which are attached as Appendix C to the accompanying Proxy Statement, may dissent from the Merger. A vote in favor of the Merger will constitute a waiver of your dissenters' rights. To exercise your dissenters' rights you must give notice to the Company prior to the Special Meeting. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Proxy

Statement for a description of the procedures that must be followed to perfect dissenter's rights under the Florida Business Corporation Act.

         Please review the Proxy Statement and send in your proxy, indicating your vote on the Merger, as soon as possible. We request that you give this matter prompt attention so that the Merger can be consummated as scheduled. We, or an exchange agent, will communicate with you later about the actual exchange of your stock certificates for your cash payment. You do not need to do anything now, other than complete, sign, date and return your proxy card in the accompanying envelope.

                                                            Sincerely,



                                                            Larry F. Lang,
                                                            Chairman and CEO


PLEASE DO NOT SEND IN ANY OF YOUR CHECK EXPRESS, INC. STOCK CERTIFICATES AT THIS TIME.

                              CHECK EXPRESS, INC.
                     101 East Kennedy Boulevard, Suite 3800
                             Tampa, Florida  33602
                                 (813) 223-3338

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON

                                FEBRUARY 1, 1996


                                                             January ____, 1996


NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the
"Special Meeting") of Check Express, Inc. (the "Company") will be held at the Hyatt Regency Tampa at Tampa City Center, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida, on Thursday, February 1, 1996 at 10:00 a.m., Tampa, Florida time, for the following purposes:

         (1) To consider and approve and adopt the Agreement and Plan of Merger dated October 13, 1995 and amended December 20, 1995 (as amended, the "Merger Agreement"), by and among the Company, Ace Acquisition Corporation ("Acquisition"), a Florida corporation, and Ace Cash Express, Inc. ("Ace"), a Texas corporation, and consider and approve the merger (the "Merger") of Acquisition with and into the Company, pursuant to which (a) the Company will be the surviving corporation and a wholly owned subsidiary of Ace, and (b) each share of the Company's $.004 par value common stock ("Common Stock") (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) will be converted into the right to receive $1.20 in cash, without interest (the "Merger Consideration"), to be paid to holders of shares entitled to receive such payment following the consummation of the Merger, all as more fully described in the accompanying Proxy Statement to which a copy of the Merger Agreement is attached as Appendix A;

         (2) To consider a proposal to adjourn the Special Meeting if necessary to permit further solicitation of Proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and approve the Merger; and

         (3) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement. See "THE MERGER" and the Agreement and Plan of Merger, dated October 13, 1995, and amended December 20, 1995 by and among the Company, Acquisition and Ace, which is attached as Appendix A to the accompanying Proxy Statement
(as amended, the "Merger Agreement").

         In addition to the conversion of the Common Stock, pursuant to the Merger Agreement, each option to acquire shares of Common Stock (the "Options") shall be canceled by agreement with the holder thereof, who shall thereupon be entitled to receive cash consideration in the amount of (1) the difference between the Merger Consideration per share and the exercise price per share under the Option, multiplied by (2) the number of shares covered by the Option. The Company has agreed to use its best efforts to cancel all other rights to acquire shares of Common Stock (the "Warrants") prior to consummation of the Merger, and the cancellation of all Options and Warrants is a condition of the Merger. The Company also has issued Units, with each Unit comprising four shares of Common Stock and a warrant to purchase two additional shares of Common Stock at an exercise price of $3.00 per share (the "Units"). Under the Merger Agreement, the Common Stock portion of the Units will be treated the same as the rest of the Company's outstanding Common Stock, and the warrant portion of the Units will be treated as Warrants. See "THE MERGER -- Outstanding Options and Warrants" in the accompanying Proxy Statement.

         The Company's Board of Directors has fixed the close of business on Monday, January 8, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting (the "Record

Date"). Shareholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of shareholders of the Company entitled to notice of and to vote at the Special Meeting will be available for inspection by any shareholder for any purpose related to the Special Meeting during regular business hours at the offices of the Company at 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida 33602, beginning on the date 10 days prior and continuing through the date of the Special Meeting.

         Ace has entered into a Shareholder Agreement and Irrevocable Proxy ("Shareholder Agreement") with each of certain principal shareholders of the Company, including certain directors and officers of the Company, pursuant to which Ace has the power to vote an aggregate of 1,657,606 shares of Common Stock to approve the Merger, which represents approximately 32.8% of the outstanding Common Stock. In addition, the Company has agreed in the Merger Agreement to use its best efforts to obtain the approval and adoption of the Merger by shareholders of the Company holding at least a majority of the shares of Common Stock entitled to vote at the Special Meeting.

         Any holder of shares of Common Stock as of the Record Date is entitled to assert dissenters' rights with respect to any portion or all of such shares ("Dissenting Shares") pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Dissenters' Rights Statutes"). If the Merger is consummated, holders of shares of Common Stock who do not vote in favor of approval and adoption of the Merger Agreement and approval of the Merger and who otherwise comply with the requirements of the Dissenters' Rights Statutes will be entitled to receive, in lieu of the Merger Consideration, the "fair value" of their Dissenting Shares, as determined pursuant to the Dissenters' Rights Statutes. A copy of the Dissenters' Rights Statutes is attached as Appendix C to the accompanying Proxy Statement. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Proxy Statement for a description of the procedures which must be followed to perfect dissenters' rights under the Florida Business Corporation Act. Pursuant to the Shareholder Agreements, the holders of 32.8% of the outstanding Common Stock have agreed with Ace not to take any action or actions to perfect any dissenters' rights they may have as a result of the Merger under the Dissenters' Rights Statutes or otherwise.


                                           By Order of the Board of Directors,

                                           /s/ Larry F. Lang
                                           Larry F. Lang, Chairman and CEO
Tampa, Florida

January ___, 1996

The Merger will be consummated if, and only if, a majority of all outstanding shares vote in favor of the Merger. Accordingly, it is important that your shares be represented at the Special Meeting and be voted, whether or not you are able to attend personally. If you will be unable to attend the Special Meeting, we ask you to promptly complete, sign, date and mail the enclosed Proxy in the enclosed envelope, which requires no postage. If you should be present at the Special Meeting and desire to vote in person, you may withdraw your Proxy at that time.

                             CHECK EXPRESS, INC.
                   101 East Kennedy Boulevard, Suite 3800
                            Tampa, Florida  33602
                               (813) 223-3338

                       ------------------------------

                               PROXY STATEMENT

                       ------------------------------

                       SPECIAL MEETING OF SHAREHOLDERS
                                TO BE HELD ON

                               FEBRUARY 1, 1996

                       ------------------------------

                    INTRODUCTION AND GENERAL INFORMATION

         This Proxy Statement is being furnished to the shareholders of Check Express, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors (the "Company Board") of proxies in the form accompanying this Proxy Statement ("Proxies") for use in connection with the Special Meeting of Shareholders to be held on Thursday, February 1, 1996 at the Hyatt Regency Tampa at Tampa City Center, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida, at 10:00 a.m., Tampa, Florida time, or any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and accompanying Notice of Special Meeting and form of Proxy are first being sent to the shareholders of the Company on or about January ____, 1996.

         This Proxy Statement relates to the proposed merger of Ace Acquisition Corporation ("Acquisition"), a Florida corporation and wholly owned subsidiary of Ace Cash Express, Inc. ("Ace"), a Texas corporation, with and into the Company, pursuant to which (a) the Company will be the surviving corporation and a wholly owned subsidiary of Ace, and (b) each share of the Company's $.004 par value common stock ("Common Stock") (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) will be converted into the right to receive $1.20 in cash, without interest (the "Merger"). Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement.

         In addition to the conversion of the Common Stock, pursuant to the Merger Agreement, each option to acquire shares of Common Stock (the "Options") shall be canceled by agreement with the holder thereof, who shall thereupon be entitled to receive cash consideration in the amount of (1) the difference between the Merger Consideration per share and the exercise price per share under the option, multiplied by (2) the number of shares covered by the Option. The Company has agreed to use its best efforts to cancel all other rights to acquire shares of Common Stock (the "Warrants") prior to consummation of the Merger, and the cancellation of all Options and Warrants is a condition of the Merger. The Company also has issued Units, with each Unit comprising four shares of Common Stock and a warrant to purchase two additional shares of Common Stock at an exercise price of $3.00 per share (the "Units"). Under the Merger Agreement, the Common Stock portion of the Units will be treated the same as the rest of the Company's outstanding Common Stock and the warrant portion of the Units will be treated as Warrants. See "THE MERGER -- Outstanding Options and Warrants" and the Agreement and Plan of Merger, dated October 13, 1995 and amended December 20, 1995, by and among the Company, Acquisition and Ace, which is attached as Appendix A hereto (as amended, the "Merger Agreement").

         The Company Board has fixed the close of business on Monday, January 8, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). At the close of business on the Record Date, there were 5,060,982 shares of Common Stock outstanding held by approximately [NUMBER OF RECORD HOLDERS] holders of record. Holders of record of Common Stock are entitled to one vote per share in connection with the matters to be presented at the Special Meeting. All votes will be tabulated by representatives of the Company who will serve as inspectors of election. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. Assuming a quorum is present, the Merger will be approved if a majority of all the votes entitled to be cast are cast in favor of the Merger. Accordingly, abstentions, broker non-votes and shares not represented at the Special Meeting all will have the effect of "no" votes or as votes in opposition to the Merger. Ace has entered into a Shareholder Agreement and Irrevocable Proxy ("Shareholder Agreement") with each of certain principal shareholders of the Company, including certain directors and officers of the Company, pursuant to which Ace has the power to vote an aggregate of 1,657,606 shares of Common Stock to approve the Merger, which represents approximately 32.8% of the outstanding Common Stock. In addition, the Company has agreed in the Merger Agreement to use its best efforts to obtain the approval and adoption of the Merger by shareholders of the Company holding at least a majority of the shares of Common Stock entitled to vote at the Special Meeting. The Merger will be consummated if, and only if, a majority of all outstanding shares of Common Stock vote in favor of the Merger. Accordingly, it is important that your shares be represented at the Special Meeting and be voted, whether or not you are able to attend personally.

         The accompanying Proxy is solicited by the Company Board to be voted at the Special Meeting. If the accompanying Proxy is completed, signed and returned, then unless such Proxy is subsequently revoked prior to or at the Special Meeting, the shares represented thereby will be voted at the Special Meeting as specified in the Proxy. All executed but unmarked Proxies will be voted FOR approval and adoption of the Merger Agreement and approval of the Merger. In addition, in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and approve the Merger, then there will be put forth a proposal to adjourn the Special Meeting to permit further solicitation of Proxies, and all executed but unmarked Proxies will be voted FOR approval of such proposal.


        Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the Proxy is voted, by executing and delivering a later-dated proxy or by attending the Special Meeting and voting his or her shares in person. Any written notice revoking a proxy should be sent to the Company at its principal executive offices, 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida 33602. No such notice of revocation or later-dated proxy, however, will be effective unless and until received by the Company at or prior to the Special Meeting.

         Management of the Company does not intend to present any business at the Special Meeting for the vote of shareholders other than the approval and adoption of the Merger Agreement and approval of the Merger, and it has no information that others will do so. If other matters requiring the vote of shareholders properly come before the Special Meeting, the persons named in the accompanying form of Proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

         The Special Meeting may be adjourned, and additional proxies solicited, if at the time of the Special Meeting the number of proxies necessary to approve and adopt the Merger Agreement and approve the Merger has not been obtained. In such event, the persons named as Proxies in the enclosed form of Proxy intend to vote in favor of such adjournment those Proxies which they are entitled to vote in favor of such approval and adoption. Any adjournment of the Special Meeting may be approved by the affirmative vote of the holders of a majority of the Common Stock represented at the Special Meeting, in person or proxy, even if less than a quorum.

         The cost of preparing and mailing these materials and otherwise soliciting Proxies will be borne entirely by the Company. Solicitation of Proxies may be made by telephone or in person with some shareholders by regular employees of the Company. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Special Meeting to beneficial owners and the Company will reimburse them for their expense in so doing.

         IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE

COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION IN SUCH JURISDICTION.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Information in this Proxy Statement regarding the Company has been furnished by the Company or its representatives, and information regarding Ace and Acquisition has been furnished by Ace or its representatives.

                             AVAILABLE INFORMATION

         The Company and Ace are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following Regional Offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq Small Caps Market and Ace's common stock is listed on the Nasdaq National Market, and such reports, proxy statements, and other information concerning the Company and Ace can be inspected, and copies can be obtained, at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

PLEASE DO NOT SEND IN ANY OF YOUR CHECK EXPRESS, INC. STOCK CERTIFICATES AT THIS TIME.


            The date of this Proxy Statement is _____________, 1996.

                               TABLE OF CONTENTS


                                                                                                          Page
                                                                                                          ----
INTRODUCTION AND GENERAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iii
SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
SELECTED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Certain Information Regarding the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Certain Information Regarding Ace and Acquisition   . . . . . . . . . . . . . . . . . . . . . . . . .
    Market Prices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Reasons for the Merger; Recommendations of the Board of Directors   . . . . . . . . . . . . . . . . .
    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Provisions of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Effect of the Merger on the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Source and Amount of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Surrender of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Outstanding Options and Warrants    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Deregistration of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Regulatory Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
CERTAIN INFORMATION REGARDING ACE AND ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . . . . .
BUSINESS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
MARKET PRICES OF THE COMMON STOCK AND UNITS  AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . .
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . .
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .



APPENDIX A:  AGREEMENT AND PLAN OF MERGER, AND AMENDMENT THERETO

APPENDIX B:  OPINION OF FINANCIAL ADVISOR
APPENDIX C:  PROVISIONS OF FLORIDA BUSINESS CORPORATION ACT
         REGARDING DISSENTERS' RIGHTS
APPENDIX D:  AGREEMENT AND RELEASE ("LANG SEVERANCE AGREEMENT")
APPENDIX E: FORM OF SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY

                                    SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. IT IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FEATURES OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN AND THEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT.

THE SPECIAL MEETING

       Time, Date and Place of the Special Meeting

       The Special Meeting will be held at 10:00 a.m., Tampa, Florida time, on Thursday, January 11, 1996, at the Hyatt Regency Tampa at Tampa City Center, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida.

       Purpose of the Special Meeting


       The purpose of the Special Meeting is to consider, approve and adopt the Merger Agreement and approve the Merger of Acquisition with and into the Company, pursuant to which (a) the Company will be the surviving corporation and a wholly owned subsidiary of Ace and (b) each share of Common Stock (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) will be converted into the right to receive $1.20 in cash, without interest. Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement. See "THE MERGER -- General."

       In addition, in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and approve the Merger, then there will be put forth a proposal to adjourn the Special Meeting to permit further solicitation of Proxies, and all executed but unmarked Proxies will be voted FOR approval of such proposal.


       Record Date


       Only holders of record of shares of the Common Stock on January 8, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.

       Shares Outstanding and Holders of Record on the Record Date

       At the close of business on the Record Date, there were 5,060,982 shares of Common Stock outstanding held by approximately [NUMBER OF RECORD HOLDERS] holders of record.

       Quorum Required

       The presence (in person or by proxy) of the holders of record of a majority of all of the issued and outstanding shares of Common Stock, which are entitled to vote at the Special Meeting, will be required to constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Special Meeting.

       Vote Required

       Assuming a quorum is present, the Merger Agreement will be approved and adopted and the Merger will be approved if, but only if, a majority of all the votes entitled to be cast at the Special Meeting (i.e., a majority of all outstanding shares of Common Stock) are cast in favor of the Merger. Accordingly, abstentions, broker non-votes and shares not represented at the Special Meeting all will have the effect of "no" votes or as votes in opposition to the Merger. The Company has agreed in the Merger Agreement to use its best efforts to obtain the approval and adoption of the Merger by shareholders of the Company holding at least a majority of the shares of Common Stock entitled to vote at the Special Meeting. Pursuant to the Shareholder Agreements, Ace has the power to vote at the Special Meeting an aggregate of 1,657,606 shares of Common Stock to approve the Merger, which represents approximately 32.8% of the outstanding Common Stock on the Record Date.


       Revocability of Proxies

       Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the Proxy is voted, by executing and delivering a later-dated Proxy or by attending the Special Meeting and voting his or her shares in person. Any written notice revoking a Proxy should be sent to the Company at its principal executive offices, 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida 33602, Attention: Corporate Secretary. No such notice of revocation or later-dated Proxy, however, will be effective unless and until received by the Company at or prior to the Special Meeting.


       Accounting Treatment

       The Merger will be accounted for using the purchase method of accounting under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

       Dissenters' Rights

       Any holder of shares of Common Stock as of the Record Date is entitled to assert dissenters' rights with respect to any portion of all of such shares ("Dissenting Shares") pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Dissenters' Rights Statutes"). If the Merger is consummated, holders of shares of Common Stock who do not vote in favor of approval and adoption of the Merger Agreement and approval of the Merger and who otherwise comply with the requirements of Florida law will be entitled to receive, in lieu of the Merger Consideration, the "fair value" of their Dissenting Shares, as determined pursuant to the Dissenters' Rights Statutes. A copy of the Dissenters' Rights Statutes are attached hereto as Appendix C. See "RIGHTS OF DISSENTING SHAREHOLDERS." Pursuant to the Shareholder Agreements, the holders of 32.8% of the outstanding Common Stock have agreed with Ace not to take any action or actions to perfect any dissenters' rights they may have as a result of the Merger under the Dissenters' Rights Statutes or otherwise.

THE MERGER AND RELATED MATTERS

       Effective Time of the Merger

       If the Merger Agreement is approved and adopted and the Merger is approved by the requisite vote of the shareholders of the Company and all other conditions of closing specified in the Merger Agreement are satisfied or waived, the Merger will become effective upon the filing of articles of merger (the "Articles of Merger") with the Department of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions of the Merger Agreement, it is currently expected that the Articles of Merger will be filed on or shortly after the date of the Special Meeting if the Merger Agreement is approved and adopted and the Merger is approved by the shareholders.

       Conversion of Shares


       Each share of Common Stock outstanding at the Effective Time (other than shares as to which holders perfect their dissenters' rights under Florida law) will be converted into the right to receive $1.20 per share in cash, without interest (the "Merger Consideration"). Upon consummation of the Merger (the "Closing"), the certificates currently representing the Common Stock will no longer represent Common Stock and will represent only the right to receive the Merger Consideration. Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement.


       Surrender of Share Certificates

       Promptly after the Effective Time, a letter of transmittal with instructions from the Exchange Agent will be mailed to holders of record of shares of Common Stock at the close of business on the date of the Effective Time for use in surrendering their certificates representing their shares in exchange for the Merger Consideration.

CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL HAS BEEN RECEIVED. See, "THE MERGER -- Surrender of Certificates."

       Background of the Merger


       The Company Board has for several years been disappointed with the market performance of the Common Stock and, as has been previously announced, as a result has engaged in a continuing effort to increase the value and liquidity of the Common Stock for the benefit of its shareholders. As part of such effort, the Company Board has evaluated a number of possible transactions of varying types, including equity and debt financings, venture partner arrangements, strategic combinations, divestiture of operating subsidiaries, and asset and stock sales. Representatives of Paradise Valley Securities, Inc. ("Paradise"), the Company's principal market maker, the underwriter of the Company's public offering of Units in 1993 and the brokerage firm through which most of the Company's shareholders (other than directors and other affiliates of the Company) acquired their shares of Common Stock and whose clients are believed to own more than a majority of the outstanding shares of Common Stock, advised the Company in several informal discussions over the past year that it believed that many of the Company's shareholders strongly desire that the Company pursue either a major financing transaction or a sale of the Company. Paradise has not been and will not be compensated in connection with such advice to the Company. Because of these factors, over the last year the Company Board has accelerated its efforts to evaluate and pursue such a transaction.


       Prior to entering into the Merger Agreement with Ace, the Company Board engaged in discussions and some preliminary negotiations with a number of parties who had expressed interest in either making a substantial investment in the Company or acquiring control of the Company. However, none of such discussions and negotiations resulted in an agreement. During the period from May through October 1995 the Company and Ace negotiated and entered into, first, a letter of intent and, then, the Merger Agreement. See "THE MERGER -- Background of the Merger."

       Reasons for the Merger; Recommendations of the Board of Directors


       In determining to recommend approval of the Merger, the Company Board considered many factors, including (without limitation) the following: the Company's need for cash in the near future, which it may not be able to borrow or generate; evaluation of other potential offers to purchase; the advice of the brokerage firm though which most of the Company's shareholders acquired their shares of Common Stock; and the opinion of an independent investment banking firm that the Merger is fair, from a financial point of view, to the non-affiliated public shareholders of the Company. For a full discussion of these and other factors, see "THE MERGER -- Reasons for the Merger; Recommendations of the Board of Directors."


       THE COMPANY BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF THE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

       Opinion of Financial Advisor

       First Equity Corporation of Florida (the "Financial Advisor"), an independent investment banking firm retained by the Company, has advised the Company Board that, in its opinion, the consideration to be paid in the Merger to holders of shares of the Company's Common Stock is fair from a financial point of view to such shareholders. A copy of such opinion, which sets forth the factors considered by such firm in rendering its determination, is attached as Appendix B to this Proxy Statement and should be read in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

       Interests of Certain Persons in the Merger

       Certain of the Company's directors and officers own shares of Common Stock and Options. Their Common Stock and Options will be treated the same as those of other shareholders in the Merger and under the Merger Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger -- Interest in Stock and Options."


       Larry F. Lang, Chairman and CEO of the Company, has an employment agreement entered into March 31, 1995 with the Company that by its terms will not expire until March 31, 2000. Early in the negotiations between the Company and Ace, Ace and Mr. Lang acknowledged that Mr. Lang's employment with the Company would not continue after the acquisition of the Company by Ace. However, under the terms of his employment agreement, upon termination of his employment prior to March 31, 2000, Mr. Lang would be entitled to receive, among other things, severance pay equal to his salary provided for under such agreement through the scheduled expiration date of the agreement. The termination of Mr. Lang's employment upon the Closing would, under the terms of his employment agreement with the Company, require severance payments to Mr. Lang in excess of $500,000. Mr. Lang has entered into an Agreement and Release with Ace (the "Lang Severance Agreement"). Pursuant to that Agreement, Mr. Lang has agreed that, among other things, (1) he will voluntarily terminate his employment with the Company upon the Closing, more than four years in advance of the stated termination date in his employment agreement with the Company; and (2) he will not to compete with the Company for a period of three years.
In exchange, Mr. Lang will receive, among other things, (1) $287,000 over two years, and (2) the right to purchase up to ten check cashing store franchises without payment of initial franchise fees, with reduced monthly franchise royalties and with certain other variances from the Company's usual form of franchise agreement. In approving the Merger, the Company Board was aware of and considered and approved the terms of the Lang Severance Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger -- Agreement and Release."


       Ace has entered into a Shareholder Agreement and Irrevocable Proxy with each of certain principal shareholders of the Company pursuant to which Ace has the power to vote an aggregate of 1,657,606 shares of Common Stock to approve the Merger, which represents approximately 32.8% of the outstanding Common Stock outstanding on the Record Date. See "THE MERGER -- Interests of Certain Persons in the Merger -- Shareholder Agreements."

       Conditions to and Termination of Merger

       The obligations of the Company, Ace and Acquisition to effect the Merger are subject to the satisfaction of certain conditions typical in acquisition agreements. In addition to the typical conditions, Ace's and Acquisition's obligations to effect the Merger are subject to (1) completing a due diligence investigation of the Company and satisfaction in their sole discretion with the results thereof, (2) the approval of the Merger by the shareholders of the Company, with not more than 5% of the Company's shareholders having exercised dissenters' rights, and (3) securing and closing financing arrangements acceptable to Ace.


       Because of the procedural steps required under the Merger Agreement and under the Florida Business Corporation Act, there may be a period of time between the date of the Special Meeting and the consummation of the Merger. Though not expected, an extended delay, or a material change in the Company or its prospects during such delay, could occur. However, such an occurrence would not affect the validity or effect of the vote taken at the Special Meeting. Under Florida law, shareholder approval would neither automatically expire nor become subject to reconsideration in the event of such a delay or material change. However, as further described below, the Company Board can, under certain circumstances, terminate the Merger Agreement and abandon the Merger after shareholder approval is obtained.


       If the Merger Agreement is terminated (1) in connection with the approval by the Company Board or the recommendation by the Company Board that the Company's shareholders approve, or the consummation of a Competing Transaction; (2) on account of the failure of the Company's shareholders to approve the Merger; (3) on account of a breach by the Company of its obligations under the Merger Agreement; or (4) on account of a material breach of any representation or warranty of the Company that is within the knowledge of certain key personnel, then the Company shall pay to Ace, promptly after termination of the Merger Agreement, liquidated damages of $300,000 in immediately available funds. Such payment shall not limit any right of Ace to recover monetary damages, including consequential and punitive damages, in connection with any wrongful act of the Company.

       If the Merger Agreement is terminated by the Company on account of a breach by Acquisition or Ace of their obligations under the Merger Agreement or on account of a material breach of any representation or warranty of Ace or Acquisition, then Ace shall pay to the Company, promptly after termination of the Merger Agreement, liquidated damages of $200,000 in immediately available funds. Such payment shall not limit any right of the Company to recover monetary damages, including consequential and punitive damages, in connection with any wrongful act of Acquisition or Ace.

       For a more complete description of the conditions to effect the Merger and the rights to terminate the Merger Agreement, see "THE MERGER -- Provisions of the Merger Agreement -- Conditions to the Merger" and "-- Termination and Liquidated Damages."

       Source of Funds

       Ace intends to borrow from its money order supplier substantially all of the amounts necessary to consummate the Merger and fulfill its obligations under the Merger Agreement. All necessary amounts that Ace does not borrow will be paid out of Ace's working capital. A condition to the Merger is that Ace will be able to borrow the amount necessary to consummate the Merger and meet its other obligations under the Merger Agreement. See "THE MERGER -- Source and Amount of Funds."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS

       The Merger will be a taxable event for the Company's shareholders for federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. All shareholders are urged to consult their own tax advisors. See "THE MERGER -- Federal Income Tax Consequences."

       To prevent the possibility of back-up federal income tax withholding on payments made to the Company's shareholders with respect to shares of Common Stock converted to cash pursuant to the Merger, each shareholder must provide the Exchange Agent appointed to distribute the Merger Consideration with the shareholder's correct taxpayer identification number by completing the Substitute Form W-9 to be included with the letter of transmittal, or any other forms as may be applicable.

CERTAIN INFORMATION REGARDING THE COMPANY


       The Company, through its wholly owned subsidiaries owns, operates and franchises retail check cashing stores. At December 27, 1995, the Company owned and operated 28 stores: 18 in Florida, 6 in Washington and 4 in Indiana. In addition, at December 27, 1995, there were 161 stores franchised by the Company's subsidiaries open and operating in 26 states. The Company's stores provide a range of services with primary emphasis on cashing checks for a fee. Other services include money transfer services, sales of money orders, electronic filing of income tax returns and corresponding refund anticipation loans, sales of bus passes, mailbox rentals and other ancillary services. In late 1993, the Company, through its wholly owned subsidiary Check Express Finance, Inc., began a loan program providing small consumer loans and used vehicle financing to individuals who generally do not qualify for traditional sources of financing. The Company recently has entered into a letter of intent contemplating the sale of that entity. However, whether or not such sale occurs will not affect the amount of the Merger Consideration. See "THE MERGER--Background of the Merger," "BUSINESS OF THE COMPANY," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

CERTAIN INFORMATION REGARDING ACE AND ACQUISITION

       Ace is the largest owner and operator of check-cashing stores in the United States. Ace stores offer check-cashing and other retail financial services at competitive rates in clean, convenient settings. Ace's strategy is to have the largest number of check-cashing stores in each of its markets, and the proposed Merger is consistent with Ace's intent to grow by (in part) strategic acquisitions of stores in targeted markets. Ace was incorporated under the laws of Texas in 1982.

       Acquisition is a Florida corporation recently organized by Ace for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger.

       The principal executive office of each of Ace and Acquisition is at 1231 Greenway Drive, Suite 800, Irving, Texas 75038, and the telephone number of each is (214) 550-5000. See "CERTAIN INFORMATION REGARDING ACE AND ACQUISITION."

MARKET PRICES


       The Common Stock and the Units are traded on the Nasdaq Small Caps Market under the symbols CHXS and CHXSU, respectively. On August 30, 1995 (the last trading day prior to the public announcement of the letter of intent to enter into the Merger Agreement), the last reported sale prices of the Common Stock and the Units were $1.00 and $3.38, respectively. On October 13, 1995 (the last trading day prior to the public announcement of the Merger Agreement), the last reported sale prices of the Common Stock and the Units were $1.00 and $4.00, respectively. On January __, 1996 (the last trading day prior to the printing of this Proxy Statement), the last reported sale prices of the Common Stock and the Units were $_____ and $______, respectively. The Company has never paid cash dividends on the Common Stock and, if the Merger is not consummated, does not anticipate the payment of cash dividends on the Common Stock in the foreseeable future. See "MARKET PRICES OF THE COMMON STOCK AND UNITS AND DIVIDENDS."


                         SELECTED FINANCIAL INFORMATION


       The following table sets forth selected financial information for the
Company.   Such information is qualified by the detailed information and financial statements, including the notes thereto, included in this Proxy Statement and should be read in conjunction therewith. The selected information for the nine months ended September 30, 1995 and 1994 and the balance sheets as of September 30, 1995 and 1994 were derived from unaudited financial statements of the Company, which, in the opinion of management of the Company, include all adjustments that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year. The selected information for each of the two fiscal years ended December 31, 1994 and 1993 and balance sheets as of December 31, 1994 and 1993 were derived from the audited financial statements as of those dates. As with any business, there are uncertainties as to matters that could affect the Company, and the data reflected below may not be indicative of the Company's future financial condition or results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                                        YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER 30,
                                                    -----------------------------          -------------------------------
                                                         1994            1993                  1995                1994
                                                      ----------     -----------            ----------         -----------
                                                                                            (unaudited)        (unaudited)
                                                                                                                (restated)
STATEMENT OF OPERATIONS DATA:
Revenues  . . . . . . . . . . . . . . .            $ 7,532,619     $ 4,267,565            $ 6,014,366        $ 5,534,439
Income  . . . . . . . . . . . . . . . .                 66,642         130,694                 65,192            157,319
Net Income  . . . . . . . . . . . . . .                    467          65,580                 32,596             92,525
Earnings per share  . . . . . . . . . .                   0.00            0.02                   0.01               0.02
Weighted average number of
  shares outstanding  . . . . . . . . .              4,864,832       3,284,774              5,019,970          4,806,597

COMPANY OPERATING DATA:
Company-operated stores in
  operation at end of period                                35              24                     26                 35
Franchise stores in operation
  at end of period  . . . . . . . . . .                    149             137                    167                151

BALANCE SHEET DATA:
Total Assets  . . . . . . . . . . . . .            $10,025,855      $6,630,897            $10,606,800         $9,954,951
Long Term Debt  . . . . . . . . . . . .              1,944,096         597,995              1,965,676          2,126,122
(including capital lease obligation)
Total Liabilities . . . . . . . . . . .              5,950,973       2,629,520              6,454,505          5,791,187
Shareholders' Equity  . . . . . . . . .              4,074,882       4,001,377              4,152,295          4,163,764


                                   THE MERGER

       The following discussion includes summaries or descriptions of certain provisions of the Merger Agreement. Such summaries and descriptions are qualified in their entirety by reference to the text of the Merger Agreement attached as Appendix A to this Proxy Statement.

GENERAL


       If the Merger is approved by the requisite vote of shareholders and all conditions of Closing are satisfied or waived, the Merger will become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida. The Merger is to be consummated pursuant to and in accordance with the terms of the Merger Agreement dated October 13, 1995 by and among the Company, Ace and Acquisition. That original Merger Agreement was amended, by an Amendment dated December 20, 1995, to revise one date set forth in the original Merger Agreement to reflect the updated schedule for the Merger. In the Merger,
(a) Acquisition will be merged with and into the Company, which will be the surviving corporation and become a wholly owned subsidiary of Ace, and (b) each share of the Common Stock (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) will be converted into the right to receive $1.20 in cash, without interest (the "Merger Consideration"), to be paid following the Closing, all as more fully described below and in the Merger Agreement attached as Appendix A. See "-- Terms of the Merger Agreement" below.


       In addition to the conversion of the Common Stock, pursuant to the Merger Agreement, each Option shall be canceled by agreement with the holder thereof, who shall thereupon be entitled to receive cash consideration in the amount of (1) the difference between the Merger Consideration per share and the exercise price per share under the option, multiplied by (2) the number of shares covered by the Option. The Company has agreed to use its best efforts to cancel all other rights to acquire shares of Common Stock (the "Warrants") prior to consummation of the Merger, and the cancellation of all Options and Warrants is a condition of the Merger. The Company also has issued Units, with each Unit comprising four shares of Common Stock and a warrant to purchase two additional shares of Common Stock at an exercise price of $3.00 per share (the "Units"). Under the Merger Agreement, the Common Stock portion of the Units will be treated the same as the rest of the

Company's outstanding Common Stock and the warrant portion of the Units will be treated as Warrants. See "-- Outstanding Options and Warrants" below and the Merger Agreement attached as Appendix A.

BACKGROUND OF THE MERGER

       Reasons for Seeking a Merger Candidate; Preliminary Steps

       The Company Board has for several years been disappointed with the market performance of the Common Stock and, as has been previously announced, as a result has engaged in a continuing effort to increase the value and liquidity of the Common Stock for the benefit of its shareholders. As part of such effort, the Company Board has evaluated a number of possible transactions of varying types, including equity and debt financings, venture partner arrangements, strategic combinations, divestiture of operating subsidiaries, and asset and stock sales.

       In 1993 the Company conducted a public offering of Units. The Company Board had hoped that the funds obtained from such offering would support growth sufficient to increase share value and liquidity. Through the latter part of 1994, the Company Board continued to focus on Company growth. The Company aggressively pursued acquisitions of check-cashing stores from third parties and completed several such acquisitions. However, share price has declined since the public offering of the Units, and the Common Stock continues to be thinly traded.


       In the latter part of 1994 and in 1995, representatives of Paradise Valley Securities, Inc. ("Paradise"), the Company's principal market maker, the underwriter of the Company's public offering of Units in 1993 and the brokerage firm through which most of the Company's shareholders (other than directors and other affiliates of the Company) acquired their shares of Common Stock and whose clients are believed to own more than a majority of the outstanding shares of Common Stock, advised the Company in several informal discussions that those shareholders of the Company who are (or at the time were) affiliates of Paradise strongly desire that the Company pursue either a major financing transaction or a sale of the Company. Based solely on the views of such shareholders, the Paradise representatives also considered it reasonably likely that some other shareholders of the Company would hold similar views. Because of these factors, over the last year the Company Board has accelerated its efforts to evaluate and pursue such a transaction.


       Early in 1995 the members of Company Board determined in informal discussions that, in addition to the efforts of the Company Board, a consulting or investment banking firm should be formally engaged to assist the Company, and management should identify and contact industry competitors and other likely candidates regarding a possible acquisition of the Company.

       Discussions with Parties Other than Ace

       Prior to entering into the Merger Agreement with Ace, the Company Board engaged in discussions and some preliminary negotiations with a number of parties who had expressed interest in either making a substantial investment in the Company or acquiring control of the Company.

       In the fall of 1994, Peter F. Borer, Manager of Acquisitions for the Company, had contacted Michael C. Stinson, President of Mr. Payroll Corp. ("Mr. Payroll") to inquire as to Mr. Payroll's interest, if any, in an acquisition of Mr. Payroll by the Company. Mr. Payroll is a franchisor of check cashing kiosks located within convenience stores. Mr. Stinson advised Mr. Borer that Mr. Payroll was not for sale, and that Mr. Payroll might have an interest in acquiring the Company. Over the ensuing several months, Mr. Lang and Mr. Stinson had a series of conversations regarding the possible advantages to Mr. Payroll of an acquisition of the Company. In March 1995, Mr. Stinson orally advised Mr. Lang that, because Mr. Payroll did not have expertise in operation of company-owned stores and because Mr. Payroll's strategy was to expand its franchise network only through convenience store kiosks and not through full service stores like those franchised by the Company's subsidiaries, Mr. Payroll had determined not to pursue a transaction with the Company.

       Chris Formant, Managing Partner of the Bank Practices Group of the national accounting firm Coopers & Lybrand, L.L.P. and a franchisee of the Company, indicated in informal conversation with Mr. Lang in early 1995 that he would be interested in forming a group to acquire control of the Company by way of a substantial equity investment in the Company or otherwise. Mr. Formant also had indicated that a business associate of his, Mr. Timothy Clark of Growth Strategies, Inc., a business development consulting firm, might be interested in participating in, or might be able to assist the Company in the finding of, such a group.

       On behalf of the Company Board, in February 1995 Mr. Lang communicated with Messrs. Formant and Clark, inquiring as to their ability and interest in either forming a group or locating a party interested in pursuing such an acquisition of or substantial investment in the Company. In early March 1995, Messrs. Formant and Clark indicated to Mr. Lang that they were engaged in preliminary steps directed toward a possible major transaction for the Company.

       At its March 9, 1995 meeting, the Company Board met with Messrs. Formant and Clark. In such meeting they proposed that a new entity ("Newco") be formed, to be financed and owned principally by one or more third parties (including Messrs. Formant and Clark) but also by the Company's management, and that Newco acquire the Company by way of a merger or similar transaction. Messrs. Formant and Clark indicated to the Company Board that they had engaged in informal discussions with several banks and financial institutions which had expressed interest in a possible investment in, or acquisition of, the Company by way of such a transaction. At that meeting Messrs. Formant and Clark did not identify the parties with whom they had spoken, but did indicate the general parameters of what they believed to be transactions that might reasonably be consummated. Subsequent to that meeting the Company Board members reviewed among themselves the presentation by Messrs. Formant and Clark, and determined that it would be in the best interests of the Company to further seek their assistance in consummating a transaction of the type they had described in their presentation. On March 16, 1995, the Company engaged Mr. Clark's firm, Growth Strategies, Inc., on a contingent fee basis, to assist in arranging such a transaction.

       Over the ensuing months, Messrs. Formant and Clark jointly reported periodically to Mr. Lang on their efforts and progress. Their efforts ultimately resulted in the receipt of proposals from Dauphin Deposit Corporation and ADL Associates, discussed below.


       On May 4, 1995, Larry F. Lang, the Company's Chairman and Chief Executive Officer, met with representatives of Paradise. At that meeting the Paradise representatives informed Mr. Lang that those shareholders of the Company who are (or at the time were) affiliates of Paradise, and certain of their other clients who had contacted Paradise, were unhappy with the valuation and lack of liquidity for the Common Stock. They further informed Mr. Lang that, as with other similarly situated companies, the Company's small size and the lack of industry following would tend to make it difficult for the Company to raise capital in the public markets. The possibility of obtaining additional equity financing was discussed, but the Paradise representatives indicated that, given the Company's circumstances, such financing would likely not be obtainable on satisfactory terms. In addition, they reiterated their prior statements to the effect that those shareholders of the Company who are (or at the time were) affiliates of Paradise believed it to be in the best interests of the Company and its shareholders that the Company be restructured or sold.

       By way of a memorandum dated May 8, 1995, Mr. Lang informed the Company Board of his discussions with the Paradise representatives. Over the next several days, the Company Board members again reviewed among themselves various options available to the Company to increase shareholder value and liquidity. In addition to Messrs. Formant and Clark, the Company determined to seek from Paradise, and Paradise agreed to provide, without compensation, assistance in locating a party interested in pursuing a major transaction with the Company.

       In May 1995, Mr. Lang contacted Monetary Management Corporation ("MMC"), an industry competitor, and determined that MMC might be interested in acquiring the Company. On May 26, 1995, senior management of the Company met with representatives of MMC at their offices in Berwyn, Pennsylvania. On June 15, 1995, each member of the Company Board received a letter from MMC expressing an indication of interest for an all cash purchase of the Company at a range of $1.15 to $1.25 per share. On June 30, 1995, representatives of MMC met with Company management at the Company's offices in Tampa and toured several of the Company's stores. On July 17,1995, the Company received a proposed letter of intent from Dollar Financial Group, Inc. ("DFG"), the parent company of MMC, offering to acquire all of the outstanding stock of the Company for $1.15 per share in cash. DFG's offer was contingent upon, among other things, the sale of the Company's finance subsidiary, Check Express Finance, Inc., concurrent with the closing of the transaction with the Company. After a series of informal discussions with the other members of the Company Board, Mr. Lang responded to DFG's offer by way of a letter dated July 27, 1995, wherein he requested that DFG consider a higher offer for the Company and proposed that Company's management use its best efforts to effect a sale of the finance subsidiary, as opposed to the sale being a condition to closing of a transaction with DFG. Over the next several weeks, the Company's management team communicated with senior management of DFG and provided certain information requested by DFG.


       At its June 5, 1995 meeting, the Company Board met with representatives of Paradise, who, in their capacity as an unpaid advisor to the Company, presented the Company Board with a term sheet prepared by Paradise which summarized certain terms of a proposed transaction from Mr. Arthur Meyer and Mr. Stephen Selka ("Meyer-Selka"). Mr. Selka is a franchisee of the Company's wholly-owned subsidiary Check-X-Change Corporation and a significant shareholder of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The Company Board advised Paradise that the Company would be receptive to a formal proposal from Meyer-Selka; however, no formal offer was forthcoming. Mr. Selka has since entered into a Shareholder Agreement with Ace. See "THE MERGER -- Interests of Certain Persons in the Merger -- Shareholder Agreements."

       Also at its June 5, 1995 meeting, the Company Board noted that the terms of Mr. Lang's current employment agreement with the Company could require the payment of a substantial sum to Mr. Lang upon consummation of a transaction of the type then being considered by the Company. The Company Board acknowledged that such requirement might affect the attractiveness of the Company to a potential acquiror, and that consummation of any such transaction accordingly would require agreement as to Mr. Lang's employment and/or severance, satisfactory to both Mr. Lang and any acquiror of the Company. At that meeting the directors reviewed the termination and other provisions of Mr. Lang's employment agreement with the Company's legal counsel and evaluated the amount of payment that would be required under various possible circumstances. The other Company Board members inquired of Mr. Lang as to whether he might be willing to accept a reduced payment under certain circumstances in order to facilitate the consummation of a transaction, and Mr. Lang responded affirmatively.


       On June 11, 1995, Mr. Lang and Decker A. Todd, Vice President-Finance and Chief Financial Officer of the Company, met with representatives of Dauphin Deposit Corporation ("Dauphin"), a regional bank holding company, at their offices in Harrisburg, Pennsylvania. The meeting was arranged and attended by Messrs. Formant and Clark. At the meeting, the parties explored the potential synergies which could result from an acquisition of the Company by Dauphin. On June 12, each member of the Company Board received a letter from Dauphin expressing an interest in a possible all cash acquisition of the Company, subject to due diligence. On June 14, 1995, representatives of Dauphin met with Company management at the Company's offices in Tampa, Florida. Over the ensuing several weeks, Dauphin requested, and the Company provided, certain pro forma and other information, which Dauphin requested in order to further evaluate a possible transaction with the Company.

       As a result of contact by Messrs. Formant and Clark, on June 13, 1995, Management of the Company met with representatives of Bank South Corporation at the Company's offices and conducted exploratory discussions regarding the Company's operations, including the Company's computerized check cashing systems. Bank South informed the Company that it had an interest in a possible transaction if there existed an opportunity to add value and cost efficiencies to the Company's operations through its expertise in computerized operations and systems. On June 27, 1995, Bank South informed the Company that it had determined that it could not bring sufficient improvements to the Company's operations to justify pursuing a transaction with the Company.

       On August 18, 1995, with the discussions with Ace proceeding well, and after several informal discussions with the other members of the Company Board, Mr. Lang advised both Dauphin and DFG in writing that the Company expected to receive a bona fide all cash offer from another party to purchase all of the outstanding stock of the Company at a price within the range that he believed sufficient for the Company Board to recommend to the Company's shareholders that they vote in favor of the transaction. The Company requested that Dauphin and

DFG submit any offers or revised offers they might wish to make to the Company no later than 12:00 P.M. on August 21, 1995.

       Dauphin never submitted a formal proposal or offer to the Company, and on August 18, 1995, Christopher Jennings, Dauphin's Chairman and Chief Executive Officer, advised Mr. Lang that Dauphin was not interested in further pursuing discussions with the Company and would not submit an offer to acquire the Company.

       Also on August 18, 1995, Jeffrey Weiss, Chief Executive Officer of DFG, advised the Mr. Lang in writing that it DFG would not revise its offer.

       On August 31, 1995, as further discussed below, the Company and Ace entered into a letter of intent for the purchase by Ace, by way of a Merger of the Company with Acquisition, of all of the outstanding Common Stock of the Company at $1.20 per share.


       On September 19, 1995, after the Company and Ace entered into a letter of intent to consummate the Merger, the Company received a proposal from another bank for the acquisition of the Company for $1.25 per share. The identity of the bank and the particular terms of the offer are confidential under the terms of the proposal. Over the next several days members of the Company Board and senior management carefully evaluated the offer. Based on the facts that the bank did not have prior experience in the operation and franchising of check cashing stores and that the bank was not familiar with the Company, and based also on discussions with representatives of the bank, Company personnel were very concerned that completion of a transaction with the bank might take considerably longer than is typical of similar transactions.
In addition, they noted that, because banking is a regulated industry, there would be regulatory requirements to be met, not applicable to the transaction with Ace, which could further lengthen the time to complete a transaction. Management felt that these and other factors made the completion of a transaction with the bank considerably less likely than the consummation of the Merger transaction with Ace and Acquisition. Because of these and other factors, the Company determined that the offer was not sufficient to warrant terminating its letter of intent with Ace.


       The Company received a proposal on September 21, 1995 from ADL Associates ("ADL"), a capital group which invests in and acquires middle market companies, which Mr. Lang transmitted to the other members of the Company Board on September 22, 1995. A revised proposal was received by the Company on September 28, 1995, and transmitted by Mr. Lang to the other Company Board members the following day. ADL proposed, along with other terms, that it purchase $3.5 million of newly issued convertible preferred stock of the Company at an effective price of less than $1.20 per share. The proposal also called for the issuance to ADL of warrants to purchase additional shares of Common Stock at prices in the future pegged to current values, and the payment of certain management fees to ADL in perpetuity. At its October 5, 1995 meeting, the Company Board met with Messrs. Formant and Clark, who had joined ADL, and also Ehud D. Laska and Benjamin J. Douek, principals of ADL, to discuss the proposal. After analysis and discussion of the ADL proposal over the next several days, the members of the Company Board determined that it was in the best interests of the Company and its shareholders for the Company to continue to pursue the transaction with Ace. Mr. Lang advised Mr. Clark of the Company's intent by telephone on October 10, 1995.

       Discussions and Negotiations with Ace

       From April through November 1991, the Company and Ace engaged in negotiations regarding the proposed acquisition of all of the Company's outstanding capital stock in a cash merger having a basic structure similar to that of the Merger. The parties entered into a letter of intent in July 1991, but for various reasons did not complete the negotiation of or enter into a definitive acquisition agreement. Although that transaction was not consummated, the Company's management continued to communicate with Ace's management from time to time. Ace grew rapidly, and the Company Board believed that the Company might be an attractive acquisition candidate for Ace at some point; and, in fact, on several occasions when the Company contacted Ace, Ace expressed an interest in acquiring the Company's owned and operated locations (the "Check Express Owned Stores").

       Ace routinely reviews public announcements by its competitors in the check-cashing industry, like the Company. At its meeting on April 24, 1995, the Board of Directors of Ace (the "Ace Board") noted the public release of earnings by the Company for its fiscal year ended December 31, 1994.


       Shortly after the April 24, 1995 meeting of the Ace Board, Donald H. Neustadt, the President and Chief Executive Officer of Ace, and Mr. Lang spoke by telephone. In that conversation, Mr. Neustadt inquired about the Company's interest in selling the Check Express Owned Stores. Mr. Lang informed Mr. Neustadt that the Company would not consider a disposition of the Check Express Owned Stores separate from the Company's franchising operations. Because Mr. Neustadt indicated that Ace had an interest only in the Check Express Owned Stores, the discussion did not continue.

       On May 24, 1995, after informal discussions with the other Company Board members and as determined at the Company Board's March 9, 1995 meeting, Mr. Lang sent Mr. Neustadt a letter that outlined the strategic benefits available to Ace if it were to acquire the Company and its subsidiaries and a set of pro forma calculations based on the Company's historical financial information for its 1994 fiscal year. Mr. Neustadt evaluated that information, but reiterated to Mr. Lang Ace's interest only in the Check Express Owned Stores and stated his belief that, based on the pro forma calculations, the Ace Board would consider offering $3.8 million to $4.2 million for the Check Express Owned Stores. Mr. Lang advised Mr. Neustadt that the Company Board believed it would be in the best interests of the Company's shareholders if the Company were sold as a whole.


       Mr. Lang initiated a telephone conversation with Mr. Neustadt in mid-June 1995 to inform Mr. Neustadt that the Company had recently received a purchase proposal and to inquire as to Ace's interest in the Company. Mr. Neustadt responded that Ace's interest had not changed since their previous discussion.

       On August 3, 1995, after informal discussion among the Company Board members, the Company indicated in a public announcement that it would entertain proposals or offers regarding the sale of the Company or to effect other transactions to maximize shareholder value and liquidity. Mr. Lang called to inform Mr. Neustadt about the press release and to encourage Ace to formulate and make a proposal for the Company. Mr. Neustadt stated his belief that, based on the most recent financial information about the Company and the pro forma information provided to him in May, a price not significantly different than the price range he previously expressed would be appropriate for the entire Company if a market multiple were applied to the Company's earnings.

       In separate informal discussions thereafter with certain other members of the Ace Board, Mr. Neustadt and the other directors of Ace acknowledged that any acquisition of the Company by Ace would have to involve not only the Check Express Owned Stores, but also the Company's franchising operations. Mr. Neustadt and the other members of Ace's management began to discuss the ways in which Ace might approach the Company's franchising operations if they were acquired.

       Mr. Neustadt reviewed the Company's public release, on August 14, 1995, of its earnings for the fiscal quarter and six months ended June 30, 1995. The following day Mr. Neustadt requested that Mr. Lang send additional financial data of the Company for Ace's review. That data, which Mr. Lang then sent, consisted of detailed profit and loss information for the Check Express Owned Stores on a store by store basis and by business segment for the Company and its subsidiaries for the six months ended June 30, 1995.

       On August 16 - 18, 1995, Mr. Neustadt and other members of Ace's management evaluated the data received from Mr. Lang and discussed among themselves, with other members of the Ace Board, and with Ace's counsel the possibility of making a proposal to acquire the Company. The other members of Ace's management included R. Edward McCarty, Senior Vice President -- Operations, and Mike Edwards, Vice President -- Eastern United States Operations. The key issues discussed were the operational synergies that might result from an acquisition and the corresponding price range that Ace would be willing to offer for the Company; the structure, cost, and time schedule for the acquisition; the alternatives available to Ace for dealing with the Company's franchising operations; and Ace's desire to avoid protracted negotiations or becoming involved in a bidding contest. Mr. Neustadt discovered from informal separate discussions with other members of the Ace Board that the Ace Board would be willing to offer a purchase price in excess of $4.5 million for the entire Company, based on the financial analysis performed to date by Ace's management.


       On August 18, 1995, at Mr. Neustadt's request, a representative of the investment firm that had served as the managing underwriter for Ace's initial public offering in December 1992 contacted a representative of Paradise to inquire about the attitude of those principal shareholders of the Company, who were affiliates of Paradise, regarding the sale of the Company in general, the proposals or offers received by the Company to date, and the possibility of an offer by Ace to acquire the Company. Ace thereby discovered that those principal shareholders of the Company were quite interested in a sale of the Company.


       On that same date, Mr. Neustadt contacted Mr. Lang by telephone and obtained assurances from Mr. Lang that the Company Board had not yet determined to accept any other proposal or offer that the Company had received, that Mr. Lang believed that the Company Board would seriously consider a proposal or offer by Ace, and that Mr. Lang believed that the Company Board would be willing to grant exclusivity to Ace or enter into an arrangement with Ace involving a break-up fee, if Ace submitted a proposal or offer to acquire the Company that was otherwise satisfactory to the Company Board and management of the Company. Based on such assurances, Mr. Neustadt and Mr. Lang scheduled a meeting of certain members of Ace's management and of the Company's management for the following Monday at the Company's executive offices in Tampa, Florida.

       On August 20, 1995, Messrs. Neustadt, McCarty and Edwards traveled to Tampa for the next day's meeting and visited various locations of the Company in the Tampa area.

       The meeting on August 21, 1995 at the Company's executive offices involved Messrs. Neustadt, McCarty and Edwards of Ace and Mr. Lang and certain members of the Company's management in charge of its franchising operations. The initial hours of the meeting were spent discussing the franchise operations of the Company to permit Ace's representatives to better understand those operations, and assess their potential benefits and risks to Ace, and identify the alternatives available to Ace with respect to those operations if Ace acquired the Company. Those alternatives identified by Ace were basically three: continuation of the franchising operations as conducted by the Company; continuation of the operations with existing franchisees, but without any further or additional franchising; and restructuring or even ceasing such operations by agreement with the existing franchisees. Thereafter at the meeting, the participants discussed in detail other significant aspects of the Company's business and affairs, historical financial performance, and prospects. Following such discussions, the representatives of Ace and the Company negotiated the basic terms of the Merger, including the purchase price of $1.20 per share of Common Stock to be paid by Ace, the circumstances in which either party would be obligated to pay liquidated damages upon that party's termination of their agreement, and the amount of such liquidated damages payment.

       On the same day, because of the progress of their discussions, the representatives of Ace and the Company also negotiated, with their respective counsel, and signed a Confidentiality Agreement between the Company and Ace, containing mutual nondisclosure obligations with respect to the parties' confidential information.


       At the end of such day, having acknowledged that Mr. Lang's employment with the Company would not continue after an acquisition by Ace, Mr. Lang and Mr. Neustadt began discussions about the terms of a severance agreement between the Company and Mr. Lang to be effective at the time of the acquisition. No agreement regarding severance arrangements for Mr. Lang were reached at this time. The other members of the Company Board were advised by Mr. Lang the following day of the nature of his discussions with Mr. Neustadt regarding his severance arrangements.

       On August 22, 1995, Mr. Neustadt presented Mr. Lang with a proposed term sheet that was intended to express in writing the basic terms of the proposed transaction between the Company and Ace negotiated at the August 21st meeting. On August 22 and 23 1995, Messrs. Lang and Neustadt, with counsel for the Company and Ace, negotiated the term sheet. On August 23, 1995, after informal discussions with the other members of the Company Board, including advising such other Board members of discussions regarding his severance arrangements, Mr. Lang presented Mr. Neustadt with a proposed revision of the term sheet. A principal concern of the Company Board was the breakup fee sought by Ace. Though the Company Board objected to Ace's proposals both as to the amount of the breakup fee and the circumstances under which it would be required to be paid, Mr. Neustadt indicated that Ace would not proceed if the Company did not agree to that aspect of Ace's proposal. The Company Board members believed that, notwithstanding the breakup fee provision, it would be in the best interests of the Company and its shareholders to proceed with the transaction. The term sheet was not completed or signed by the parties. Instead, when Messrs. Lang and Neustadt determined that the basic terms were sufficiently agreed, the Company and Ace and their respective counsel began drafting and negotiating a letter of intent between the parties.


       The proposed acquisition of the Company was the principal topic discussed at the meeting of the Ace Board on August 24, 1995. At the meeting, Mr. Neustadt reviewed for the Ace Board various pro forma calculations he had prepared, based on financial data received from the Company, to indicate the possible effects on Ace's business and performance of the proposed acquisition of the Company, including the perceived benefits and risks related to the Company's franchising operations and the alternatives available to Ace in dealing with those operations. Mr. Neustadt also noted for the Ace Board the possibility of significantly enhancing the revenue at the Check Express Owned Stores by Ace's offering small consumer loans in those jurisdictions. As the result of Mr. Neustadt's presentation and related factors discussed by Ace's directors, the Ace Board authorized the management of Ace to negotiate and sign a letter of intent to purchase the Company at the negotiated purchase price of $1.20 per share of Common Stock.


       From August 24 until August 31, 1995, the parties and their respective counsel negotiated the letter of intent. As the result of the preparation and negotiation of the term sheet, the principal remaining issues negotiated were the term of the letter of intent and covenants regarding the conduct of the business of the Company prior to the Closing. The letter of intent was signed on August 31, 1995, and a public announcement thereof was made by the parties. The Company Board ratified the letter of intent at its October 5, 1995 meeting. The letter of intent contemplated that severance arrangements would be entered into with the Company employees, but did not set forth, and as of the date thereof there was no agreement as to, the terms of the Lang Severance Agreement.


       In September and the first part of October 1995, the parties and their counsel prepared and negotiated the terms of the Merger Agreement. In addition to the terms normally addressed in an acquisition agreement, the negotiations focused on (a) Ace's desire to obtain from certain principal shareholders of the Company an agreement to vote in favor of the Merger, and (b) a more detailed description of the events that would require either party to pay liquidated damages (as a break-up fee) to the other party in the event of a termination of the Merger Agreement. See "-- Provisions of the Merger Agreement" below.


       Also during this period, Mr. Lang and Mr. Neustadt had numerous telephone conversations and other communications regarding Mr. Lang's severance agreement with the Company, to be effective on the date of the Closing (the "Closing Date"). The key issues negotiated included the severance amount to be paid to Mr. Lang upon the early termination of his employment agreement with the Company, the terms on which Mr. Lang would be entitled to obtain franchises of locations from a subsidiary of the Company, the extent to which Mr. Lang would release claims against the Company, the release of Mr. Lang from his personal guarantee of certain indebtedness of the Company, and the extent of Mr. Lang's covenant not to compete with Ace and its affiliates subsequent to the Merger. During this period Mr. Lang kept the Company Board generally advised of the progress of his discussions with Mr. Neustadt regarding his severance agreement. In approving the Merger, the Company Board was aware of and considered and approved the terms of the Lang Severance Agreement. See
"-- Interests of Certain Persons in the Merger -- Agreement and Release" below.


       Mr. Neustadt discussed the progress of the negotiations of the Merger Agreement with various other members of the Ace Board from time to time in separate informal conversations, and one or more drafts of the Merger Agreement were provided to the members of the Ace Board. By resolutions contained in a written consent dated as of September 25, 1995, the members of the Ace Board unanimously approved the Merger and the terms of the Merger Agreement they had reviewed (and with such changes thereto as Mr. Neustadt or other members of Ace's management may approve) and authorized the executive officers of Ace to sign the definitive Merger Agreement when negotiated.

       During the same period, Mr. Lang discussed the progress of the negotiations of the Merger Agreement with various other members of the Company Board from time to time in a series of informal conversations, and drafts of the Merger Agreement were provided to the members of the Company Board. At a meeting held on October 5, 1995, the Company Board unanimously determined that the Merger is fair to, and in the best interests of, the Company's shareholders, unanimously approved the Merger and the terms of the Merger Agreement (with such changes thereto as Mr. Lang should approve), authorized the executive officers of the Company to sign the definitive Merger Agreement when negotiated, and determined to recommend approval by the Company's shareholders. See "THE MERGER -- Reasons for the Merger; Recommendations of the Board of Directors."

       In early October 1995, Mr. Lang contacted certain principal shareholders of the Company to obtain their written agreement to vote in favor of the Merger and the Merger Agreement at the special meeting of the shareholders of the Company that would be called to consider the Merger and the Merger Agreement and to grant Ace a proxy with respect to such vote. Such voting agreements from certain principal shareholders of the Company, as set forth in the Shareholder Agreement and Irrevocable Proxy signed by each such shareholder (collectively, "Shareholder Agreements"), were a condition to Ace's entering into the Merger Agreement. Shareholders of the Company holding approximately 32.8% of the outstanding Common Stock signed the Shareholder Agreements in favor of Ace. See "-- Interests of Certain Persons in the Merger -- Shareholder Agreement and Irrevocable Proxies" below.


       On October 13, 1995, the Company, Ace and Acquisition signed and publicly announced the Original Merger Agreement dated that day. For a description of the terms of the Merger Agreement, see "-- Provisions of the Merger Agreement" below. As of October 13, 1995, Mr. Lang, the Company and Ace entered into the Agreement and Release, setting forth the terms of Mr. Lang's severance pay and other rights effective on the Closing Date. In approving the Merger, the Company Board was aware of and considered and approved the terms of the Lang Severance Agreement. The Company Board noted the benefits to be received thereunder by Mr. Lang, but further noted that Mr. Lang made significant concessions under the Lang Severance Agreement, including but not limited to foregoing a substantial sum of severance pay that otherwise would be payable under his employment agreement upon consummation of the Merger. See "--Interests of Certain Persons in the Merger -- Agreement and Release" below.


       From October 18 through October 20, 1995, Messrs. Neustadt and McCarty and other members of Ace's management met with Mr. Lang and other employees of the Company at the Company's executive offices in order to gain a greater knowledge of the Company's franchising operation, meet certain executive officers and key employees of the Company, review certain employment records and evaluate recent marketing efforts of the Company.

       Following execution of the Merger Agreement, representatives of Ace also began discussions with the Money Order Supplier (as defined below) regarding financing for the Merger and submitted to the Money Order Supplier various information regarding the Company and the proposed Merger.

       On November 15, 1995, First Equity Corporation of Florida delivered its written fairness opinion to the Company Board. See "-- Opinion of Financial Advisor" below.


       At a meeting on November 22, 1995, the Company Board ratified and approved the Merger Agreement, determined that the Merger is fair to and in the best interests of the Company and its shareholders, and determined to recommend to the Company's shareholders that they approve and adopt the Merger Agreement and approve the Merger. In approving the Merger, the Company Board was aware of and considered and approved the terms of the Lang Severance Agreement. The Company Board also approved the fairness opinion received from the Financial Advisor and the form and content of this Proxy Statement.

        On November 30, 1995, Ace lent the Company $450,000, See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

        The original Merger Agreement was amended, by an Amendment dated December 20, 1995, to revise one date set forth in the original Merger Agreement to reflect the updated schedule for the Merger. That Amendment is part of the Merger Agreement accompanying this Proxy Statement as Appendix A.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS


       In determining to recommend approval of the Merger, the Company Board considered many factors; the following are all of the material factors considered:


       (1) The Company's core business, check cashing, requires substantial amounts of cash "inventory" for operations. The Company believes that with its present cash and credit lines it has sufficient capital to continue its present level of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." However, in order to realize what the Company believes to be significant growth potential of its stores and to continue to support the Company's expanding store and other operations, the Company believes that, in the near future, it would have to obtain additional cash. The Company's current credit relationships are such that the Company Board is not confident that such funds can be obtained. On the other hand, Ace has credit arrangements that would provide it sufficient funds to operate all the Company's locations and realize their growth potential. Consequently, Ace is in a position to offer a price that reflects the Company's earnings potential, while the Company may not be in a position to realize such potential.


       (2) Before entering into the Merger Agreement, the Company, with the involvement of its investment bankers and consultants, undertook a comprehensive effort to locate other potential purchasers. As a result of such effort, several offers and proposals to acquire the Company were received. The Company Board evaluated all offers and indications of interest on the basis of a number of factors, including each proposal's underlying per share valuation of the Common Stock, the likelihood of successfully completing the proposed transaction, the estimated timing in completing the proposed transaction, and the anticipated costs of completing the transaction. Prior to entering into the Merger Agreement with Ace and Acquisition, all offers were at an effective valuation of less than $1.20 per share. After announcing the Merger Agreement, the Company received additional offers. But, no other offer received has presented a high enough price and a high enough likelihood of completion to justify terminating the Merger Agreement. See
       "Background of the Merger," above.


       In addition, the Company has explored the availability of funds from other sources, including lenders and third parties who had expressed interest in making a substantial investment in the Company, but has not located an adequate source of funds. Based on discussions with the Company's investment bankers, the Company Board also has determined that it would not be cost effective to raise capital in the public debt or equity markets. The Company Board believes that the Merger is the best of the alternatives that has been offered or made available to the Company and its shareholders.


       (3) In informal discussions, Paradise, the brokerage firm through which most of the Company shareholders (other than directors and other affiliates of the Company) acquired their shares of Common Stock has indicated that it believes the Merger will be in the best interests of the Company's shareholders, and more favorable to the shareholders than other transactions that have been considered by the Company Board.


       (4) The Board of Directors also has given significant weight to the opinion of its Financial Advisor (attached as Appendix B hereto) to the effect that the consideration to be paid to the shareholders of the Company is fair to the shareholders from a financial point of view. See "THE MERGER -- Opinion of Financial Advisor."

       (5) Information available to the Company Board with respect to the financial condition, results of operations and business of the Company on both an historical and a prospective basis.

       (6) The all-cash consideration to be received by shareholders in the Merger and the opportunity for all shareholders to convert to cash all of their shares of Common Stock.

       (7) The financial ability of Ace and Acquisition to consummate the Merger.

       (8) The fact that the Merger Agreement permits the Company to pursue a more favorable transaction should one materialize (although the Company would then be required to pay Ace $300,000 in liquidated damages).

       In view of the variety and number of factors considered in connection with its evaluation of the Merger Agreement, the Company Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the factors considered in reaching its decision.


Upon consummation of the Merger, current shareholders of the Company will cease to have any continuing interest in the Company, other than the right to payment of the Merger Consideration in accordance with the terms of the Merger Agreement. Accordingly, after consummation of the Merger, they will have no opportunity to participate in any appreciation in the value of Common Stock, other than the foregoing. However, the Company Board did not identify any disadvantages to the Company's shareholders of consummation of the Merger.


       THE COMPANY BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS FAIR TO, THE HOLDERS OF SHARES OF THE COMPANY'S COMMON STOCK. ACCORDINGLY, THE COMPANY BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF FINANCIAL ADVISOR

       The Company has engaged First Equity Corporation of Florida (the "Financial Advisor" or "First Equity") in connection with the transactions contemplated by the Merger Agreement and to render its opinion as to the fairness, from a financial point of view, to the shareholders of the Company, of the Merger Consideration. The amount of the Merger Consideration was determined through negotiations between the Company and Ace, and not the Financial Advisor.

       There is not and has not been any material relationship between the Company or, to the Company's knowledge, any of the Company's affiliates and the Financial Advisor, and no such relationship is contemplated.

       On November 15, 1995, the Company Board received, and the Company Board expects to receive as of the Closing, a written opinion from the Financial Advisor that, as of such date, the consideration to be received by the

Company's shareholders pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. The Financial Advisor's opinion is addressed to the Company, the Company Board and the Company's shareholders, and the Company's shareholders are entitled to rely upon such opinion. The Financial Advisor has confirmed its written opinion as of the date of this Proxy Statement.


       THE FULL TEXT OF THE OPINION OF THE FINANCIAL ADVISOR, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE FINANCIAL ADVISOR, DATED THE DATE OF THIS PROXY STATEMENT IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE FINANCIAL ADVISOR'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID IN THE MERGER TO THE COMPANY'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF THE COMPANY'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF THE FINANCIAL ADVISOR SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS APPENDIX B.

       In rendering its opinion, the Financial Advisor: (1) reviewed the Merger Agreement; (2) reviewed certain publicly available business and financial information pertaining to the Company; (3) reviewed certain other information provided to the Financial Advisor by the Company and prepared by the Company in the ordinary course of its business; and (4) met with the management team of the Company to discuss the business, financial condition and results of operations, and prospects of the Company, as well as the Merger and the terms of the Merger Agreement. The Financial Advisor also considered certain financial and stock market data regarding the Company and compared that data with similar data for other companies in businesses similar to those of the Company, including Ace. In addition, the Financial Advisor considered the financial terms of certain other business combinations that had recently been effected or proposed. The Financial Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market data as it deemed relevant.


In connection with its review, the Financial Advisor did not independently verify any of the foregoing information and relied on such information as being complete and accurate in all material respects. With respect to any forecast or projected financial information, the Financial Advisor assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, the Financial Advisor did not make an independent evaluation or appraisal of any of the assets of the Company.


       In connection with rendering its opinion, the Financial Advisor considered a variety of valuation methods. The material valuation methods used are summarized below. These analyses taken together provided the basis for the Financial Advisor's opinion.


       (1) Comparable Company Analysis. Using publicly available information, the Financial Advisor attempted to identify other companies which, in the Financial Advisor's judgment, were comparable to the Company for the purpose of comparing historical operating and financial data, stock data and financial ratios. In attempting to identify comparable companies, the Financial Advisor considered such financial information as earnings per share for the latest twelve months ("LTM"), fiscal 1994 and estimates for fiscal 1995; book value per share; price multiples for LTM earnings per share, fiscal 1994 earnings per share and estimated 1995 earnings per share; market capitalization; and profitability. The Financial Advisor generally found that historical data relating to the Company was not comparable to any other Companies considered. Further, because of the Company's lack of earnings in recent periods, the Financial Advisor did not develop any meaningful conclusions from this analysis.

       (2) Selected Transaction Analysis. Using publicly available information, the Financial Advisor also sought to identify recently completed or pending transactions which, in the Financial Advisor's judgment, were comparable to the Merger for the purpose of this analysis. The Financial Advisor did not identify any such transactions, and no meaningful conclusions were developed by the Financial Advisor from this analysis.


       (3) Trading History of the Common Stock. The Financial Advisor analyzed the price and trading volume history for the common stock of the Selected Companies and the Company over the preceding year. The trading history of the Selected Companies' common stock was reviewed to examine trends in the industry and to examine industry factors affecting the Common Stock.

       (4) Break-Up Analysis. The Financial Advisor performed a break-up analysis to identify and value the principal asset components of the Company, including installment notes receivable, Company owned stores and franchise operations. In view of the lack of available information on comparable companies and industry transactions, the break-up analysis incorporated generally accepted industry valuation measures as well as traditional market indications which were applied to determine a range of values for the individual asset components. Other corporate assets not included within the principal components were valued at book value. Intangibles were excluded from the analysis. Total liabilities were then deducted to arrive at a net asset valuation assuming the individual components and other assets could be liquidated separately.

Installment Notes Receivable. At September 30, 1995, the Company had installment notes receivable, net, of $2,691,957. These notes receivables represent the major portion of the assets of the Company's subsidiary Check Express Finance, Inc. ("CEF"), the Company's finance subsidiary operating mainly in the used automobile financing industry. The Company has entered into a letter of intent contemplating the sale of the assets or stock of CEF. See "BUSINESS OF THE COMPANY -- General." In negotiating such letter of intent, the Company valued its notes receivable at between 60% and 70% of the gross amount of the receivables. The Financial Advisor determined that, based on a gross amount of approximately $3,965,000 and a value of between 60% and 70% of the gross amount, the installment notes receivable would have an estimated value of between $2,379,000 and $2,776,000.

Company Stores. The Financial Advisor concluded that the check cashing industry typically values check cashing stores at between 70% and 100% of gross revenues and three times cash flow. This is consistent with the Company's experience in acquiring other check cashing locations. The Financial Advisor determined that, based on projected 1995 store revenues of $4,8000,000, the Company's owned stores, including property and equipment, would have an estimated value of between $3,360,000 and $4,800,000, while based on projected 1995 cash flow of $979,000 such stores would have an estimated value of approximately $2,937,000.

Franchise Operations. The Financial Advisor determined that no industry or other guidelines would be appropriate under the circumstances to value the Company's franchise operations or franchise businesses in general. Two approaches were considered in estimating the value of the Company's franchise operations. The first approach capitalized the net income of the franchise operations at a multiple which was derived from analysis of specialty financial services companies, adjusted for size and risk. The average projected 1995 multiple for specialty financial services companies of 17.2 was converted to an earnings yield of 5.8% (100% / 17.2). A risk premium of 50% was applied to adjust for the size and uncertainty of the Company's franchise operations relative to the publicly traded group of specialty financial services companies. The resulting earnings yield of 8.7% was converted to a price-earnings ratio of 11.5(100% / 8.7) and applied to adjusted net income of the Company's franchise operations. In calculating adjusted net income, expenses of $530,365 relating to the Company's operations support group were added to total operating expenses for franchise operations. The Financial Advisor determined that these expenses were substantially for the benefit of franchise operations and, indeed, necessary to sustain the existing base of royalties and franchise sales. Thus, stated pretax income from franchise operations of $839,942 was reduced by $530,365 resulting in adjusted pretax income of $309,577. Pro forma taxes of $117,639 were deducted using a 38% tax rate resulting in adjusted net income of $191,938, indicating an estimated value of approximately $2,207,000.

A second approach used to value franchise operations considered the ongoing revenue stream from franchise royalties. This approach assumed that franchise sales had no value since 1995 projected sales operating expenses of $551,439 exceeded projected sales revenues of $323,500. Franchise royalties for December were annualized at $1,578,420. Franchise support expenses of $327,503 and operations support expenses of $530,365 were deducted to arrive at net income from franchise royalties. Pro forma taxes of $273,810 were deducted assuming a 38% tax rate, resulting in pro forma cash flow from royalties of $446,742. In arriving at a discount factor, a five year estimated average remaining life was used and a 10% interest rate was applied resulting in an estimated value of approximately $1,693,000.

Other Corporate Assets. Other corporate assets, including cash, accounts receivable, notes receivable, recoverable income taxes, prepaid expenses, and other assets were valued at their respective balance sheet amounts at September 30, 1995 and totaled $3,584,000.

Total Assets. Based on the foregoing, the Financial Advisor estimated the total value of the Company's assets to be between approximately $10,593,000 and approximately $13,367,000.

Liabilities. Total liabilities at September 30, 1995 of $6,455,000 were deducted from total assets to arrive at an estimated net asset value range for the Company of between approximately $4,138,000 and approximately $6,912,000.



Net Asset Value Per Share. Estimated net asset value per share was calculated by adding the proceeds from presently exercisable options to estimated net asset value and dividing by the total number of shares outstanding after such exercise, resulting in an estimated net asset value per share of between approximately $0.82 per share and approximately $1.33 per share.



       (5) Discounted Cash Flow Analysis. No discounted cash flow analysis was performed except as to valuation of the Company's franchise operations as part of the break-up analysis described above.


       (6) General. The Financial Advisor also considered various industry related and other factors.

       In preparing its opinion to the Company Board, Financial Advisor performed a variety of financial and comparative analyses, including those described above. This summary of such analyses does not purport to be a complete description of the analyses underlying the Financial Advisor's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such opinion is not readily susceptible to a summary description. In arriving at its opinion, the Financial Advisor did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. The Financial Advisor made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and the Financial Advisor. Any estimates contained in the Financial Advisor's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates are inherently subject to uncertainty, neither the Company, Ace, the Financial Advisor nor any other person is responsible for their accuracy.

       In rendering its opinion, the Financial Advisor expressed no view and made no recommendations to the Company's shareholders with respect to how such holders should vote on the Merger.

       First Equity is a regionally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. The Company Board selected and retained the Financial Advisor to act as financial advisor in connection with the Merger on the basis of such experience and other relevant factors. See "-- Background of the Merger."

       The Company has paid the Financial Advisor a fee of $25,000, and has reimbursed the Financial Advisor for certain of its out-of-pocket expenses aggregating less than $500, in connection with such firm's analysis and opinion.

PROVISIONS OF THE MERGER AGREEMENT

       Conversion of Shares


       At the Effective Time, and without any action on the part of the Company, Ace or Acquisition, or any holder of any shares of Common Stock, each outstanding share of Common Stock (other than Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration.
See "--Surrender of Certificates" below. Dissenting Shares will have the right to receive such consideration as may be determined to be due to the holders of such shares pursuant to Florida law, but will have no other rights.


       Each share of common stock, $0.01 par value of Acquisition outstanding and held by Ace as of the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock of the Company as the surviving entity in the Merger. For a discussion of the treatment of Options and Warrants in the Merger Agreement, see "-- Outstanding Options and Warrants" below. For a discussion of the rights of holders of Dissenting Shares, see "RIGHTS OF DISSENTING SHAREHOLDERS."

       Conditions to the Merger

       The obligations of the Company to effect the Merger are subject to the satisfaction of certain conditions, including, among others, that (1) Acquisition and Ace shall have fulfilled all their obligations under the Merger Agreement; (2) all of the representations and warranties of Acquisition and Ace shall have been true and correct as of the date of the Merger Agreement and shall be true and correct as of the Closing Date; (3) the Company shall have received an opinion of counsel to Acquisition and Ace as to certain matters;
(4) no action, proceeding, or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted, or entered to restrain or prohibit the carrying out of the Merger; and (5) all of the agreements, documents and instruments contemplated by or attached as exhibits to the Merger Agreement shall have been executed and delivered.

       The obligations of Acquisition and Ace to effect the Merger are subject to the satisfaction of certain conditions, including, among others, that (1) the Company shall have fulfilled all its obligations under the Merger Agreement; (2) all of the representations and warranties of the Company shall have been true and correct as of the date of the Merger Agreement and shall be true and correct as of the Closing; (3) Acquisition and Ace shall have received an opinion of counsel to the Company as to certain matters; (4) there shall have occurred no material adverse change in the amount of $25,000 or more in the business, properties, assets, liabilities, results of operations, prospects, or condition, financial or otherwise, of the Company from that reflected in the Company's consolidated balance sheet as of June 30, 1995, and the related consolidated statements of income, changes in shareholders' equity, and changes in cash flow for the year then ended; (5) Acquisition and Ace shall have completed a due diligence investigation of the Company and shall be satisfied in their sole discretion with the results thereof; (6) the Company shall have obtained all approvals and consents of third parties and any governmental body that are necessary for the Company's Closing; (7) the Merger shall have been approved by the Company's shareholders in accordance with Florida law, and not more than 5% of the Company's shareholders shall have exercised dissenters' rights under the Florida Business Corporation Act; (8) no action, proceeding, or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted, or entered to restrain or prohibit the carrying out of the Merger; (9) all of the agreements, documents and instruments contemplated by or attached as exhibits to the Merger Agreement shall have been executed and delivered; and (10) Ace shall have secured and closed a financing arrangement acceptable to Ace to provide the funds necessary to consummate the Merger, and shall have received the consent of its senior secured lender that is necessary for Ace's consummation of the financing and transactions contemplated by the Merger Agreement.

       Conduct of Business Pending the Merger


       Pending consummation of the Merger, the Company has agreed


       (1) to afford Ace, Acquisition and their representatives full access to and the right to inspect, review, and make copies of its assets, properties, books, contracts, commitments and records, view the Company's physical properties and communicate with key employees and customers and suppliers, and in connection therewith to furnish such information and materials as Ace and Acquisition may reasonably request;

       (2) to conduct its operations in the ordinary and usual course of business consistent with past and current practices, and use its best efforts to maintain and preserve intact its organization and goodwill, to retain the services of key officers and employees, and to maintain current business relationships;

       (3) to advise Acquisition and Ace of material operational matters and the general status of ongoing operations;

       (4) to notify Acquisition and Ace of any emergency or other change in the normal course of business, and of any governmental complaint, investigation, hearing, or communication indicating the same may be contemplated;

       (5) to use its best efforts to take no action that, and not fail to take any action the failure to take which, would cause or permit its representations and warranties to be untrue in any respect at the Closing; and

       (6) not to (i) declare, pay or set aside for payment any dividend or distribution with respect to its capital stock; (ii) make any change in its capital structure, (iii) redeem, purchase, or otherwise acquire any of the Common Stock or any warrant or option to purchase Common Stock, except for an amount not greater than the amount that would be paid therefor under the Merger Agreement; (iv) make any material loan or advance to any shareholder, officer, director or employee of the Company; or (v) increase the compensation of or pay or accrue any bonus to any employee of the Company other than in accordance with established practices.

       Mutual Covenants

       The Company on the one hand, and Acquisition and Ace on the other hand, have agreed with each other (1) that each will notify the other or others in writing of any facts that would make any of the notifying party's or parties' representations and warranties under the Merger Agreement untrue in any material respect, or that would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities, or condition (financial or otherwise) of the notifying party or parties taken as a whole; (2) to use their best efforts and cooperate in proceeding to Closing;
(3) to make all press releases and similar announcements jointly, subject to regulatory and other requirements; (4) to provide to the other copies of all Securities and Exchange Commission and other governmental filings; and (5) to maintain the confidentiality of information received from the other or others.

       No Solicitation Provision

       The Company has agreed not to (1) initiate, solicit or encourage, or take any other action intended or designed, directly or indirectly, to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any "Competing Transaction" (as defined below), or (2) enter into discussions with or negotiate with any person or entity or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or (3) agree to or endorse any Competing Transaction, or authorize any person to take such action. The Company also agreed to direct and instruct and use its best efforts to cause its representatives not to take any such prohibited action, and to notify Ace of the receipt and material terms of any such inquiries or proposals as are received. "Competing Transaction" includes, among other things (other than the transactions contemplated by the Merger Agreement), (1) any merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of the assets of the Company or issuance of ten percent or more of the outstanding voting securities of the Company; (3) any tender or exchange offer for ten percent or more of the outstanding Common Stock; (4) any solicitation of proxies in opposition to the Merger; and (5) the acquisition by any person or group of persons acting together of ten percent or more of the outstanding shares of Common Stock or of control of the Company.

       Notwithstanding the foregoing, the Company may review and respond to an unsolicited proposal from a third party if and to the extent that the Company Board, after consultation with legal counsel, determines in good faith that such action is required or may reasonably be required for the Board of Directors to comply with its fiduciary duties to the Company's shareholders, provided that the Company obtains a confidentiality agreement from such party and further provided that the Company notifies Ace prior to responding and keeps Ace informed as to the matter.

       Termination and Liquidated Damages


       The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Company's shareholders,
(1) by mutual consent of the parties to the Merger Agreement, (2) by either party after February 15, 1996 if a condition to such party's obligations to consummate the Merger has not been satisfied; (3) by Ace if there has been a breach by the Company of any of its covenants, agreements, representations or warranties under the Merger Agreement; (4) by the Company if there has been a breach by Acquisition or Ace of any of their covenants, agreements, representations or warranties under the Merger Agreement; (5) by either Ace or the Company if any governmental action prevents or prohibits Closing; (6) by either Ace or the Company if the Merger Agreement shall fail to receive the requisite vote for approval by the Company's shareholders; (7) by either Ace or the Company if the Company Board recommends to its shareholders any Competing Transaction or if a third party consummates a Competing Transaction and gains control of the Company. Provisions regarding confidentiality, press releases and payment of expenses of the transaction shall survive termination of the Merger Agreement.


       If the Merger Agreement is terminated (1) in connection with the approval by the Board of Directors, the recommendation by the Board of Directors that the Company's shareholders approve, or the consummation of a Competing Transaction; (2) on account of the failure of the Company's shareholders to approve the Merger; (3) on account of a breach by the Company of its obligations under the Merger Agreement; or (4) on account of a material breach of any representation or warranty of the Company that is within the knowledge of certain key personnel, then the Company shall pay to Ace, promptly after termination of the Merger Agreement, liquidated damages of $300,000 in immediately available funds. Such payment shall not limit any right of Ace to recover monetary damages, including consequential and punitive damages, in connection with any wrongful act of the Company.

       If the Merger Agreement is terminated by the Company on account of a breach by Acquisition or Ace of their obligations under the Merger Agreement or on account of a material breach of any representation or warranty of Ace or Acquisition, then Ace shall pay to the Company, promptly after termination of the Merger Agreement, liquidated damages of $200,000 in immediately available funds. Such payment shall not limit any right of the Company to recover monetary damages, including consequential and punitive damages, in connection with any wrongful act of Acquisition or Ace.

       Amendments and Waivers

       The Merger Agreement may be amended, modified, or supplemented, at any time before the Effective Time, only by a written instrument executed by the parties against which enforcement of the amendment, modification, or supplement is sought.

       Shareholder approval of the Merger Agreement and the Merger will not expire and is not subject to reconsideration in the event of an extended delay or material change in the Company or its prospects. However, the Company Board can, under certain circumstances, terminate the Merger Agreement and abandon the Merger after shareholder approval is obtained.


EFFECT OF THE MERGER ON THE COMPANY

       At the Effective Time, the Company, as the surviving corporation, will continue to exist as a Florida corporation and will be a wholly owned subsidiary of Ace. Consequently, the current shareholders of the Company will have no continuing interest in the Company. Following the Merger, there will be no public trading market for the capital stock of the Company, and the Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended. Pursuant to the Merger Agreement, the Articles of Incorporation and the Bylaws of the Company in effect immediately before the Effective Time will be the Articles of Incorporation and the Bylaws of the Company as the surviving corporation following the Merger.

SOURCE AND AMOUNT OF FUNDS

       If the Merger is consummated, Ace will be required under the Merger Agreement to pay cash to the holders of shares of Common Stock, Options and Warrants in each case outstanding immediately before the Effective Time, in the aggregate amount of approximately $6.2 million. In addition, Ace will be obligated to pay an aggregate $287,000 to Mr. Lang over a two-year period under the Lang Severance Agreement (see "-- Interests of Certain Persons in the Merger -- Agreement and Release" below) and a maximum aggregate $360,000, over a period of up to three years, as severance to certain other current key employees of the Company whose employment may be terminated upon Closing.

       Ace intends to borrow substantially all of such amounts from Ace's money order supplier, American Express Travel Related Services Company, Inc. (the "Money Order Supplier"), under the existing 1992 Master Agreement, as amended, between Ace and the Money Order Supplier (the "Money Order Agreement").

       The Money Order Agreement includes, among other things, a revolving advance commitment by the Money Order Supplier, in the maximum aggregate amount of $15.0 million, on which Ace may draw for the purpose of its expansion and acquisition of new stores. Each borrowing by Ace under such commitment bears interest at an annual rate of 1% over the prime rate (as currently published in The Wall Street Journal) and is payable in equal monthly installments using a 60-month amortization until December 31, 1998, when all outstanding amounts will be due. Approximately $5.3 million of such commitment is currently available to Ace, and Ace is currently negotiating an increase in such commitment.

       All necessary amounts that Ace does not borrow under the Money Order Agreement will be paid out of Ace's working capital.

       A condition to the Merger is that Ace will be able to borrow under the Money Order Agreement an amount necessary to consummate the Merger. Ace's ability to draw on the existing commitment is subject to certain conditions, including verification by the Money Order Supplier of the proposed use of proceeds, but Ace currently expects that such conditions will be satisfied.

SURRENDER OF CERTIFICATES

       Exchange Agent


       As of the Effective Time, Ace shall deposit with First Interstate Bank of Texas, (the "Exchange Agent"), for the benefit of the shareholders of the Company (other than shareholders who properly exercise dissenters' rights under Florida law), the aggregate Merger Consideration (the "Exchange Fund") to be paid to the shareholders in exchange for their outstanding shares of Common Stock.


       Exchange Procedures


       Promptly after the Effective Time, Ace will instruct the Exchange Agent to mail to each holder of record of a certificate of certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) (the "Certificates") (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (2) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND THE LETTER OF TRANSMITTAL ARE RECEIVED. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificates so surrendered will be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificates representing the Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrender as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration.


       No Further Rights in Common Stock

       The payment of the Merger Consideration in accordance with the terms of the Merger Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Stock.

       Termination of the Exchange Fund

       Any portion of the Exchange Fund which remain undistributed to the holders of the Certificates one year after the Effective Time will be delivered to the Company, upon demand, and any holders of Common Stock

(other than Dissenting Shares) who have not theretofore complied with the exchange procedure must thereafter look only to the Company for the Merger Consideration.

       No Liability

       Neither the Company nor Ace will be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

       Lost, Stolen or Destroyed Certificates

       The Exchange Agent will pay in exchange for any lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration. Ace may, however, require the owner of such lost, stolen or destroyed Certificates to deliver a bond of indemnity against any claim that may be made against Ace, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

OUTSTANDING OPTIONS AND WARRANTS


       The Company has outstanding Options and Warrants to purchase, in the aggregate, up to 1,678,500 shares of Common Stock at exercise prices ranging from $.43 per share to $3.00 per share. As to such Options as to which the exercise price is less than the Merger Consideration per share, the Company has obtained the agreement of the holders thereof to surrender such options, simultaneously with the Closing, in exchange for the difference between the Merger Consideration of $1.20 per share and the exercise price per share under the applicable option multiplied by the number of shares covered thereby. Warrants, included in outstanding Units, to purchase up to 1,000,500 shares of Common Stock at an exercise price of $3.00 per share are being redeemed by the Company for $.01 per underlying share of Common Stock ($10,005 in the aggregate) in accordance with the terms of the Units. Options and Warrants as to which the exercise price is greater than the Merger Consideration per share are to be canceled without any payment by the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


DEREGISTRATION OF COMMON STOCK

       Following the Closing, the shares of Common Stock will cease to be registered under the Securities Exchange Act of 1934 and will cease to be publicly traded.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Interests in Stock and Stock Options

       Certain of the Company's directors and officers own shares of Common Stock and will be entitled to receive the Merger Consideration. Certain of the Company's directors and officers own Options and will be entitled to receive the Merger Consideration less the exercise price of the Option for each share of Common Stock covered by the Options. See "MANAGEMENT," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "-- Outstanding Options and Warrants" above. Such persons will receive the same Merger Consideration per share as all other shareholders, and will not receive any special or additional consideration for their shares of Common Stock or Options.

       Agreement and Release

       Larry F. Lang, Chairman and Chief Executive Officer of the Company, will voluntarily terminate his employment with the Company in connection with the Merger, as further described below. Mr. Lang has entered into an employment agreement with the Company providing for a term of employment that began as of April 1, 1995 and is scheduled to terminate on March 31, 2000. Under the employment agreement Mr. Lang receives $130,000 each year in base salary, subject to possible increase (but not decrease) by the Company Board after through March 31, 1996. In addition, he is entitled to receive bonus compensation in an amount equal to ten percent (10%) of the Company's pre-tax profit on a quarterly basis, subject to certain limits. Mr. Lang also receives under his employment agreement, each year, an option to purchase 50,000 shares of Common Stock at the closing bid price as of the close of business on the last business day immediately preceding the grant date, as well as certain fringe benefits. Under his employment agreement, if the Company were to terminate his employment without good cause, then the Company would be required to immediately pay to Mr. Lang, in a single lump sum payment, the amount of basic compensation that would be payable over time were his employment to continue until March 31, 2000, and also to continue to pay all other compensation provided for in the employment agreement.

       Early in the negotiations between the Company and Ace, Ace and Mr. Lang acknowledged that Mr. Lang's employment with the Company would not continue after the acquisition of the Company by Ace. Accordingly, Mr. Lang has entered into an Agreement and Release with Ace (the "Lang Severance Agreement"), pursuant to which Mr. Lang has agreed to resign as of the effective date of the Merger. The following discussion includes summaries or descriptions of certain provisions of the Lang Severance Agreement. Such summaries and descriptions are qualified in their entirety by reference to the text of the Lang Severance Agreement attached as Appendix D to this Proxy Statement.


       Under the terms of the Lang Severance Agreement, Mr. Lang has (1) accepted a reduction of his severance pay to $287,000, amounting to the approximate equivalent of two years of continued base salary, to be paid over a two year period; (2) released the Company from substantially all claims that he might have against the Company; (3) agreed to provide consulting services to Ace for one year for no additional consideration; and (4) agreed not to compete with Ace for a period of three years. In exchange for such concessions, (1) the Company will reimburse Mr. Lang for health insurance premiums for 18 months after the effective date of the Merger, not to exceed $120 per month; (2) the Company will use its best efforts to cause Mr. Lang to be released from all personal guarantees by him of the Company's indebtedness, and will repay any such indebtedness with respect to which a release is not obtained within 60 days after the effective date of the Merger; and (3) the Company has agreed that for a period of ten years Mr. Lang will have the right to open up to ten franchised check cashing stores under franchise agreements with Check Express USA, Inc., one of the Company's franchising subsidiaries, without payment of initial franchise fees, with reduced continuing monthly franchise royalties, and with certain other variances from the Company's usual form of franchise agreement.

       The Company has entered into a letter of intent contemplating the sale of the assets or stock of Check Express Finance, Inc. ("CEF"), the Company's finance subsidiary operating mainly in the used automobile financing industry. See "BUSINESS OF THE COMPANY -- General." However, in addition to the foregoing, Ace has indicated that, if the assets or stock of CEF have not been sold as of the Closing, Ace may desire to dispose of CEF. Ace has agreed to pay Mr. Lang a fee of 10% of any gain upon the sale of CEF, determined in accordance with generally accepted accounting principles, should CEF be sold to a party introduced to Ace by Mr. Lang within one year of such introduction.

       Shareholder Agreements and Irrevocable Proxies

       Ace has entered into a Shareholder Agreement and Irrevocable Proxy with each of certain principal shareholders of the Company, pursuant to which Ace has the power to vote an aggregate of 1,657,606 shares of Common Stock to approve the Merger, which represents approximately 32.8% of the outstanding Common Stock on the Record Date. The shareholders that entered into the Shareholder Agreements agreed (1) not to sell, transfer, pledge, encumber, assign, or otherwise dispose of their shares of Common Stock, (2) not to take any action or actions to perfect any dissenters' rights he or it may have as a result of the Merger under the Dissenters' Rights Statutes or otherwise and (3) to cause any representatives or employees of such shareholder who are members of the Company Board to vote to recommend approval and adoption of the Merger Agreement by the shareholders of the Company, subject to any contrary fiduciary duties. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." A form of the Shareholder Agreement is attached as Appendix E hereto. The preceding summary of the Shareholder Agreement is qualified in its entirely by reference to the full text of the Shareholder Agreement.

       Severance Arrangement for Employees Other than Lang

       The employment by the Company of some employees other than Mr. Lang will terminate in connection with the consummation of the Merger, whereupon such persons will receive severance pay either in accordance with Company policy or on an individually negotiated basis. It is anticipated that the employment of Decker A. Todd, Vice President-Finance and Chief Financial Officer of the Company, may terminate in connection with consummation with the Merger, and that upon such termination he will receive approximately $44,000 in severance pay, equivalent to approximately seven months' salary for Mr. Todd. No officer or other key employee, other than Messrs. Lang and Todd, is presently expected to terminate his or her employment with the Company in connection with the consummation of the Merger.


FEDERAL INCOME TAX CONSEQUENCES


       The following description of the material federal income tax consequences of the Merger to holders of shares of Common Stock is provided without reference to the particular facts and circumstances of any particular shareholder or to any state, local or foreign tax laws that may be applicable in a particular case. IN VIEW OF THE INDIVIDUAL NATURE OF EACH SHAREHOLDER'S TAX SITUATION, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.


       The Merger will be a taxable event for any holder of shares of Common Stock for federal income tax purposes and also may be a taxable event under applicable state, local and foreign tax laws. A shareholder will recognize gain or loss for federal income tax purposes measured by the difference between the amount of cash received (less, in the case of dissenters, any amount thereof that is deemed to be interest for federal income tax purposes) and such shareholder's adjusted tax basis for the shares of Common Stock converted into cash. The gain or loss recognized will be treated as a capital gain or loss if the shares of Common Stock are held by the shareholder as a capital asset, and will be a long-term capital gain or loss if the shareholder's holding period for such shares exceeds one year.

       To prevent the possibility of back-up federal income tax withholding on payments made to the Company's shareholders with respect to shares of Common Stock converted to cash pursuant to the Merger, each shareholder must provide the Exchange Agent appointed to distribute the Merger Consideration with the shareholder's correct taxpayer identification number by completing the Substitute Form W-9 to be included with the letter of transmittal, or any other forms as may be applicable.

ACCOUNTING TREATMENT

       Ace will account for the Merger using the purchase method of accounting under generally accepted accounting principles. Under the purchase method of accounting, assets and liabilities of the Company would be recorded at their fair value on the Closing Date, and any excess of the purchase price over the fair value of the underlying net assets of the Company would be recorded as goodwill. For accounting purposes, Ace will be deemed to be purchasing all outstanding shares of Common Stock.

REGULATORY REQUIREMENTS

       Neither the Company, Ace, or Acquisition is aware of any governmental approvals required for consummation of the Merger, other than the compliance with federal securities laws in connection with the solicitation of proxies. Since the Company will become a wholly owned subsidiary of Ace, certain state and local licenses and registrations relating to and necessary for the continued conduct of the business of the Company will require filings, amendments or notices under state and local laws due to such change of control.

                       RIGHTS OF DISSENTING SHAREHOLDERS

       Pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Dissenters' Rights Statutes"), any shareholder of the Company has the right to dissent from the Merger and obtain, instead of the Merger Consideration, payment of the "fair value" of such person's shares in the event of consummation of the Merger, provided that such holder complies with applicable statutory requirements, summarized below. All references to and summaries of the rights of dissenting shareholders are qualified in their entirety by reference to the text of the Dissenters' Rights Statutes attached to this Proxy Statement as Appendix C.


       "Fair value" generally means the value of the shares of Common Stock as of the close of business on the day prior to the date of the Special Meeting, and is generally determined excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable. The Company Board believes that, as reflected by the Company's market price per share in recent years, the fair value of the Company's shares for purposes of this statute would be less than $1.20 per share. It is important to remember that, although a shareholder may exercise dissenters' rights in hope or anticipation of receiving more than the Merger Consideration, it is possible for the exercise of dissenters' rights to result in the receipt of a lower sale price than the Merger Consideration. As described in more detail below, the dissenters' rights procedure includes an offer by the Company to purchase the dissenters' shares for what the Company estimates to be the "fair value" of the shares. This offer generally serves as the beginning of a negotiation period, and precedes any resort to the courts.


       A shareholder exercising dissenters' rights (a "Dissenting Shareholder") may dissent as to fewer than all the shares registered in such person's name. In that event, the Dissenting Shareholder's rights shall be determined as if the shares as to which the Dissenting Shareholder has dissented ("Dissenting Shares") and such person's other shares were registered in the names of different shareholders.

       A shareholder entitled to dissent and obtain payment for such person's shares under the Dissenters' Rights Statutes may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

       The procedures set forth in the Florida Business Corporation Act must be strictly complied with. Failure to follow any such procedures will result in a termination or waiver of dissenters' rights. Under Florida law, a Dissenting Shareholder, as to such person's Dissenting Shares, must:


       (1) Deliver to the Company, at the address set forth below, before the vote on the Merger Agreement and the Merger is taken, written notice of the Dissenting Shareholder's intent to demand payment for the Dissenting Shares if the Merger is effectuated, and

       (2) Not vote the Dissenting Shares in favor of the Merger Agreement and the Merger.


The notice of the Dissenting Shareholder's intent to demand payment for Dissenting Shares must be made in writing and delivered to the Company. Any such notice must be sent to the Company at its principal executive offices, 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida 33602, Attention:
Corporate Secretary, and must be received at such address before the Special Meeting.


       The notice of the Dissenting Shareholder's intent to demand payment for Dissenting Shares must be made by or for the holder of record of shares of Common Stock. Accordingly, such demand must be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on the stock certificates representing the Dissenting Shares. If the applicable shares are owned of record in a fiduciary capacity, such as by trustee, guardian or custodian, execution of the notice should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such notice should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the notice. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the notice, the agent is acting as agent for the record owner(s).

       A record owner, such as a broker, who holds shares as nominee for other persons may exercise dissenters' rights with respect to the shares held for all or less than all of such other persons. In such case, the written notice should set forth the number of Dissenting Shares covered by it. Where no number of shares is expressly mentioned, the notice will be presumed to cover all shares standing in the name of such record owner.


       Within 10 days after the Special Meeting, if the Merger Agreement is approved and adopted by the Company's shareholders, the Company must give written notice of the approval and adoption of the Merger Agreement to each Dissenting Shareholder who filed a notice of election to dissent. Within 20 days after the giving of such notice to him or her, any Dissenting Shareholder electing to dissent shall file with the Company, at the address set forth above, a notice of such election, stating the Dissenting Shareholder's name and address, the number of Dissenting Shares, and a demand for payment of the fair value of the Dissenting Shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the Merger and will be entitled to receive the Merger Consideration per share. Any shareholder filing an election to dissent must deposit his certificate or certificates representing the Dissenting Shares with the Company simultaneously with the filing of the election to dissent.


       Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the Merger is effected, whichever is later (but in no case later than 90 days from the date of the Special Meeting, the Company shall make a written offer to each Dissenting Shareholder who has made demand as provided in the Dissenters' Rights Statutes to pay an amount the Company estimates to be the fair value for the Dissenting Shares. Such notice and offer shall be accompanied by information specified in the Dissenters' Rights Statutes.


       If within 30 days after the making of such offer any Dissenting Shareholder accepts the same, payment for such person's Dissenting Shares shall be made within 90 days after the making of such offer or the consummation of the Merger, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in such Dissenting Shares.

       If the Company fails to make such offer within the specified period or if it makes the offer and any Dissenting Shareholder or Shareholders fail to accept the same within the period of 30 days thereafter, then the Company, within 30 days after receipt of written demand from any Dissenting Shareholder given within 60 days after the Special Meeting, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Hillsborough County, Florida requesting that the fair value of such shares be determined. The court shall also determine whether each Dissenting Shareholder, as to whom the Company requests the court to make such determination, is entitled to receive payment for his Dissenting Shares. If the Company fails to institute such proceedings, any Dissenting Shareholder may do so in the name of the Company. All Dissenting Shareholders (whether or not residents of Florida), other than shareholders who have agreed with the Company as to the value of their Dissenting Shares, shall be made parties to the proceeding as an action against their Dissenting Shares. The Company shall pay each Dissenting Shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in such Dissenting Shares.


       The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the Dissenting Shareholders who are parties to the proceeding, to whom the Company has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

       A proxy or vote against the Merger Agreement and the Merger does not constitute such a notice of intent to demand payment and is not sufficient to assert dissenters' rights.

       WITHDRAWAL

       Upon filing a notice of election to dissent, the Dissenting Shareholder shall thereafter be entitled only to payment as provided in the Dissenters' Rights Statutes and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the Company, as set forth below, to pay for the Dissenting Shares. After such offer, no such notice of election may be withdrawn unless the Company consents thereto. However, the right of such shareholder to be paid the fair value of the Dissenting Shares shall cease, and the Dissenting Shareholder shall be reinstated to have all rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Company, the fair value thereof in cash as determined by the Company Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

       (1) Such demand is withdrawn as provided in Section 607.1320 of the Florida Business Corporation Act;

       (2) The Merger is abandoned or rescinded or the shareholders revoke the authority to effect such action;

       (3) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in the statute; or

       (4) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Dissenters' Rights Statutes.


               CERTAIN INFORMATION REGARDING ACE AND ACQUISITION

       Ace is the largest owner and operator of check-cashing stores in the United States. It owns and operates over 450 stores in 15 states and the District of Columbia. Ace stores offer check-cashing and other retail financial services at competitive rates in clean, convenient settings. Those services include cashing payroll checks, government checks, and insurance drafts; selling American Express Money Orders; providing money transfer services using the American Express MoneyGram network; and electronic filing of federal income tax returns and processing the related tax refund anticipation loans for customers from third-party lenders. Some of

Ace's stores also offer telephone and utility bill payment services, lottery and lotto tickets, public transportation passes, photocopying and fax transmission services, travelers checks, postage stamps, small consumer loans, and other financial services.

       Ace's strategy is to have the largest number of check-cashing stores in each of its markets. The proposed Merger is consistent with Ace's growth strategy, which is being implemented in part by strategic acquisitions of stores in targeted markets, which are cities or metropolitan areas with a population of 100,000 or more. The consummation of the Merger would result in the acquisition by Ace of 26 additional stores. In addition, Ace intends to open or acquire 30 to 40 new stores during its current fiscal year ending June 30, 1996.

       Ace was incorporated under the laws of Texas in March 1982 and was acquired by certain of its existing directors and officers in January 1987.

       Acquisition was incorporated under the laws of Florida in September 1995 for the purpose of effecting the Merger. It is a wholly owned subsidiary of Ace. It has no material assets and has not engaged in any activities other than in connection with the Merger. If the Merger is consummated, Acquisition will cease to exist at the Effective Time.

       The principal executive office of each of Ace and Acquisition is at 1231 Greenway Drive, Suite 800, Irving, Texas 75038, and the telephone number of each is (214) 550-5000.


                            BUSINESS OF THE COMPANY

GENERAL

       The Company through its wholly-owned subsidiaries owns, operates and franchises retail money centers. At September 30, 1995, the Company owned and operated 26 stores: 17 in Florida, three in Indiana, and six in Washington. In addition, the Company, through its wholly-owned subsidiaries Check Express USA, Inc. and Check-X-Change Corporation, had 161 franchise stores open and operating in 26 states.


       Check Express and Check-X-Change money centers provide a range of services with primary emphasis on cashing checks for a fee. Other services include money transfer services, sale of money orders, electronic filing of income tax returns and corresponding refund anticipation loans, sale of bus passes, mailbox rentals and other ancillary services. The Company has developed a proprietary computerized check cashing system which allows it to cash most types of checks with minimal identification requirements and minimal bad check losses. Unlike many of its competitors, Check Express and Check-X-Change cash personal checks, two-party checks, out-of-state checks, and checks for individuals with little or no identification, while historically keeping bad check losses in Company-operated stores to an average of less than 0.2% of the face amount of checks cashed.



     In late 1993, the Company through its wholly owned subsidiary Check Express Finance, Inc. ("CEF") began a loan program providing small consumer loans and used vehicle financing to individuals who generally do not qualify for traditional sources of financing. Consumer loans are originated through a limited number of its Company-owned money centers in Florida and Indiana. Used vehicle financing is provided by acquiring or originating retail automobile installment sales contracts from selected automobile dealers in Florida. The Company has entered into a letter of intent contemplating the sale of the assets or stock of Check Express Finance, Inc. ("CEF"). The letter of intent calls for the sale of CEF or its assets for the Company's net investment in those assets, meaning generally the net book value of those assets as reflected on the Company's financial statements. There can be no assurance that such transaction will be completed. If the transaction, is completed, the Company would expect to receive approximately $____________ in cash in early January 1996. Ace has indicated that it would consider the receipt of such amount in exchange for the stock or assets of CEF to be equivalent to its receipt in the Merger of CEF as a going concern, and accordingly the Merger Consideration will not be adjusted either upward or downward depending on whether the sale of CEF is completed. See "THE MERGER -- Background of the Merger" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."


INDUSTRY OVERVIEW

     Operations

           Money Centers

     The core business of the Company's retail money centers and of contemporary check cashing outlets ("CCOs") is cashing checks for a fee. The fee is intended to provide the operator a profit after covering expenses, which include the cost of maintaining the outlet, insurance and personnel costs. In addition, because the check casher advances funds on checks that must subsequently be cleared by a bank, CCOs incur interest on the advanced funds and also bear the risk that some of the cashed checks will be uncollectible due to insufficient funds or fraud. In order to minimize the risks associated with cashing checks, many CCOs cash only payroll checks and government checks.
Check Express money centers cash personal checks, out-of-state checks, and two-party checks, but charge a higher fee in order to compensate for the additional risk.

     Check cashing fees are typically expressed as a percentage of the face value of the check. In most states, CCOs can charge whatever the market will bear. However, some states currently set limits on these fees. See "-- Industry Regulation" below. Outside of the regulated states, commercial check-cashing fees vary. CCOs also charge fees for other financial services such as selling money orders and making wire transfers. These fees, however, are typically comparable to (or less than) the fees charged by other service providers. While the predominant source of revenue for most CCOs is check-cashing fees, almost all provide services beyond check-cashing. These services may include money orders, wire transfers, telephone and utility bill payments, mailbox rentals, sales of lottery tickets and bus passes, income tax preparation and electronic filing, and distribution of government payments and food stamps.

           Finance Activities

     The National Automobile Dealers Association ("NADA") estimates that retail sales of used vehicles in the United States are in excess of $100 billion annually and has been steadily increasing over the past decade. The Company believes that this trend will continue due to several factors, including higher prices for new automobiles relative to individual income, and improvement in the quality of automobiles resulting in longer vehicle life. The Company provides financing for the non-prime credit market, which is comprised of those individuals who do not qualify for traditional sources of financing due to adverse or limited credit history, limited financial resources and other factors. It is the Company's observation that the non-prime automobile credit market is highly fragmented and serviced by a variety of lenders including the used car dealer selling the automobile, automobile finance companies, small loan companies, and individuals. The Company is not aware of any authoritative statistics on the size of the non-prime automobile credit market.

     Customers

           Money Centers

     The Federal Reserve Board has estimated that more than 25% of the adult American population has no formal banking relationship; yet checks are still the predominant form for payment of salaries, wages and government entitlements. The Consumer Bankers Association estimates that over 40 billion checks are written annually.


     Most of the Company's customers are in the lower to lower-middle income brackets who cash payroll checks and, to a lesser degree, government checks, which is consistent with surveys of the check cashing industry. The Company also cashes personal checks and checks for customers with limited or no identification. Although studies indicate that, in comparison to the charges of banks for their services, check cashing service fees may be more expensive, consumers continue to utilize CCOs. Among the reasons cited for using check cashing stores are convenient locations and hours, ready access to cash, lack of funds to maintain bank minimum balances and high bank service charges. Furthermore, the Company is willing to assume the risk that a check it cashes will be uncollectible while many banks will not. Consequently, many banks require the customer to either maintain sufficient funds to cover the check or wait a few days for the check to clear.


           Finance Activities

     The Company's auto finance customers are primarily originated from two used vehicle dealers in Florida. It is the Company's observation that these customers generally fit the demographic profile of its money center customers.

     Industry Growth

           Money Centers

     The check-cashing industry began in the 1930s as a response to banking problems during the Depression and to changes in employer payment practices from cash payrolls to payroll checks. Check cashing stores first appeared in Chicago and New York and spread to other large urban areas. The industry has experienced significant growth over the last decade. Because the industry is largely unregulated, the primary source of information regarding industry growth is American Business Information ("ABI"), a firm that tracks yellow-page listings of businesses. According to ABI, the industry doubled in four years. In 1991, ABI reported 4,289 listings of check-cashing outlets nationally as compared to 2,151 outlets in 1987. As of February 1995, ABI listed 5,044 check cashing outlets.

     The Company believes that among the reasons behind the growth experienced by the industry during the last decade were the strong growth in payroll employment following the 1982 recession and a fall in employees' real incomes. To the extent that lower income families had increased difficulty in accumulating financial savings to maintain bank balances, they had an increased incentive to use check cashing stores. The 1980s also brought banking regulation which changed the cost and supply of banking services. As banking became a more competitive business, the charges incurred by accounts with high transaction volume and low balances rose, significantly increasing the cost of using banks for many low and moderate-income consumers. Furthermore, in response to competition, banks closed branches in unprofitable or marginally-profitable areas, which were often low-income areas.

          Finance Activities

     The Company believes that the used automobile industry in the United States is a mature but growing industry. The NADA estimates that over 20 million used vehicles are sold each year generating in excess of $100 billion in retail sales. According to the United States Chamber of Commerce, the number of retail sales of used automobiles between 1979 and 1992 grew in excess of 10% annually. Furthermore, during the most recent five year period, the rate of sales of used vehicles has exceeded that of new cars. The Company believes that the non-prime used automobile credit market will continue to grow for many of the same economic reasons which have led to the growth of the check cashing and small consumer loan industries.

     Structure of the Industry

          Money Centers


     The check-cashing industry is dominated by local owner-operators, many of whom own three to ten outlets in a given area. However, the industry's growth over the last decade has led to the development of national chains such as Ace and Monetary Management Corporation. See "-- Competition" below. Existing CCOs are disproportionately located in major urban areas, generally in low and moderate-income neighborhoods; although, the industry is beginning to expand beyond this traditional concentration. CCOs have also expanded beyond those few major urban areas where check-cashing establishments have long existed.


          Finance Activities

     The used car industry is also highly fragmented and characterized by a large number of independent operators, many of whom are individuals, family members and small groups of individuals. The ABI lists approximately 80,000 used car dealers in the United States. The Company believes that the used automobile finance industry can be generally characterized according to the type and amount of credit being advanced: "Prime" credit for the most credit worthy individuals and, generally, higher priced vehicles; "Mid-market" credit for individuals who may have some negative or limited credit history and for, generally, mid-priced vehicles which may not meet prime credit underwriting criteria; and "Non-prime" credit for individuals who are unable to qualify for the first two, more traditional financing sources and, generally, for lower-end vehicles.

     Prime auto finance is provided primarily by banks and traditional automobile finance companies such as GMAC and Ford Motor Credit. Mid-market auto finance is primarily being provided by an increasing number of specialized automobile finance companies such as Mercury Finance, Credit Acceptance Corp., and others. Certain used car dealers provide non-prime financing for their customers ("buy here, pay here") and a number of specialized auto finance companies such as Monaco Finance, Auto Finance Group and Regional Acceptance Corporation have also targeted this segment of the market. The Company believes that no one automobile finance company dominates either the middle-market or non-prime used automobile credit industry.

     Industry Regulation

          Money Centers

     CCOs are subject to regulation in some states. At least twelve states set limits on check cashing fees: California, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Minnesota, New Jersey, New York, Ohio, and Rhode Island. Several other states have licensing requirements some of which provide for background investigations of principals, minimum net worth requirements, posting of fees and certain record keeping requirements. In addition, check cashers are subject to federal regulations which require the reporting of certain currency transactions. See "-- Regulation" below.

          Finance Activities

     There are numerous federal and state regulations which impose certain requirements on the origination and collection of consumer receivables. To some degree, all states set ceilings on consumer finance charges and impose other requirements which create specific statutory liabilities for failure to comply with those requirements. See "-- Regulation" below.

GROWTH STRATEGY


     The Company's strategy has been to expand its retail money center network, primarily by opening new franchise stores, opening or acquiring a limited number of Company-owned stores and adding new products and services. The following describes the Company's present growth strategy, which may be affected if the Merger is consummated.


     Money Centers

          Franchise Stores

      The Company intends to continue its expansion through the sale of new franchises and the opening of additional units under existing franchise agreements. The Company offers a full-service money center franchise, and a kiosk money center franchise designed to operate within an existing business. As of September 30, 1995, the Company had 161 franchise stores open and operating in 26 states. Although there can be no assurances that the Company will continue to be successful in selling new franchises or that all of the stores under existing agreements will open, the Company believes that the opening of new franchise stores will continue to play an important role in its expansion.

     Effective October 1993, the Company acquired Check-X-Change Corporation in a stock-for-stock transaction. Prior to this acquisition, the Company had 45 franchise locations in 14 states and Check-X-Change was the nation's largest franchisor of retail check cashing centers with 92 stores in 17 states. As a result of this acquisition, the Company became the nation's second largest network and largest franchisor of retail money centers providing check cashing and related services.

     In mid-1994, the Company began targeting convenience stores for its kiosk franchises. A study entitled, 1995 Future Study: Convenience 2000, prepared by Management Horizons, a consulting division of Price Waterhouse LLP, characterized the demographic of the frequent convenience store customer as lower income, blue collar occupations and teens through middle aged, which is consistent with the demographic profile of the Company's existing money center and finance customers. Convenience stores have been receptive to adding other business concepts within their stores, as is evidenced by the increasing number of branded fast food franchises in these stores. As of September 30, 1995, the Company had opened five franchised kiosks in convenience stores. Based on results to date, the Company believes that it has an opportunity to further penetrate the convenience store market. Convenience store industry sources put the number of convenience stores in the United States at more than 90,000.

          Company Owned Stores

     From January 1, 1995 through September 30, 1995, the Company has opened one store in an existing market, sold six stores and closed four stores. The Company believes expansion in existing markets allows it to take advantage of its knowledge of the market, capitalize on its name recognition in the market and benefit from certain economies of scale. Of the 26 Company-owned stores operated by the Company at September 30, 1995, 16 were acquired, either from competitors or from Check Express franchise owners. The Company has a right of first refusal to purchase any of its franchises by matching the terms of any purchase offer from a third party.


     The following table shows the number of Company-owned and franchise stores open in each market area at the end of the indicated periods:



                                                                             December 31,
                                                                     ----------------------------
     Company-Owned Stores:                                1990      1991       1992      1993       1994
                                                          ----      ----       ----      ----       ----
California:
         Modesto  . . . . . . . . . . . . . . . . . . . .   0         0          0         0         *2
         Stockton . . . . . . . . . . . . . . . . . . . .   0         0          0         0         *4
Florida:
         Brandon  . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         Jacksonville . . . . . . . . . . . . . . . . . .   3         0          0         0          0
         Tampa/St. Petersburg . . . . . . . . . . . . . .  11        11         11        12         14
         Orlando  . . . . . . . . . . . . . . . . . . . .   2         2          4         4          4
         West Palm Beach  . . . . . . . . . . . . . . . .   0         0          0         2          0
Georgia:
         Atlanta  . . . . . . . . . . . . . . . . . . . .   0         0          0         1          0
Indiana:
         Indianapolis . . . . . . . . . . . . . . . . . .   0         0          2         2          3
Oregon:
         Portland . . . . . . . . . . . . . . . . . . . .   0         0          0         1          0
South Carolina:
         Charleston . . . . . . . . . . . . . . . . . . .   2         3          2         2          0
Washington:
         Seattle  . . . . . . . . . . . . . . . . . . . .   2         2          2         0          2
         Tacoma . . . . . . . . . . . . . . . . . . . . .   2         2          2         0          5
                                                            -         -          -         -          -
            Total Company-Owned Stores  . . . . . . . . .  22        20         23        24         35


(*) Sold on January 31, 1995.

     Franchise Stores(1):                                 1990      1991       1992      1993       1994
                                                          ----      ----       ----      ----       ----
Alabama:
         Birmingham . . . . . . . . . . . . . . . . . . .   0         1          1         1          1
         Gadsden  . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
California:
         Chico/Redding  . . . . . . . . . . . . . . . . .   0         0          0         3          3
         Fontana  . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Modesto/Stockton . . . . . . . . . . . . . . . .   0         0          0         3          1
         Oakland  . . . . . . . . . . . . . . . . . . . .   0         1          0         2          1
         Ontario  . . . . . . . . . . . . . . . . . . . .   0         0          1         1          1
         Sacramento . . . . . . . . . . . . . . . . . . .   0         0          0         5          5
         San Bernardino . . . . . . . . . . . . . . . . .   0         0          1         1          1
         San Francisco  . . . . . . . . . . . . . . . . .   0         0          0         3          3
         San Jose . . . . . . . . . . . . . . . . . . . .   0         0          0         5          5
         San Marcos . . . . . . . . . . . . . . . . . . .   0         1          0         0          0
         Santa Rosa . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
         Vallejo  . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1

     Franchise Stores (continued):                        1990      1991       1992      1993       1994
                                                          ----      ----       ----      ----       ----
Colorado:
         Aurora . . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         Denver . . . . . . . . . . . . . . . . . . . . .   0         0          1         1          1
Florida:
         Boynton Beach  . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Bradenton  . . . . . . . . . . . . . . . . . . .   0         1          1         1          1
         Brandon  . . . . . . . . . . . . . . . . . . . .   1         1          1         1          0
         Daytona Beach  . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Ft. Myers  . . . . . . . . . . . . . . . . . . .   0         0          0         5          5
         Gainesville  . . . . . . . . . . . . . . . . . .   1         1          1         1          1
         Jacksonville . . . . . . . . . . . . . . . . . .   3         4          4         4          5
         Lauderhill . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Miami  . . . . . . . . . . . . . . . . . . . . .   0         0          0         3          3
         New Port Richey  . . . . . . . . . . . . . . . .   1         1          1         2          2
         Oneco  . . . . . . . . . . . . . . . . . . . . .   0         1          1         1          0
         Orlando  . . . . . . . . . . . . . . . . . . . .   4         3          0         2          1
         Port Charlotte . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Tampa/St. Petersburg . . . . . . . . . . . . . .   6         5          6         7          6
         W. Palm Beach  . . . . . . . . . . . . . . . . .   0         0          0         0          2
Georgia:
         Atlanta  . . . . . . . . . . . . . . . . . . . .   0         0          0         4          5
         Augusta  . . . . . . . . . . . . . . . . . . . .   0         0          0         1          2
         Rossville  . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
Idaho:
         Boise  . . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Tampa  . . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
Indiana:
         Ft. Wayne  . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         Indianapolis . . . . . . . . . . . . . . . . . .   2         0          0         1          1
         Mishawaka  . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         South Bend . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
Kansas:
         Wichita  . . . . . . . . . . . . . . . . . . . .   2         1          1         1          1
Kentucky:
         Louisville . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
Maryland:
         Baltimore  . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
Massachusetts:
         Boston . . . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
         Worcester  . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
Michigan:
         Detroit  . . . . . . . . . . . . . . . . . . . .   0         1          0         0          0
         Lansing  . . . . . . . . . . . . . . . . . . . .   2         2          2         2          2

Minnesota:
         Brooklyn Park  . . . . . . . . . . . . . . . . .   0         0          0         1          1
         St. Paul . . . . . . . . . . . . . . . . . . . .   0         0          1         1          1

     Franchise Stores (continued):                        1990      1991       1992      1993       1994
                                                          ----      ----       ----      ----       ----
Missouri:
         St. Louis  . . . . . . . . . . . . . . . . . . .   1         1          2         2          2
North Carolina:
         Charlotte  . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
         Durham . . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         Wilmington . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
Ohio:
         Akron  . . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Columbus . . . . . . . . . . . . . . . . . . . .   0         0          0         6          7
         Springfield  . . . . . . . . . . . . . . . . . .   0         0          0         1          1
Oregon:
         Portland . . . . . . . . . . . . . . . . . . . .   0         0          0         4          5
         Salem  . . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
Pennsylvania:
         York . . . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
Rhode Island:
         Providence . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
South Carolina:
         Charleston . . . . . . . . . . . . . . . . . . .   0         1          2         2          4
         North Augusta  . . . . . . . . . . . . . . . . .   0         0          0         1          1
Tennessee:
         Chattanooga  . . . . . . . . . . . . . . . . . .   0         0          0         1          0
         Knoxville  . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Nashville  . . . . . . . . . . . . . . . . . . .   0         0          0         2          4
Texas:
         Abilene  . . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
         Austin . . . . . . . . . . . . . . . . . . . . .   0         2          3         3          3
         Baytown  . . . . . . . . . . . . . . . . . . . .   0         0          0         0          1
         Beaumont . . . . . . . . . . . . . . . . . . . .   0         0          0         1          2
         El Paso  . . . . . . . . . . . . . . . . . . . .   0         0          0         1          2
         San Antonio  . . . . . . . . . . . . . . . . . .   0         2          0         0          0
         Victoria . . . . . . . . . . . . . . . . . . . .   0         0          0         0          2
Virginia:
         Norfolk  . . . . . . . . . . . . . . . . . . . .   0         0          0         3          3
         Richmond . . . . . . . . . . . . . . . . . . . .   0         0          1         1          1
Washington:
         Bellevue . . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Seattle  . . . . . . . . . . . . . . . . . . . .   0         0          2        12         10
         Spokane  . . . . . . . . . . . . . . . . . . . .   0         0          0         2          2
         Tacoma . . . . . . . . . . . . . . . . . . . . .   0         0          2         2          0
Wisconsin:
         Greenfield . . . . . . . . . . . . . . . . . . .   0         0          0         1          1
         Milwaukee  . . . . . . . . . . . . . . . . . . .   1         2          2         2          2
                                                            -         -          -         -          -
           Total Franchise Stores . . . . . . . . . . . .  24        32         37       137        149

(1) 1993 and 1994 stores include both Check Express and Check-X-Change franchises.


                                                                                   <48>
TOTAL COMPANY-OWNED AND FRANCHISE STORES  . . . . . . . .   46          52          60         161      184
                                                            ==          ==          ==         ===      ===

       New Services

       The Company believes that there are additional products and services that can be profitably offered to its money center customers and it intends to continue its exploration and evaluation of potential new products and services. The Company does not intend to limit itself to financial or other services traditionally offered by check cashing stores, and will consider offering any product or service that it believes could be profitably marketed from its existing locations, such as, for example, automobile insurance. New services introduced in the past included electronic income tax filing, making refund anticipation loans through third party banks, small consumer loans and selling and renting personal pagers.

CUSTOMERS AND SERVICES

       It is the Company's observation that most of its core customers are comprised primarily of low to lower-middle income individuals between the ages of 18 and 49 who are renters earning less than $35,000 per year and employed in jobs such as laborers, tradesmen, service representatives and clerical workers or who receive government entitlements. Although some customers have bank accounts, the Company believes many customers prefer the convenience and services provided by Check Express money centers.

       Money Centers


       The following table sets forth the major categories of services currently provided by Check Express stores and the revenues earned by Company-owned stores for the indicated periods:


                                                             Year Ended December 31,
                                                     -------------------------------------
                                                     1994                              1993
                                               ----------------                  ----------------
REVENUE CATEGORY                           Revenue           %              Revenue            %
                                         ----------        -----          -----------        -----
Check cashing   . . . . . . . .          $4,411,453         78.0           $2,589,273         79.9
Money transfers . . . . . . . .             479,870          8.5              329,434         10.2
Electronic tax filings. . . . .             125,704          2.2               70,964          2.2
Money orders. . . . . . . . . .             166,058          2.9               75,854          2.3
Surcharges. . . . . . . . . . .              63,087          1.1               39,029          1.2
Other services. . . . . . . . .             408,221          7.3              135,196          4.2
                                         ----------        -----           ----------        -----
               Total. . . . . .          $5,654,393        100.0           $3,239,750        100.0
                                         ==========        =====           ==========        =====


       Revenues for 1995 are expected to be consistent with those in prior years, with the exception of a reduction in electronic tax filing revenue (see "-- Electronic Income Tax Filing and Refund Anticipation Loans" below and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS") and a reduction in money order fees resulting from a free money order promotion conducted during the first six months of 1995.


              Check Cashing


       The primary business of Company-owned and franchise money centers is to cash checks for a fee. Unlike many of its competitors, the Company cashes all types of checks, including personal checks, payroll checks, government entitlement checks, and insurance drafts. Management estimates that approximately 80% of the checks cashed are payroll and government checks. The Company's fee structure is based on the relative risk of the instrument to be cashed and ranges from 1% to 10% of the face amount of the check. Most government checks and checks from major companies, accompanied with valid ID, are cashed at a base rate of approximately 2%. Because the Company is able to cash personal checks and checks for individuals with limited identification, it is able to charge higher fees for these checks, resulting in higher average fees than many competitors. In 1993 and 1994, check cashing fees at Company-owned and operated stores averaged 2.91% and 2.80 % of the face amount of checks cashed, respectively. Average fees for 1995 are expected to be consistent with those in prior years.

       The following table illustrates the relationship between the face amount of checks cashed at Company-owned stores and the check cashing fees earned in the indicated periods:



                                                                             Year Ended December 31,
                                                                             -----------------------
                                                                             1994                      1993
                                                                         ------------             -----------
Face amount of checks cashed  . . . . . . . . . . . . . . .              $157,773,650           $ 88,962,980
Number of checks cashed . . . . . . . . . . . . . . . . . .                   594,281                348,371
Face amount of average check  . . . . . . . . . . . . . . .              $        265           $        255
Average fee per check . . . . . . . . . . . . . . . . . . .              $       7.42           $       7.43
Fee as a percentage of average check  . . . . . . . . . . .                      2.80%                  2.91%

       Returned checks are accounted for in the period in which they are returned. Store and Area Managers are responsible for collections within their respective stores. Managers have several remedies for collecting returned checks. Many checks are returned for insufficient funds and when the account indicates sufficient funds, either the check is redeposited or the manager obtains a cashier's check from the maker's bank. In addition, managers may enter into small claims proceedings to retrieve the funds. Although occasionally stop payment orders are entered against checks cashed at Check Express and Check-X-Change stores, the Company and its franchisees generally have been successful in overcoming stop payment orders in court, if such action is necessary.


       The following table illustrates the returned check experience of Company-owned stores for the indicated periods. The table excludes revenues from surcharges imposed on returned checks (approximately $39,000 in 1993 and $63,000 in 1994) and collection expenses (estimated at less than $20,000 per year) such as court filing fees, personnel time and legal fees.


                                                                                 Year Ended December 31,
                                                                                 ------------------------
                                                                                   1994               1993
                                                                                ----------         ----------
  Face amount of returned checks  . . . . . . . . . . . . . . . . . . .        $1,612,631         $  776,682
  Collections   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,266,653            648,018
                                                                               ----------         ----------
  Net write-offs  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  345,978         $  128,664
                                                                               ==========         ==========
  Collections as a percentage of returned checks  . . . . . . . . . . .              78.5%              83.4%
  Net write-offs as a percentage of revenues  . . . . . . . . . . . . .               6.1%               4.0%
  Net write-offs as a percentage of check fees  . . . . . . . . . . . .               7.8%               5.0%
  Net write-offs as a percentage of the face amount
    of checks cashed  . . . . . . . . . . . . . . . . . . . . . . . . .              0.22%              0.14%

       Returned check fees for 1995 are expected to be consistent with the Company's experience in 1994.

              Money Transfers


       Money transfer services are offered at all Company-owned and franchise stores under agency agreements with, primarily, Western Union and, to a lesser degree, American Express. Through this agency network, customers can transfer money electronically worldwide. The fees charged for money transfers are set by Western Union and American Express which pay the Company and its franchise stores commissions for each transaction.


              Electronic Income Tax Filing and Refund Anticipation Loans


       In 1987, the Company initiated its "Express Refund Program" which enables the customer to file a tax return electronically and receive a refund anticipation loan from a third-party bank. The Company does not act as lender, but only as agent in arranging for a loan from the third-party bank. Risk of loss for these loans is solely that of the lending institution. The Company's owned stores and most franchise stores charge between $25.00 and $35.00 for the electronic filing and $45.00 for the refund anticipation loan, most of which is paid to the lending institution, resulting in a gross profit to Company-owned stores of approximately $40 per filing and loan. The fees are typically deducted from the amount of the refund by the lending bank.



       In 1995, the Internal Revenue Service (the "IRS") implemented certain procedures which resulted in greater degree of risk to lending institutions making refund anticipation loans. Furthermore, the IRS began auditing a significant number of electronically filed returns which claim an Earned Income Credit ("EIC"). Many of the Company's customers claim the EIC and the audit of these returns has resulted in refunds being delayed as compared to prior years. The net effect of the procedures implemented by the IRS is that, on a comparative basis, fewer returns have been electronically filed through the Company's money centers in 1995 as compared to 1994. The Company is unable to determine at this time whether these procedures implemented by the IRS are permanent or temporary.


              Money Orders


       Check Express money centers offer money orders in denominations up to $500. The Company's check-cashing customers are issued money orders free of charge as an incentive to cash checks with the Company; others pay a fee based on the face amount of the money order. In September 1992, the Company began issuing its own money orders in its Company-owned stores located in Florida and Indiana. A third-party provides the processing and clearing services and does not require the Company to provide funds to cover a money order until it clears the bank upon which it is drawn. The sale of its own money orders provides the Company with an increased daily cash float which currently ranges from a low of approximately $600,000 to over $1,500,000. The Company's Washington stores currently offer third-party money orders provided by Travelers Express.


              Surcharges


       The Company imposes surcharges for checks cashed at its stores and returned, which are accounted for as additional revenue. Some of the Company's competitors net these surcharges against returned checks, which has the effect of reducing the net write-offs for returned checks.

              Other Services

       Many of the Company-owned and franchise stores also offer mail box rentals, notary public services, stamps, fax transmission, photo check cashing cards, lamination, bus passes, pager rentals and other related services.


              Hours


       Check Express and Check-X-Change money centers are open after traditional banking hours and on weekends and can, therefore, provide cash to people who would otherwise be unable to obtain funds. Most of the Company-owned and franchise stores are open from 9:00 a.m. to 8:00 p.m., Monday through Saturday, and from 10:00 a.m. to 4:00 p.m. on Sundays and some holidays. The Company's finance activities are primarily conducted during the business hours of the home office, from 8:00 a.m. to 5:00 p.m., Monday through Friday. However, payments may also be made at the Company's money centers.


       Finance Activities


       The Company has entered into a letter of intent contemplating the sale of the assets or stock of Check Express Finance, Inc. ("CEF"), the Company's finance subsidiary operating mainly in the used automobile financing industry. See "--General," above. The following describes the Company's present finance activities, which may be affected if the sale of CEF is consummated.

       In late 1993, the Company entered the used automobile finance business by purchasing a group of existing automobile receivables from two used car dealers in Florida. The Company has since expanded this business through additional purchases of receivables ("bulk loans") and by acquiring loans from the dealers at the time of purchase of a vehicle ("indirect loans").


       The Company purchases the bulk loans at a discount, ranging between 35% and 40%, of the remaining unpaid installments. Interest rates on indirect loans are negotiated between the dealer and the customer and, generally, range from 20% to 28%. In addition to earning interest on the contracts, the Company purchases indirect loans from the dealers at a discount ranging between $750 and $1,250 per loan, depending on the amount of the loan. The combination of interest earnings and discount on indirect loans held to maturity results in yields to the Company of over 40% on the principal advanced.

       The Company has established recourse agreements and reserve accounts with its dealers which limit the Company's risk. As a result, the Company's loan loss experience has been minimal. There can be no assurance, however, that the Company will be able to establish similar recourse agreements with other dealers or that existing dealers will continue to honor their recourse agreements.

       The Company's auto finance customers may make their payments directly to the dealer (who then remits the payment to the Company), mail their payment to the Company's home office, or make their payment at one of the Company's money centers. The Company believes that by encouraging customers to make payments at its money centers, it has an opportunity to cross-sell its money center services. The Company also believes that it can generate auto loans from its money center customer base and direct these customers to its preferred dealers, thereby building dealer loyalty.

STORE ECONOMICS


     The 17 stores owned and operated by the Company that were open during all of 1993 and 1994, had average store revenues of $162,494, average store contribution (store revenues less direct store expenses and store-related depreciation and amortization) of $34,712 and average store cash flow (store revenues less direct store expenses, excluding store-related depreciation and amortization) of $42,248 in 1994. Comparable store results through September 30, 1995 are discussed under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     New stores typically generate positive cash flow (store revenues less direct store expenses, excluding store-related depreciation and amortization) in six months and mature in 18 to 24 months. Because of seasonality factors, stores opened at different times during the year have varying growth rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Seasonality."


     There can be no assurance that the Company's stores will continue to generate the same level of revenues or that new stores will experience similar growth rates as in the past.

FRANCHISING ECONOMICS

     The Company, through its wholly-owned subsidiaries, Check Express USA, Inc. and Check-X-Change Corporation, is also a franchisor of retail check cashing stores. The Company currently charges an initial franchise fee of $24,500 for each single-site full-service store and $12,500 for each single-site kiosk sold. The Company offers multiple-site franchise fee discounts which vary according to the number of sites purchased.


     The Company also receives ongoing monthly royalty fees and research and development fees which differ between Check Express and Check-X-Change full-service franchise stores. From each Check Express operating full-service franchise store, the Company receives an ongoing royalty of $750 per month or 5% of gross revenues, whichever is higher ($600 per month or 5% of gross revenues from each operating kiosk). For the Check-X-Change operating franchise stores, currently there are two methods in place for the calculation of royalty fees. For franchisees who executed contracts prior to June of 1992, the franchisee remits $815 per month in royalty fees and $100 in research and development fees for a total remittance of $915 per month. Multiple store owners pay monthly royalties of $315 and $100 research and development fees for the third and subsequent stores. In June 1992, the franchise agreement was revised and the franchisee remits 6% of gross revenue, with a minimum remittance of $450 and a maximum of $815, along with the $100 research and development fee. In 1994, the Company had revenues of $183,000 from the sale of new franchises and continuing royalty revenues (including research and development fees) of $1,337,684. Franchise revenues through September 30, 1995, are discussed under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


     At September 30, 1995 the Company had 161 franchise stores open and operating. There can be no assurances that the Company will be successful in selling additional new franchises.

FINANCE ECONOMICS

    The Company has entered into a letter of intent contemplating the sale of the assets or stock of Check Express Finance, Inc. ("CEF"), the Company's finance subsidiary operating mainly in the used automobile financing industry. See "--General," above. The following describes the Company's present finance activities, which may be affected if the sale of CEF is consummated.


     In late 1993, the Company entered the used automobile finance business by purchasing a group of existing automobile receivables from two used car dealers in Florida. The Company has since expanded this business through additional purchases of receivables (Bulk Loans) and by acquiring loans from the dealers at the time of purchase of a vehicle (Indirect Loans). The Company purchases the bulk loans at a discount, ranging between 35% and 40%, of the remaining unpaid installments. Interest rates on indirect loans are negotiated between the dealer and the customer and, generally, range from 20% to 28%. In addition to earning interest on the contracts, the Company purchases indirect loans from the dealers at a discount ranging between $750 and $1,250 per loan, depending on the amount of the loan. The combination of interest earnings and discount on indirect loans held to maturity results in yields to the Company of over 40% of the principal advanced. The Company had auto finance revenues of approximately $302,000 in 1994 and $594,000 through September 30, 1995.

     The Company has established recourse agreements and reserve accounts with its dealers which limit the Company's risk and which has resulted in minimal actual loan losses(approximately $16,000 in 1994 and $22,000 through October 31, 1995). There can be no assurance, however, that the Company will be able to establish similar recourse agreements with other dealers or that existing dealers will continue to honor their recourse agreements.

PHYSICAL FACILITIES


     The Company seeks to locate its full-service money centers in active, visible and accessible locations within its targeted demographic market. Specific locations include free standing buildings, strip centers and regional shopping centers and average approximately 1,100 square feet. All Company-owned stores occupy leased space with the exception of one store in Tampa, Florida and one store in Indianapolis, Indiana where the land and building are owned by the Company. Leases typically provide for three to five year terms with one or more options to renew. None of the leases involve percentage rents.



     The capital expenditures required to ready a new site for operation of a full-service money center include primarily leasehold improvements and furniture and equipment. For a new Company-owned store, these expenditures typically total approximately $50,000 to $75,000. An acquired store typically requires expenditures of approximately $25,000 to bring it up to the Company's operating standards. The build-out process typically takes approximately 30 to 45 days for a new store.


     The Company is also locating franchised kiosks within existing businesses, primarily convenience stores. Expenditures for installation of the kiosk and equipment typically range between $35,000 and $50,000. Some kiosks are modular and pre-fabricated and can typically be installed in less than 10 days, while others may take as long as a full-service store.

SECURITY

     Because the Company's money center operations require that it have a certain amount of cash on hand, each Check Express location is designed and constructed to make the most efficient use of space and to maximize security. The teller area is separated from the customer lobby by concrete block, or steel-lined walls, and bullet-resistant plexiglass. Checks and cash are exchanged between the teller and customer via pass-thru trays located in the counter and under the bullet-resistant glass which ensures that the customer and teller have no physical contact with each other during a transaction. Entry to the teller area is through steel doors with a "man trap" in between. Cash deliveries and deposits are handled by armored courier service through a package exchange unit or through the man-trap. Each store has security alarms monitored by a local central station.


     Since beginning operations in 1982, the Company has experienced non-employee thefts at Company-operated stores totaling less than $50,000. The Company's computerized operations and its systems and procedures provide management with information necessary to monitor store activity from the store and from corporate headquarters. As a result cash shortages can be identified immediately. Net cash shortages from employee errors or theft at Company-owned stores totaled $2,700, or less than 0.1% of revenues, in 1993 and $41,000, or 0.7% of revenues, in 1994. Shortages for 1995 are expected to be consistent with those experienced in 1994.

     In the past, the Company has maintained a theft insurance policy which provided coverage of up to $125,000 per occurrence per Company-owned store, with a $5,000 deductible. The Company's security procedures have resulted in minimal claims against this policy. Since the one year premium for this coverage exceeded the total amount of losses collected under the policy by the Company since 1982, the Company discontinued this coverage in 1992. The Company may resume such coverage or obtain fidelity bonds on its employees if its operations and/or a reduction in the cost of coverage warrant.

CHECK CASHING SYSTEM


     The Company has developed a proprietary, computerized system which enables store personnel to cash most types of checks, with little or no identification, and with minimal losses. The system has been in use and been continually refined since 1985 and has helped keep losses from returned checks to an average of less than 0.2% of the face amount of checks cashed. The system provides management with transaction data which is used to monitor and manage each store. All stores within a city operate on a real-time data base which enables instant recognition of customers and transactions which increases customer convenience, reduces the opportunities for fraud and facilitates regulatory reporting compliance.


PERSONNEL

     Money Centers


     Each Company-owned money center employs tellers under the direction of a store manager who is responsible for the store's efficient and profitable operation. The store manager reports to an area manager who oversees the operations of four to eight stores. Area managers maintain daily contact with their stores and visit each store frequently to observe operations and to confirm cash counts. Area managers are also responsible for training new store personnel. The area manager reports to a member of the operations support group which oversees all Company-owned and franchise store activity.


     Franchise money center operations are structured similarly, with the exception of upper-level management. Due to the limited number of stores operated by a single franchise owner, an area manager and regional manager are generally not required. Franchise store managers generally report directly to the franchise owner. The Company employs operations support personnel who are responsible for providing ongoing operational assistance to franchise owners and their employees. The Company's area managers and store managers also participate in franchise training and support from time to time.

     Finance Activities


     The Company's finance activities are managed from its home office by the Director of Finance who has more than 20 years experience in the consumer finance and used automobile finance industries. At September 30, 1995, the Company's finance subsidiary also employed one administrative assistant and one collector. If CEF is sold, as is contemplated by the letter of intent referred to above (see "--General"), such personnel would be expected to become employed by the buyer. The Company has implemented a computerized finance management system which allows it to manage its finance portfolio and which is linked to the Company's money centers receiving loan payments.

MARKETING STRATEGY

     Money Center Advertising and Promotion


     The Company's advertising and promotional activities stress service, convenience and competitive rates to attract customers within its target market. The Company promotes its Company-owned and franchise stores through a program of print and broadcast advertisements. Print advertisements consist primarily of listings in the appropriate Yellow Page directories and in direct mailings targeted at individuals and local businesses. The Company also uses radio and television advertising from time to time which is often financed with co-op marketing funds from vendors such as Western Union. Customer loyalty is promoted through the issuance of money orders at no fee to check cashing customers (who typically pay bills with the money orders in lieu of checks) and the sale of Check Express photo IDs which qualify the customer for discounted check-cashing fees.


     Franchise Sales

     Franchise sales are solicited primarily through regular print advertisements and in prominent business publications such as Inc., Entrepreneur and The Wall Street Journal. Additionally, franchise kiosks are marketed by advertising in trade publications such as Convenience Store News, Convenience Store People and Convenience Store Decisions. The ads are targeted at mature, entrepreneurially-oriented individuals, preferably with a management background. The Company's franchise subsidiary, Check Express USA, Inc., is also a member of the International Franchise Association which the Company believes lends credibility to its franchise program and which generates additional sales prospects.

     Finance Activities


     The Company does not currently market its auto finance business and has relied on its dealers to generate new loans.


EMPLOYEES

     As of September 30, 1995, the Company had 121 employees: 24 at the corporate headquarters, including 11 in management and accounting, 7 in franchise and operations support, 3 in franchise sales and 3 in finance activities; 4 area managers; 26 store managers; and 67 additional store personnel. The Company does not generally bond its employees; however, background checks are conducted by a third-party and the Company obtains a credit report on all applicants prior to employment. The Company is not a party to any collective bargaining agreement and considers its employee relations to be excellent.

COMPETITION

     Company-owned Money Centers


     The check cashing industry is highly fragmented and is dominated by local owner-operators, many of whom own three to ten stores in a given area. The industry has experienced significant growth in the last decade which has led to the emergence of several larger regional and national chains, such as Ace (over 450 locations), Monetary Management Corporation (approximately 180 locations), MS Management (approximately 160 locations) and Payomatic Corporation (approximately 100 locations). Some of the Company's competitors have substantially greater financial resources than the Company.

     To a lesser degree, the Company also competes with other retail businesses which cash checks or offer similar services provided by the Company. The Company believes that the principal competitive factors in the check cashing industry are service, convenience, location and physical facilities. The Company believes that it competes successfully with other check cashing operations primarily as a result of its ability to cash most types of checks with minimal identification requirements, locations that are convenient to its customer base, attractive facilities, and customer service. There can be no assurance that the Company will be able to continue to compete successfully with its competitors.

     Franchising


     The Company also competes with other franchisors of check cashing stores, the largest of which is Mr. Payroll which franchises kiosks in convenience stores (approximately 120 locations). The Company believes that its next largest competitor has fewer than 20 franchise stores open and that the Company is the largest check-cashing franchisor in the U.S.


     Finance Activities


     The used automobile finance industry is highly fragmented and highly competitive. Competition for non-prime auto finance comes from used car dealers carrying their own loans ("buy here, pay here"), local auto finance companies and individuals, and from national auto finance companies such as Monaco Finance, Auto Finance Group and Regional Acceptance Corp. Many of these competitors have substantially greater financial resources than the Company.
If CEF is not sold, there can be no assurance that the Company will be able to continue to compete successfully in financing activities with its competitors.


REGULATION

     General


     Company-owned and franchised money centers are subject to varying jurisdictions, some of which regulate check cashing fees, money order sales or require licensing of check cashing companies. In addition, the Company and its franchise owners are subject to federal regulation which requires the reporting of certain currency transactions. The Company's financing activities are subject to local, state and federal regulations which, among other things, require licensing, limit interest rates and fees, require certain disclosures, and define collection procedures.


     State Regulation


     At least twelve states set limits on check cashing fees: California, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Minnesota, New Jersey, New York, Ohio and Rhode Island. Several other states have licensing requirements which may require background investigations of principals, minimum net worth requirements, bonding, posting of fees and certain record keeping requirements. Although the Company and its franchises currently operate successfully in several of these states, the adoption of limits on check cashing fees in jurisdictions where the Company and its franchises operate could have an adverse affect on the Company's business, and the existence of check cashing fee limits in some states could restrict the ability of the Company to expand into some of those states.


     The Company's franchising activities are also subject to varying state regulations. Certain states require the Company to register its Franchise Offering Circular and Franchise Agreement for review and approval. Some states merely require filing of those documents with the states, while other states have no registration or filing requirement. In addition, most states have established certain guidelines which govern the ongoing relationship between the Company, as the franchisor, and its franchisees.

     The Company began selling its own money orders in 1992 and is subject to regulation relating to money order sales in Florida and Indiana. In addition to certain record keeping and minimum net worth requirements, Florida and Indiana require the posting of $250,000 and $130,000 bonds, respectively.

     To date, the Company's finance activities have been limited to the State of Florida where it is subject to certain licensing requirements, ceilings on interest rates and other charges, collection procedures and consumer protection laws. These requirements impose specific statutory liabilities upon creditors who violate their provisions. Both the Company's small consumer loan and auto finance programs have been audited by State of Florida representatives and found to be in compliance in all respects.

     Federal Regulation


     Under the Bank Secrecy Act and the Financial Recordkeeping and Currency and Foreign Transactions Reporting Act regulations of the U.S. Department of the Treasury, each financial institution, which includes the Company and its franchisees, must file a Currency Transaction Report ("CTR") for each deposit, withdrawal, exchange of currency, or other payment or transfer by, through, or to the financial institution, which involves a transaction in currency of more than $10,000. In addition, any series of transactions within a twenty-four hour period which total more than $10,000, and which the Company or franchisee has knowledge were effected for the same individual, must also be reported. Furthermore, the purchase of monetary instruments, such as money orders, for cash in amounts from $3,000 to $10,000 must be recorded. The Company believes its computerized operations and its training and supervision assist the Company in complying with these reporting requirements.

     The Company has elected to adopt the Uniform Franchise Offering Circular ("UFOC"), the form and content of which is prescribed by the United States Federal Trade Commission, for use in all states where it markets franchises.



           MARKET PRICES OF THE COMMON STOCK AND UNITS AND DIVIDENDS

     The following table sets forth the range of closing high and low bid prices for the periods and dates indicated, as reported by NASDAQ (symbols:
CHXS and CHXSU), for the Common Stock and the Units (each Unit consisting of four shares of Common Stock, and a warrant to purchase two shares of Common Stock at an exercise price of $3.00 per share), which are traded on the NASDAQ Small Caps Market. The prices below may reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions:

                                                        Common Stock                        Units
                                                         Bid Prices                       Bid Prices
                                                         Per Share                        Per Share
                                                         ---------                        ---------
Quarter Ended:                                  High                  Low          High                 Low
--------------                                  ----                 -----         ----                -----
         March 31, 1993                        $ 1.44               $  .81
         June 30, 1993                         $ 1.81               $ 1.12        $ 6.50              $ 5.00
         September 30, 1993                    $ 1.31               $  .75        $ 5.88              $ 4.25
         December 31, 1993                     $ 1.25               $ 1.06        $ 5.38              $ 3.50

         March 31, 1994                        $ 1.25               $ 1.12        $ 5.00              $ 3.63
         June 30, 1994                         $ 1.12               $  .94        $ 5.00              $ 3.25
         September 30, 1994                    $  .94               $  .78        $ 3.50              $ 3.13
         December 31, 1994                     $  .94               $  .62        $ 3.25              $ 2.00

         March 31, 1995                        $ 1.00               $  .69        $ 4.00              $ 2.75
         June 30, 1995                         $  .94               $  .75        $ 3.50              $ 2.50
         September 30, 1995                    $ 1.03               $  .75        $ 3.88              $ 2.75

         August 30, 1995(a)                    $ 1.00               $ 1.00        $ 3.38              $ 3.38
         October 13, 1995(b)                   $ 1.00               $ 1.00        $ 4.00              $ 4.00

         (a) Date immediately prior to public announcement of signing of letter of intent with Ace to enter into the Merger Agreement.
         (b) Date immediately prior to public announcement of signing Merger Agreement with Ace.

     The Company has never paid cash dividends on the Common Stock and, if the Merger is not consummated, does not anticipate the payment of cash dividends on the Common Stock in the foreseeable future. Any declaration of future dividends under such circumstances would be within the discretion of the Board of Directors and would depend upon its judgment, based upon such factors as earnings, capital requirements, and the operating and financial condition of the Company, at the time.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1995 AS COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1994

       Revenues

       Revenues for the quarter ended September 30, 1995, decreased 2%, or $36,000, to $1,895,000 as compared to $1,931,000 for the prior year period.

       Check Cashing Service Fees

       Company store revenues decreased 17%, or $241,000, to $1,195,000. The decrease is comprised of a 13% increase in comparable store revenues (22 stores which were open for both of the full two periods compared) of $112,000, an increase in revenues of $103,000 from 4 stores acquired after the second quarter 1994 plus $2,000 from a newly opened store, offset by a decrease in revenues from 11 stores sold of $384,000 and a decrease in revenues from 5 stores closed of $73,000.

       Franchise Revenues

       Franchise revenues for the 1995 period increased 35%, or $133,000, to $515,000 over the same period in 1994. Initial franchise sales fees increased 253%, or $109,000, to $152,000 for the period while continuing royalties increased 7%, or $24,000, to $363,000.

       Finance Revenues


       The Company makes small consumer loans through selected Company-owned stores and purchases at a discount loans receivable on used automobiles through a limited number of dealers in Florida. Finance revenues for the quarter ended September 30, 1995, were $207,000, an increase of $114,000, or 123%, over the same period in 1994, primarily the result of an increase in used automobile loans receivable. The Company's expansion of this operation is dependent upon its ability to successfully acquire additional capital to fund the purchase of new loans and/or to add selected used automobile dealers to its dealer network for origination of loans.


       Other Revenues


       Other revenues decreased to ($23,000) from $20,000 in the prior period. The other revenue for the 1994 period resulted from the gain on sale of a Company-owned store, while the reduction of other revenues for the same period in 1995 resulted principally from losses on the write-down of certain fixed assets related to stores closed.


       Store Expenses

       Store expenses for the 1995 period decreased 11%, or $149,000, to $1,193,000. Salaries and benefits decreased 18%, or $82,000; occupancy costs decreased 20%, or $42,000; returned check write offs increased 43%, or $30,000; store depreciation and amortization expense decreased 12%, or $11,000; other store expenses increased 7%, or $25,000; and area and regional expenses decreased 45%, or $68,000.

       Salaries and benefits decreased as a result of the net effect of an increase of $37,000 from the 22 comparable stores, an increase of 14% for those stores, plus $38,000 from the 4 acquired stores and $3,000 from a newly opened store, offset by a decrease of $121,000 from the 11 stores sold and $39,000 from the 5 closed stores. Occupancy expenses decreased as a result of fewer stores operating in the 1995 quarter than in 1994. The increase in returned check write-offs was comprised of an increase of $57,000 contributed by the 22 comparable stores, an increase of 163% for those stores, plus an increase of $2,000 from the 5 closed stores and $1,000 from a newly opened store, offset by a decrease of $28,000 from the 11 stores sold and a decrease of $2,000 from the 4 acquired stores. A significant amount of these uncollected returned items were checks cashed for established, commercial account customers, most of which are small businesses. These commercial customers have encountered financial difficulties of one sort or another, some due to declining business, others as a result of disputes between them and their customers over the acceptability of their goods or services sold resulting in stop payments being placed on checks issued to them by their customers as payment for their goods and services. Management believes a significant portion of these returned items will ultimately be collected. However, due to the nature of the items, the related disputes between the makers of the checks and our commercial customers, collection of these items generally requires our requesting the involvement of the State's Attorney. As a result, the cycle time for successful collection of these returned items is significantly longer than that, for example, for a payroll check or even a personal check, which can typically be collected within a period of several days. Depreciation and amortization decreased, with increases of $13,000 from the 22 comparable stores, $5,000 from the 4 acquired stores and $2,000 from the newly opened store being offset by a decrease of $26,000 from the 11 stores sold and $5,000 from the 5 closed stores. The increase related to comparable stores resulted from upgrades to older stores plus redesign and upgrade of our training store, which is also utilized for training of our franchisees. The increase in other store expenses resulted primarily from an increase of $134,000 from the 22 comparable stores, an increase of 69% for those stores, with significant contributors being bank charges, advertising, and the corporate overhead expense allocation. This increase was offset by a net decrease of $109,000 from the sold, closed, acquired and newly opened stores. The decline in area and regional expenses is comprised of decreases of $40,000 from the 11 stores sold, $18,000 from the 5 stores closed, $8,000 from the 4 acquired stores and $2,000 from the 22 comparable stores. This decrease results primarily from the elimination of two areas due to the sale of 5 stores in California in January 1995 and 2 stores in South Florida during the fourth quarter 1994, plus other savings resulting from stores sold and closed.


       The Company implemented a management change in fourth quarter 1994 and assigned responsibility for management of the Company-owned stores to the operations support group, which also oversees franchise store operations. This management change has resulted in the reduction of area and regional expenses, primarily salaries. The Company has focused on attracting and retaining quality personnel at the store level, the front lines of the check cashing operation, which has resulted in an increase in salaries at the store level. Management believes that this investment in attracting, training, motivating, and thereby retaining quality store personnel will have a positive effect on the future results of the check cashing operations.


       Franchise Expenses

       Franchise expenses for the 1995 period increased 38%, or $139,000, to $501,000. Salaries and benefits increased 44%, or $56,000, to $183,000. Advertising expense increased 38%, or $18,000, to $65,000, due to marketing of franchise kiosks targeted at convenience stores which was initiated in the third quarter of 1994, and an increase in full-service franchise marketing. Fees associated with the installation of the Company's proprietary check cashing computer system for new franchisees increased 500%, or $15,000, to $18,000 due to a larger number of new franchisee store locations in 1995 versus 1994. Occupancy costs decreased 15%, or $3,000, to $17,000. Depreciation and amortization expense decreased 23%, or $6,000, to $20,000 due to a reduction in amortization of the excess purchase price recorded with respect to the Check-X-Change acquisition, resulting from the final adjustment of purchase accounting as of October 1, 1994, whereby goodwill was reduced by approximately $190,000. Travel and lodging expense decreased 36%, or $41,000, to $73,000, primarily due to a shift in timing for many franchise visits from the third quarter in 1994 to the second quarter in 1995. Professional services expenses increased 725%, or $29,000, to $33,000, all related to an increase in activity related to licensing, registering and protecting the Check Express USA and Check-X-Change trade names, trademarks and other intellectual property. Other expenses increased 152%, or $38,000, to $63,000, primarily the result of increased telephone expenses and other costs associated with additional sales and other personnel. The corporate overhead allocation increased to $29,000 for 1995.

       Finance Expenses

       Expenses associated with the Company's small consumer loan and auto loan finance activities increased 63%, or $32,000, to $83,000 in 1995. Salaries and benefits increased 14%, or $4,000, to $32,000, provision for loan losses increased 222%, or $20,000, to $29,000, and other expenses increased 57%, or $8,000, to $22,000. The increase in the provision for loan losses is due to reserves established for losses anticipated related to installment notes receivable purchased from a used automobile dealer, who has recently experienced financial difficulties and, as a result, gone out of business. As of October 31, 1995, the Company has thirty eight active accounts purchased from this dealer, with an aggregate balance due net of unearned discount of approximately $65,000, approximately $56,000 of which is contractually current within 30 days on their payments due. As of the same date, the Company has ten accounts from this dealer currently in repossession, such accounts having a balance due net of unearned discounts of approximately $18,000. One of the other two dealers with which the Company does business is assisting in repossessing and either retailing or selling at auction the automobiles underlying any of these installment notes receivable which are or may become non-performing. The total balance due net of unearned discount from the forty eight accounts purchased from this dealer is approximately $83,000, or 3% of the Company's total installment notes receivable as of September 30, 1995 of $2,692,000 and 132% of the reserve for doubtful accounts of $63,000 established as of September 30, 1995.

       Headquarters Expenses

       Headquarters expenses decreased 23%, or $46,000, to $150,000, the net result of increases to components of headquarters expenses offset by related increases in allocations of certain expenses to the Company's operations.

       Corporate overhead expenses, before allocations to operations, increased 18%, or $38,000, to $244,000. Salaries and benefits increased 32%, or $34,000, to $141,000, due to additional personnel. Occupancy costs increased 38%, or $3,000, to $11,000 as a result of an increase in the amount of rent expense allocated to corporate overhead functions versus various operations functions. Depreciation and amortization expense decreased 14%, or $3,000, to $19,000. Other expenses increased 6%, or $4,000, to $73,000, primarily due to additional expenses related to the 1994 business expansion.

       Interest Expense

       Interest expense increased 40%, or $32,000, to $111,000, primarily due to increased interest paid to banks and individuals for loans made to help fund acquisitions, plus interest paid to banks due to the growth in the Company's portfolio of auto finance receivables. Approximately $63,000 of the interest expense for the 1995 period is allocable to funding of the Finance operation.

       Loss Before Income Taxes

       Loss before income taxes increased 45%, or $45,000, to $145,000 for the 1995 period as compared to $100,000 in 1994.

       Income Taxes Benefit

       Benefit from income taxes for the 1995 period is $73,000 as compared to $51,000 in 1994, representing estimated effective income tax rates of approximately 50% for both periods. The effective tax rate for both periods is higher than the statutory rate principally as a result of the amount of goodwill amortization related to certain acquisition transactions which occurred principally at the end of 1993, in relation to the amounts of pre-tax income for these periods. Those acquisitions were structured as non-taxable reorganizations, which resulted in the amortization of intangibles for book accounting purposes being non-deductible for income taxes. Acquisitions made by the Company since then have been structured as taxable transactions, which results in a deduction for income tax purposes of amortization of intangibles.

       Net Loss

       The net effect of the matters discussed above is that the net loss for the quarter ended September 30, 1995, increased to $72,000 (a loss of $.01 per share on 5,060,982 weighted average number of shares outstanding) as compared to $49,000 (a loss of $.01 per share on 4,815,976 weighted average number of shares outstanding) for the prior year period.

NINE MONTHS ENDED SEPTEMBER 30, 1995 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

       Revenues

       Revenues for the nine months ended September 30, 1995, increased 9%, or $480,000, to $6,014,000 as compared to $5,534,000 for the prior year period.

       Check Cashing Service Fees

       Company store revenues decreased 9%, or $352,000, to $3,777,000. The decrease was comprised of an increase in comparable store revenues (22 stores which were open for both of the full two periods compared) of 7%, or $201,000, in addition to an increase in revenues of $522,000 from 4 stores acquired after the second quarter 1994, offset by a decrease in revenues from 11 stores sold of $940,000 and a decrease in revenues from 5 stores closed of $135,000.

       The increase in comparable store revenues includes a decrease in fees from the Company's income tax electronic filing and refund anticipation loan programs of $64,000, the direct result of changes made by the Internal Revenue Service with respect to processing of income tax returns filed electronically and applying for a refund anticipation loan. Check cashing fees in our 22 comparable stores continue to show improvements over the prior year, the combined result of a slight fee increase on certain types of checks cashed and an increase in the face amount of checks cashed.

       Franchise Revenues

       Franchise revenues for the 1995 period increased 21%, or $238,000, to $1,375,000, compared to $1,137,000 for the same period in 1994. Initial franchise sales fees increased 90%, or $139,000, to $293,000 for the period while continuing royalties increased 10%, or $99,000, to $1,082,000.

       Finance Revenues


       The Company makes small consumer loans through selected Company-owned stores and purchases at a discount loans receivable on used automobiles through a limited number of dealers in Florida. Finance revenues for the nine months ended September 30, 1995, were $608,000, an increase of $397,000, or 188%, over the same period in 1994, primarily the result of an increase in used automobile loans receivable. The Company's expansion of this operation is dependent upon it's ability to successfully acquire additional capital to fund the purchase of new loans and/or to add selected used automobile dealers to its dealer network for origination of loans.

       Other Revenues


       Other revenues increased to $253,000 from $57,000 in the prior period. The other revenue for the 1994 period resulted primarily from the gain on sale of a Company-owned store, while the other revenues for the same period in 1995 resulted principally from the gain on sale in January 1995 of 5 stores located in California offset by losses on the write-down of certain fixed assets related to stores closed during 1995.


       Store Expenses

       Store expenses for the 1995 period decreased 1%, or $34,000, to $3,669,000. Salaries and benefits decreased $2,000, or less than 1%; occupancy costs decreased 9%, or $49,000; returned check write offs increased 6%, or $13,000; store depreciation and amortization expense decreased 4%, or $9,000; other store expenses increased 16%, or $171,000; and area and regional expenses decreased 40%, or $158,000.

       Salaries and benefits decreased as a result of the net effect of increases of $128,000 from the 22 comparable stores, an increase of 16% for those stores, plus $203,000 from the 4 acquired stores and $5,000 from a newly opened store, offset by decreases of $277,000 from the 11 stores sold and $61,000 from the 5 closed stores. Occupancy expenses decreased as a result of fewer stores operating in the 1995 period than in 1994. The increase in returned check write-offs was comprised of increases of $88,000 contributed by the 22 comparable stores, a 71% increase for those stores, $8,000 from the 4 acquired stores and $1,000 from a newly opened store, offset by a decrease of $84,000 from the 11 stores sold. A significant amount of these uncollected returned items were checks cashed for established, commercial account customers, most of which are small businesses. These commercial customers have encountered financial difficulties of one sort or another, some due to declining business, others as a result of disputes between them and their customers over the acceptability of their goods or services sold resulting in stop payments being placed on checks issued to them by their customers as payment for their goods and services. Management believes a significant portion of these returned items will ultimately be collected. However, due to the nature of the items, the related disputes between the makers of the checks and our commercial customers, collection of these items generally requires our requesting the involvement of the State's Attorney. As a result, the cycle time for successful collection of these returned items is significantly longer than that, for example, for a payroll check or even a personal check, which can typically be collected within a period of several days. Depreciation and amortization decreased, resulting from increases of $22,000 from the 22 comparable stores, $27,000 from the 4 acquired stores and $3,000 from the newly opened store, offset by decreases of $56,000 from the 11 stores sold and $5,000 from the 5 closed stores. The increase related to comparable stores resulted mainly from upgrades to older stores plus redesign and upgrade of our training store, which is also utilized for training of our franchisees. The increase in other store expenses resulted primarily from an increase of $232,000 from the 22 comparable stores, an increase of 39% for those stores, with significant contributors being bank charges, advertising, and the corporate overhead expense allocation. This increase was offset by a net decrease of $109,000 from the sold, closed, acquired and newly opened stores. The decline in area and regional expenses reflects the net effect of an increase of $1,000 related to a newly opened store offset by decreases of $88,000 from the 11 stores sold, $34,000 from the 5 stores closed, $7,000 from the 4 acquired stores, and $30,000 from the 22 comparable stores, comprised mainly of a reduction in personnel costs offset by recruiting expenses related to the management trainee program implemented during the first quarter 1995. The decrease in area and regional expenses results primarily from the elimination of two areas due to the sale of 5 stores in California in January 1995 and 2 stores in South Florida during the fourth quarter 1994, plus other savings resulting from stores sold and closed.

       The Company implemented a management change in fourth quarter 1994 and assigned responsibility for management of the Company-owned stores to the operations support group, which also oversees franchise store operations. This management change has resulted in the reduction of area and regional expenses, primarily salaries. The Company has focused on attracting and retaining quality personnel at the store level, the front lines of the check cashing operation, which has resulted in an increase in salaries at the store level. Management believes that this investment in attracting, training, motivating, and thereby retaining quality store personnel will have a positive effect on the future results of the check cashing operations.


       Franchise Expenses

       Franchise expenses for the 1995 period increased 52%, or $430,000, to $1,259,000. Salaries and benefits increased 30%, or $110,000, to $480,000.
Advertising expense increased 90%, or $80,000, to $169,000, due to marketing of franchise kiosks targeted at convenience stores which was initiated in the third quarter of 1994, and an increase in full-service franchise marketing. Fees associated with the installation of the Company's proprietary check cashing computer system for new franchisees increased 100%, or $15,000, to $30,000 due to a larger number of new franchisee store locations in 1995 versus 1994. Occupancy expenses increased 22%, or $9,000, to $50,000. Depreciation and amortization expense decreased 21%, or $16,000, to $60,000 due to a reduction in amortization of the excess purchase price recorded with respect to the Check-X-Change acquisition, resulting from the final adjustment of purchase accounting as of October 1, 1994, whereby goodwill was reduced by approximately $190,000. Travel and lodging expenses increased 1%, or $2,000, to $137,000. Professional services expenses increased 393%, or $55,000, to $69,000, all related to an increase in activity related to licensing, registering and protecting the Check Express USA and Check-X-Change trade names, trademarks and other intellectual property. Other expenses increased 75%, or $77,000, to $179,000, primarily the result of increased telephone expenses and other costs associated with additional sales and other personnel, plus the net costs incurred by the Company in organizing and hosting an annual convention for its franchise owners. The corporate overhead allocation increased to $85,000 for 1995.

       Finance Expenses

       Expenses associated with the Company's small consumer loan and auto loan finance activities increased $76,000, or 63%, to $196,000 in 1995. Salaries and benefits increased $28,000, or 46%, to $89,000, provision for loan losses increased $30,000, or 150%, to $50,000, and other expenses increased 46%, or $18,000, to $57,000. Approximately $20,000 of the increase in the provision for loan losses is due to reserves established for losses anticipated related to installment notes receivable purchased from a used automobile dealer, who has recently experienced financial difficulties and, as a result, gone out of business. As of October 31, 1995, the Company has thirty eight active accounts purchased from this dealer, with an aggregate balance due net of unearned discount of approximately $65,000, approximately $56,000 of which is contractually current within 30 days on their payments due. As of the same date, the Company has ten accounts from this dealer currently in repossession, such accounts having a balance due net of unearned discounts of approximately $18,000. One of the other two dealers with which the Company does business is assisting in repossessing and either retailing or selling at auction the automobiles underlying any of these installment notes receivable which are or may become non-performing. The total balance due net of unearned discount from the forty eight accounts purchased from this dealer is approximately $83,000, or 3% of the Company's total installment notes receivable as of September 30, 1995 of $2,692,000 and 132% of the reserve for doubtful accounts of $63,000 established as of September 30, 1995. The other $10,000 of the increase in provision for loan losses for the period results from growth of the reserve for doubtful accounts in connection with the growth in the total portfolio of installment notes receivable.

       Headquarters Expenses

       Headquarters expenses decreased $46,000, or 8%, to $506,000 in 1995, the net result of increases to components of headquarters expenses offset by related increases in allocations of certain expenses to the Company's operations.

       Corporate overhead expenses, before allocations to operations, increased 29%, or $178,000, to $782,000. Salaries and benefits increased 32%, or $108,000, to $443,000, due to additional personnel. Occupancy costs increased 50%, or $10,000, to $30,000 as a result of increased rent at the relocated corporate offices and an increase in the amount of rent expense allocated to corporate overhead functions versus various operations functions. Depreciation and amortization expense increased 31%, or $14,000, to $59,000, primarily due to additional telephone and computer equipment. Other expenses increased 23%, or $46,000, to $250,000, primarily due to additional expenses related to the 1994 business expansion.

       Interest Expense

       Interest expense increased 84%, or $146,000, to $319,000, primarily due to increased interest paid to banks and individuals for loans made to help fund acquisitions, plus interest paid to banks due to the growth in the Company's portfolio of auto finance receivables. Approximately $152,000 of the interest expense for the 1995 period is allocable to funding of the Finance operation.

       Income before Income Taxes

       Income before income taxes decreased 59%, or $92,000, to $65,000 for the 1995 period as compared to $157,000 in 1994.

       Income Taxes

       Provision for income taxes for 1995 period is $33,000 as compared to $65,000 in 1994, representing estimated effective income tax rates of approximately 50% and 41%, respectively. The increase in effective tax rate for 1995 as compared to 1994 and the relatively high effective tax rate for both periods is principally the result of the increase in the amount of goodwill amortization related to certain acquisition transactions which occurred principally at the end of 1993, in relation to the amounts of pre-tax income for these periods. Those acquisitions were structured as non-taxable reorganizations, which resulted in the amortization of intangibles for book accounting purposes being non-deductible for income taxes. Acquisitions made by the Company since then have been structured as taxable transactions, which results in a deduction for income tax purposes of amortization of intangibles.

       Net Income

       The net effect of the matters discussed above is that net income for the nine months ended September 30, 1995, decreased to $33,000 ($.01 per share on 5,019,970 weighted average number of shares outstanding) as compared to $93,000 ($.02 per share on 4,806,597 weighted average number of shares outstanding) for the prior year period.

YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO DECEMBER 31, 1993.

       Revenues

       Revenues for the year ended December 31, 1994, increased 77%, or $3,265,000, to $7,533,000 as compared to $4,268,000 for the year ended December 31, 1993.

       Check Cashing Service Fees


       Company store revenues increased 75%, or $2,415,000, to $5,654,000, primarily due to an increase in the number of stores operated during 1994 as compared to 1993. A decrease in comparable store revenues (17 stores which were open for both of the full two years compared) of less than 1%, or $21,000, to $2,762,000, was offset by $166,000 in revenues from one store opened in fourth quarter 1993 and from two stores opened in 1994. During fourth quarter 1993 and throughout 1994, the Company acquired 20 stores and sold 6 stores (5 to Check Express franchisees and 1 to a third-party), resulting in a net increase in Company store revenues of $2,264,000 in 1994 as compared to 1993.


       Franchise Revenues

       Franchise revenues increased 59%, or $567,000, to $1,521,000. A decrease in initial franchise sales fees of 57%, or $241,000, to $183,000, was offset by an increase in continuing royalties of 152%, or $808,000, to $1,338,000. The acquisition of Check-X-Change Corporation in October of 1993 contributed 82%, or $660,000, of the increase in continuing royalties.

       Finance Revenues


       The Company began test marketing loans in fourth quarter 1993. Loans ranging from $100 to $1,000 are made to customers at selected Company-owned stores. The Company also purchases at a discount loans on used automobiles through a limited number of dealers in Florida. Finance revenues increased to $323,000 in 1994 from $11,000 in 1993. Based on results to date and provided it is successful in acquiring additional capital to fund new loans, the Company intends to expand its finance activities.


       Other Revenues

       Other revenues decreased 42%, or $28,000, to $35,000, primarily due to a decrease in interest income.

       Store Expenses


       Store expenses for 1994 increased 82%, or $2,203,000, to $4,888,000, primarily the result of the increased number of stores operated during 1994 as compared to 1993. Salaries and benefits increased 68%, or $683,000, to $1,690,000; occupancy costs increased 88%, or $360,000, to $769,000; store depreciation and amortization increased 31%, or $76,000, to $320,000; and other store expenses increased 84%, or $579,000, to $1,271,000, all primarily as a result of the additional stores. Returned check write offs increased 169%, or $217,000, to $346,000, in part due to the increased number of stores and, in part, due to certain procedures not having been properly followed at the store level. In order to re-establish store operating procedures, the Company implemented a management change in fourth quarter 1994 and assigned responsibility for management of the Company-owned stores to the operations support group, which also oversees franchise store operations. The Company believes that this change in management of Company-owned stores will, over time, result in returned check write offs more consistent with historical levels. Returned check write offs as a percentage of the face amount of checks cashed increased to 0.22% for 1994 as compared to 0.14% in 1993. Area and regional expenses increased 140%, or $287,000, to $492,000, primarily as a result of an increase in the number of area managers and related expenses resulting from the additional stores.

       Franchise Expenses

       Franchise expenses increased 61%, or $468,000, to $1,241,000, primarily due to the acquisition of Check-X-Change in October of 1993. Salaries and benefits increased 87%, or $249,000, to $536,000. Advertising expense increased 188%, or $107,000, to $164,000, due to new marketing of franchise kiosks targeted at convenience stores and an increase in full-service franchise marketing. Depreciation and amortization expense increased 143%, or $39,000, to $66,000 due to amortization of the Check-X-Change acquisition. Travel and lodging expense increased 163%, or $101,000, to $163,000, primarily due to the increased number of franchise stores. Other expenses decreased 18%, or $57,000, to $255,000, primarily due to a decrease in computer expenses related to the opening of new franchises.

       Finance Expenses

       Expenses associated with the Company's small consumer loan and auto loan finance activities increased from $26,000 in 1993 to $168,000 in 1994.
Salaries and benefits increased to $83,000, occupancy costs increased to $11,000, provision for loan losses increased to $32,000 and other expenses increased to $42,000.

       Headquarters Expense

       Headquarters expenses increased 70%, or $366,000, to $888,000, primarily due to an increase in salaries and benefits of 75% or $214,000, to $498,000, due to additional accounting personnel and compensation, including $83,000 in finders fees, paid to a new manager of acquisitions, of which approximately $60,000 are related to stores acquired in California in 1994 which were sold for an approximate gain of $290,000 in January 1995. Occupancy costs increased 74%, or $13,000, to $29,000 as a result of increased rent at the relocated corporate offices. Depreciation and amortization expense increased 80%, or $27,000, to $61,000 due to additional telephone and computer equipment. Other expenses increased 60%, or $113,000, to $300,000, primarily due to additional expenses related to the 1994 business expansion.

       Interest Expense

       Interest expense increased 114%, or $150,000, to $281,000, primarily due to increased interest paid to banks and individuals for loans made to help fund acquisitions and interest paid to banks due to the growth in the Company's portfolio of consumer loans and auto finance receivables.

       Income before Income Taxes

       Income before income taxes decreased 49%, or $64,000, to $67,000, in 1994 as compared to $131,000 in 1993.

       Income Taxes

       Provision for income taxes for 1994 is $66,000 as compared to $65,000 in 1993, representing effective income tax rates of approximately 100% and 50%, respectively. The increase in effective tax rate for 1994 as compared to 1993 and the relatively high effective tax rate for both periods is principally the result of the increase in the amount of goodwill amortization related to certain acquisition transactions which occurred principally at the end of 1993, in relation to the relatively low amounts of pre-tax income for these periods. Those acquisitions were structured as non-taxable reorganizations, which resulted in the amortization of intangibles for book accounting purposes being non-deductible for income taxes. Acquisitions made by the Company since then have been structured as taxable transactions, which results in a deduction for income tax purposes of amortization of intangibles.

       Net Income

       The net effect of the matters discussed above is that net income for 1994 decreased to $467 ($.00 per share on 4,864,832 fully diluted number of shares outstanding) as compared to $66,000 ($.02 per share on 3,284,774 fully diluted number of shares outstanding) in 1993.

RECENT ACCOUNTING PRONOUNCEMENTS


       During 1993, the Accounting Standards Executive Committee issued Statement of Position 93-7 (SOP), Reporting on Advertising Costs, which the Company adopted prospectively as required in 1995. The SOP requires that advertising costs be expensed when incurred, with the exception of the costs of direct-response advertising, which are capitalized and amortized over the period that benefits are received. The Company's current policies are generally in compliance with the SOP, and therefore, its adoption is not expected to have a significant effect on the Company's financial position or results of operations.


LIQUIDITY AND CAPITAL RESOURCES.

       In January 1993, the Company entered into an agreement with its primary bank which provided the Company with a $400,000 operating revolving credit line at prime plus 1.25% and a $270,000 five year term loan (funded in April 1993) at a floating rate of prime plus 1.25%, with monthly principal and interest payments. The loan terms contain covenants which require the Company to maintain a tangible net worth of at least $1,000,000 and a ratio of total debt (excluding subordinated or junior debt) to tangible net worth of not more than
2.0 to 1.0. For such purposes, "tangible net worth" means (1) the aggregate amount of assets (excluding intangible assets), equity, and similar items reflected on the Company's balance sheet, plus the amounts of any subordinated debt, junior debt and debt to stockholders, less (2) liabilities. The loans contain cross-collateral provisions, are secured by substantially all of the assets of the Company and are personally guaranteed by the Company's Chairman and CEO.


       The Company owes its primary bank approximately $91,000 under a ten year promissory note bearing interest at 8.5% per annum, due May 18, 2003. The note is secured by a mortgage on an improved site in Tampa, Florida, which was purchased for $106,000 and at which the Company operates a Company-owned store.


       In February 1994, the Company executed new loan agreements with its primary bank which provided for an increase in the revolving credit line to $500,000 and a new seven year $880,000 term loan at a fixed rate of 8.25%, with monthly principal and interest payments. Proceeds from the term loan were used to partially fund the acquisitions and purchases of stores and for working capital for the acquired stores. In August 1994, the Company obtained an additional $250,000 in revolving credit line from its primary bank.

       Effective August 31, 1995, the Company converted the two revolving lines of credit totaling $750,000 into a thirteen month term loan of $650,000. This term loan bears interest at 11.5% per annum and requires a monthly principal and interest payment of $49,835. This loan is collateralized specifically by certain installment notes receivable of the Company's wholly owned subsidiary, Check Express Finance, Inc., is cross-collateralized with all other debt provided by the Company's primary bank by substantially all the assets of the Company, and is personally guaranteed by the Company's President and CEO.

       The cumulative amount remaining due as of September 30, 1995 under the three term loans with the Company's primary bank was $1,560,000.

       In May 1994, the Company obtained a revolving credit line in the amount of $100,000 (subsequently increased to $200,000) from a Washington bank to supplement cash required during peak check cashing periods at its Washington stores. The terms of this facility also include financial covenants measured using the stand alone balances of the subsidiary and require compliance with all covenants related to the debt provided by the Company's primary bank in Florida. Amounts outstanding under this facility bear interest at prime plus 2% and are personally guaranteed by the Company's President and CEO.


       The Company has obtained a series of three-year term notes payable to another bank, $500,000 in December 1994, $400,000 in April 1995, $200,000 in
June 1995, $114,000 in October 1995, and $300,000 in November 1995,
collateralized by certain installment notes receivable of the Company's wholly owned subsidiary, Check Express Finance, Inc. and personally guaranteed the Company's President and CEO. The first three notes payable bear interest at variable interest rates ranging from 10.625% per annum to 11.125%, to be adjusted annually, with the October 1995 and November 1995 notes bearing interest at a fixed rate of 11.125% per annum. These five notes payable require an aggregate minimum monthly principal and interest payment totaling $56,889. The Company has made additional principal payments on these notes each month to the extent that collections on the underlying installment notes receivable collateralizing the notes payable have exceeded the aggregate minimum monthly principal and interest payment on the then outstanding notes payable to the bank. The cumulative amount remaining due under the three term notes payable outstanding as of September 30, 1995 was $468,000.

       Also effective August 31, 1995, the Company and its wholly owned subsidiary Check Express Finance, Inc. entered into a $500,000 revolving credit agreement with another bank, and obtained an initial advance thereunder of $500,000 under a two-year term note payable collateralized by certain installment notes receivable of Check Express Finance, Inc. This term note payable bears interest at a fixed rate of 10.75% per annum and requires a minimum monthly interest and principal payment of $23,246. Additional principal payments will be made monthly, as a result of early pay-downs or payoffs of installment notes receivable collateralizing the loan, to the extent the Borrowing Base calculated under the terms of the credit agreement and based on the balances of the installment notes receivable outstanding at each month end is less than the principal balance of the term note payable. Check Express Finance, Inc. may request subsequent advances, in minimum increments of $100,000, to the extent that the revolving credit facility of $500,000 is not fully accessed. The Company and the Company's President and CEO have provided guarantees to the bank regarding this term note payable.


       The Company converted $82,000 of the $108,000 outstanding as of September 30, 1995, of its 11% per annum unsecured notes payable which had balloon payments due November 1, 1995, to term notes with the same monthly payments of principal and interest until the balances are liquidated, October 1, 1997.

       In 1994, the Company expended approximately $1,090,000 in cash and issued approximately $1,089,000 in notes as consideration for the acquisition of 17 Company-owned stores, and received $90,000 in cash and $1,030,000 in notes for the sale of six stores plus approximately $170,000 in cash. Through September 30, 1995, the Company has received approximately $982,000 in cash for 5 Company-owned stores sold in January 1995.


       In 1994, the Company expended approximately $285,000 in cash and $65,000 under capital lease agreements for the purchase of a new telephone system for its corporate headquarters and for the purchase of additional computer equipment for the headquarters and for the acquired stores. No amounts have been expended under capital lease agreements through September 30, 1995.

       In 1994, the Company expended $1,490,000 for its consumer loan and auto finance receivables as compared to $98,000 in 1993. Through September 30, 1995, the Company has expended approximately $1,164,000 for similar installment notes receivable.

       Because the Company's operations consist primarily of check cashing and other financial services, its combined liquidity is readily ascertainable. At September 30, 1995, 15% of the Company's $10,607,000 in total assets consisted of cash.


        In November 1995, Seattle-First National Bank ("Seafirst"), the Company's bank for its operations in the State of Washington, informed the Company that it would no longer permit the Company access to funds represented by account balances reflected by checks deposited with Seafirst but not yet cleared through the banking system. As a result, cash availability to the Company was expected to decline by between approximately $150,000 to $650,000, depending on the day of the week and time of the month. This change, along with scheduled debt payments of the Company and short-term anticipated operating cash flows, resulted in a concern as to the adequacy of the Company's cash availability, absent additional borrowings, to support anticipated levels of store operations through consummation of the Merger. Mr. Larry F. Lang, Chairman and CEO of the Company, informed Mr. Donald H. Neustadt, the President and Chief Executive Officer of Ace, of such circumstance in late November. In light of the pending Merger, Ace indicated its willingness to provide the Company with cash on a short-term basis, and on November 30, 1995, the Company borrowed $450,000 from Ace. The loan, which is evidenced by a promissory note of the Company in favor of Ace, must be repaid with interest on demand by Ace. The principal balance of the loan bears interest at a variable annual rate equal to 2% above the prime rate, and payment of the promissory note is secured by a security interest in all of the Company's assets at the Company's four owned check-cashing locations in Indianapolis, Indiana. Ace does not expect to make demand for payment so long as the parties continue to proceed toward consummation of the Merger. If the Merger is not consummated, however, Ace expects promptly to demand payment of the principal balance of the loan and all accrued interest thereon.

        If the Merger is not consummated and if CEF is not sold, then, after repayment of the loan from Ace, the Company would require additional capital to continue its present level of operations. The Company believes such capital could be obtained by selling either a portion of its installment loan portfolio or one or more of its Company-owned stores.


SPECIAL CONSIDERATIONS

       The Company's business is subject to various continuing risks, including those described below.

       Competition

       As described above, the Company is in competition with various other businesses that cash checks, sell franchises and make loans. Many of the Company's competitors have significantly greater financial resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully with such other businesses.

       Inherent Risks of Cash Business

       The services provided at Company-owned money centers require each store to maintain a certain amount of cash on hand which presents a risk of cash shortages from employee error and theft. The Company has implemented controls and security procedures to minimize this risk; however, the risk cannot be totally eliminated. In addition, because the Company cashes checks, it is subject to losses from returned checks. For fiscal years ended December 31, 1994 and 1993, returned checks, net of collections, and cash shortages totaled 6.1% and 4.0% of check cashing service fees, respectively. Through September 30, 1995, returned checks, net of collections, and cash shortages totaled 6.8% of check cashing service fees.

       Inherent Risks of Finance Business

       The Company is making small consumer loans and providing used automobile financing to individuals, most of whom can be characterized as high credit risks. Although the Company's actual losses from its financing activities have been minimal to date, there can be no assurance that the Company will be able to continue to operate with similar loan loss experience in the future. The Company recorded a $32,000 provision for loan losses in 1994 and a $50,000 provision through September 30, 1995.

       The used automobile financing installment notes receivable are secured by the automobile and the Company has recourse agreements with each dealer such that management (repossession and resale) of the collateral supporting non-performing loans is the responsibility of the dealers. The Company currently purchases these installment notes receivable primarily from two used automobile dealers located in Central Florida.

       Management does not feel that this concentration of business with two dealers represents a significant credit risk as the Central Florida used automobile industry is very strong, primarily because of the significance of the entertainment and recreation service industry in this geographic region, with a significant number of dealers. The dealer becomes part of the credit risk management structure only at the point at which the loan is non-performing and can not be recovered through the Company's collection efforts. At this point the dealer is responsible under the recourse agreement for repossessing and selling the automobile at auction in order to recover proceeds to the extent practically feasible. This assumes the dealer can not or does not wish to recondition and resell the automobile again; the normal course is for this resale to occur and the note related to the repossession to be settled by the dealer, typically at an amount representing break even on the net investment in the note at repossession. The new note related to the resale may or may not be purchased from the dealer, in accordance with the Company's normal purchase criteria for such notes. In the event one of these dealers was unable to fulfill his commitments with respect to the recourse agreement, the Company would utilize the other dealer to manage non-performing loans. The other dealer would be asked to repossess, recondition and resell the automobile, which would be both in the best interest of the dealer, due to the profit motive involved, and the best interest of the Company. The likelihood of both dealers experiencing difficulty at the same time is considered remote. If that were to occur, the Company would still have the ability to mitigate losses by working with other dealers in the market, many of whom are familiar to management personnel of the finance operation, to assist with management of non-performing loans.

       Government Regulation

       There are some states which currently regulate check cashing stores. Regulations vary from state to state and range from simple minimum licensing requirements to limits on check cashing fees. The Company and several of its franchisees operate in states which have regulations affecting check cashing stores. In addition, federal and some state regulations require the reporting of certain currency transactions. The Company began selling its own money orders in September of 1992 and operates under money order licensing regulations promulgated by the States of Florida and Indiana. The Company's finance activities are subject to numerous local, state and federal regulations. There can be no assurance that the Company will not be materially adversely affected by legislation or regulations currently in existence or which may be enacted in the future.

       Seasonality

       The check cashing business is seasonal, in large part the result of the timing of income tax refunds and the fees earned from the cashing of income tax refund and refund anticipation loan checks. Historically, most of the revenues for these seasonal services are earned within the six months ending June 30. The timing of the sale of new franchises is impossible to predict and can have a material effect on the results of operations of a particular quarter. However, the Company believes that the growth in continuing royalties, combined with the growth in finance revenues, may serve to mitigate the seasonality effect of the income tax season and the timing of new franchise sales. Accordingly, the results of operations for any one quarter are not necessarily indicative of the results of operations which may be realized for the full year.

       Effect of Inflation

       The Company believes that inflation does not currently have a material effect on its results of operations.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information concerning the beneficial ownership of shares of the Common Stock as of November 30, 1995 by
(1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group. Except as reflected in footnote 14 to the following table, the Company believes that each of the following shareholders has the sole voting and dispositive power over the shares held by each shareholder.


                                                           Amount and
                                                           Nature of
         Name of Beneficial Owner                          Beneficial             Percent
           or Number in Group(1)                           Ownership(2)          of Class(3)
         ------------------------                          ------------          -----------
       Larry F. Lang(4,14)                                   823,570               16.27
       Joseph J. Wozniak(5,14)                               160,552                3.17
       Patrick J. McEnany(6,14)                              151,686                2.99
       W. Keith Schilit(7)                                    27,500                0.54
       Decker A. Todd(8)                                      31,500                0.62
       Stephen L. Selka(9,14)                                487,000                9.62
       Paradise Valley Securities, Inc.(10,13)               384,600                7.59
       Hayden R. Fleming(11,13)                              288,835                5.70
       All Directors and Executive Officers
         as a Group (5 persons)(12)                        1,194,808               23.59
       Ace Cash Express, Inc.(14)                          1,657,606               32.75

(1) Mr. Lang's mailing address is 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida, 33602. Mr. Wozniak's mailing address is 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida, 33602. Mr. McEnany's mailing address is 16600 N.W. 54th Avenue, Miami, Florida 33014. Mr. Schilit's mailing address is 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida, 33602. Mr. Todd's mailing address is 101 East Kennedy Boulevard, Suite 3800, Tampa, Florida, 33602. Mr. Selka's mailing address is 3420 Cleveland Avenue, Fr. Myers, Florida, 33901. Paradise Valley Securities, Inc.'s mailing address is 11811 North Tatum Blvd., Suite 4040, Phoenix, AZ 85028. Mr. Fleming's mailing address is 11811 North Tatum Blvd., Suite 4040, Phoenix, AZ 85028.
(2) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
(3) As to each named person or group, assumes the exercise of all options and warrants beneficially owned by such person or group, but not the exercise of any options or warrants owned by any other person or group, divided by 5,061,003 shares of Common Stock outstanding.
(4) 663,570 shares of Common Stock, and options/warrants to purchase 160,000 shares (2,500 shares at an exercise price of $1.00 per share expiring December 31, 1997, 50,000 shares at an exercise price of $.875 per share expiring February 28, 1998, 2,500 shares at an exercise price of $1.125 expiring September 12, 1998, 50,000 shares at an exercise price of $1.1875 per share expiring March 31, 1999, 5,000 shares at an exercise price of $.6875 per share expiring November 22, 1999, and 50,000 shares at an exercise price of $.84 per share expiring March 31, 2000).
(5) 145,552 shares of Common Stock, and options/warrants to purchase 15,000 shares (2,500 shares at an exercise price of $1.00 per share expiring December 6, 1997, 2,500 shares at an exercise price of $1.125 expiring September 12, 1998, 1,000 shares at an exercise price of $1.125 expiring December 1, 1998, and 9,000 shares at an exercise price of $.6875 expiring November 22, 1999).

(6) 134,686 shares of Common Stock, and options/warrants to purchase 17,000 shares (2,500 shares at an exercise price of $1.00 per share expiring December 6, 1997, 2,500 shares at an exercise price of $1.125 expiring September 12, 1998, 3,000 shares at an exercise price of $1.125 expiring December 1, 1998, and 9,000 shares at an exercise price of $.6875 per share expiring November 22, 1999).
(7) Options/warrants to purchase 27,500 shares (2,500 shares at an exercise price of $1.00 per share expiring December 6, 1997, 12,500 shares at an exercise price of $.85 per share expiring on December 6, 1997, 2,500 shares at an exercise price of $1.125 expiring September 12, 1998, 1,000 shares at an exercise price of $1.125 expiring December 1, 1998, and 9,000 shares at an exercise price of $.6875 expiring November 22, 1999).
(8) 1,500 shares of Common Stock, and options/warrants to purchase 30,000 shares (10,000 shares at an exercise price of $1.125 expiring December 1, 1998, and 20,000 shares at an exercise price of $.6875 expiring November 22, 1999).
(9) 483,000 shares of common stock and options/warrants to purchase 4,000 shares at an exercise price of $3.00 per share expiring December 31, 1996.
(10) 25,000 shares of Common Stock, options/warrants to purchase 98,600 shares at an exercise price of $3.00 per share expiring December 31, 1996, and options/warrants to purchase up to 43,500 Units, each comprised of four shares of Common Stock and two warrants to purchase one share of Common Stock each at and exercise price of $3.00 per share, at an exercise price of $6.60 per Unit expiring June 24, 1998.
(11) 191,835 shares of Common Stock, and options/warrants to purchase 97,000 shares at an exercise price of $3.00 per share expiring December 31, 1996.
(12) Mr. Lang is the Company's President and CEO and a director. Mr. Todd is Vice President-Finance, CFO and a director. Messrs. McEnany, Wozniak, and Schilit are directors.


(13) Paradise Valley Securities, Inc. and Mr. Fleming, a former employee of Paradise Valley Securities, Inc., along with Mr. Anthony Silverman, a person in a control relationship with Paradise Valley Securities, Inc., filed jointly a Schedule 13D dated March 21, 1995 with the Securities and Exchange Commission, in which each person disaffirmed (i) beneficial ownership of the other persons' securities and (ii) membership in a group. As a result of Mr. Silverman's control relationship, his beneficial ownership of Common Stock as of that date, which is less than 5% of the Common Stock outstanding, has been aggregated with that of Paradise Valley Securities, Inc.


(14) Mr. Lang, Mr. Wozniak, Mr. McEnany, and Mr. Selka, H. Jeffrey Voss and American National Bank of Cheyenne have each provided to Ace a Shareholder Agreement and Irrevocable Proxy ("Shareholder Agreement," the form of which is attached as Appendix E to this Proxy Statement) relating to all their respective shares in conjunction with the Merger Agreement, as reported by Ace on a Schedule 13D dated October 20, 1995 filed with the Securities and Exchange Commission. Ace has no beneficial interest in such shares except pursuant to the Shareholder Agreements.


                                   MANAGEMENT

EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES AND DIRECTORS

   The following table lists the executive officers, significant employees and directors of the Company and certain information regarding each individual:

           Name                    Age                                  Position
------------------------          -----                   -------------------------------------
Larry F. Lang                       47                           Chairman of the Board of Directors, President, Chief
                                                                 Executive Officer
Decker A. Todd                      34                           Vice President-Finance, Chief Financial Officer,
                                                                 Secretary, and member of the Board of Directors
Roger D. Goertz                     47                           Executive Vice President of Operations; President,
                                                                 Check Express USA, Inc. and Check-X-Change Corporation
Michael D. Riordon                  45                           Director of Franchise Sales
S. Gregg Bacon                      50                           Director of Finance Company Operations
W. Keith Schilit(1,2)               41                           Outside member of Board of Directors
Patrick J. McEnany(1,2)             48                           Outside member of Board of Directors
Joseph J. Wozniak(1,2)              57                           Outside member of Board of Directors

(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee

      Larry F. Lang was a founder of the Company in 1982, and has served as Chairman of the Board, President and Chief Executive Officer since July 1992. He serves as a director and the current President of the Florida Check Cashers Association, and also is a director of the National Check Cashers Association. From 1979 until 1986, he was the vice president and co-founder of Lang & Martin Ltd., a land service company located in Denver, Colorado, which provided services to the oil and gas industry. From 1977 to 1979, he served as land manager of Puckett Energy Company. From 1974 until 1977, he was an independent contract landman in the oil and gas industry.

      Decker A. Todd joined the Company in October 1993 as Vice President of Finance. From 1984 until 1993, he was employed by the international public accounting firm of Price Waterhouse as a member of their audit department, as an audit manager from July 1990 until leaving the firm in 1993.

      Roger D. Goertz joined Check Express USA, Inc., a franchising subsidiary, in October 1993 at the time the Company acquired Check-X-Change Corporation, now also a franchising subsidiary, where Mr. Goertz had been President since 1989. From 1987 until 1989, Mr. Goertz was employed with Papa Aldo's International, Inc. in Portland, Oregon, last holding the position of Chief Operating Officer. From 1968 until 1987, he worked with Pizza Inn, Inc. in Dallas, Texas, as Vice President of Operations over 350 company stores, and as Vice President of Advertising.

      S. Gregg Bacon joined Check Express Finance, Inc., the Company's finance company subsidiary, in September 1993 as Director of Finance Company Operations. From 1992 until 1993, Mr. Bacon was self-employed as a Financial Consultant. From 1982 until 1992 Mr. Bacon was employed by Century Acceptance Corporation in Kansas City, Missouri, last holding the position of Finance Supervisor. In this capacity he was directly responsible for day-to-day operations of as many as nine consumer finance offices in three states with an installment notes receivable portfolio of over $30,000,000, and he was the principal buyer of bulk installment notes receivable.

      Michael D. Riordon joined the Company in September 1990 as a franchise sales representative and has served as the Director of Franchise Sales since September of 1991. From 1989 until 1990, he served as Vice President of Marketing for Phoenix Computer Corporation, a computer hardware reseller. From 1987 until 1989, he served as Vice President of Sales for Spacecoast Resources, Inc., a company engaged in the sale and distribution of computer hardware and software. From 1983 until 1987, he served as a sales representative for AFAR Corporation and Southeast Integrated Health Resources, Inc., both in the computer industry. From 1975 until 1984, he served as Sales Manager for Southern Marketing, a company which presells cemetery plots nationwide.

      W. Keith Schilit has served as a director of the Company since December 1992. Dr. Schilit is a professor of management and the Director of the Program in Entrepreneurship at the University of South Florida, Tampa, Florida, having served on the faculty of the University since 1985. Dr Schilit, who holds an MBA and Ph.D. in strategic planning, is also an author, consultant and lecturer. He has been the principal owner of Catalyst Ventures (and its predecessors), a business consulting firm, since before 1982. From 1982 until 1985, he was on the faculty of Syracuse University. From 1979 until 1982, he was on the faculty of University of Maryland. He also is a director of Chico's FAS, Inc. and ASM Fund, Inc.

      Patrick J. McEnany has served as a director of the Company since April 1988. He was a founder of Maidstone Capital, Inc., which reorganized with the Company's predecessors in 1988. Since May 1990, he has served as President and CEO of Royce Laboratories, Inc., a manufacturer of generic drugs. He has served as President of Equisource Capital, Inc., a consulting company, since 1984. From 1973 until 1985, he was the President, Chief Executive Officer and Chief Financial Officer of Zenex Synthetic Lubricants, Inc. In 1985 Zenex merged into Home Intensive Care, Inc., a corporation involved in the health care industry, where he served as a director and chairman of the audit committee until that company was acquired by W. R. Grace Corporation in 1995.

      Joseph J. Wozniak has served as a director of the Company since April 1988 and as a director of a predecessor company since 1983. He has been an independent investor since 1978. From 1969 until 1978 he served as Senior Vice President and Treasurer of General Construction Company. He is an officer and a director of Big Brothers of King County, Seattle, Washington.

      None of the Company's executive officers and directors are related to one another. Officers are elected by and serve at the discretion of the Board of Directors.


                               LEGAL PROCEEDINGS

      The Company is engaged from time to time as plaintiff in small claims court litigation relating to collection of returned checks and other litigation to protect its service marks; however, such litigation has not historically had any material effect on the Company's financial condition and results of operations. Were the Company's franchise network to expand, it is reasonably possible that the Company would be engaged in litigation with one or more of its franchisees from time to time.

      The Company, through its wholly owned subsidiary, was previously involved in litigation against a former employee of Check-X-Change. The former employee had made five separate claims against Check-X-Change related to breach of contract and untimely payment or non-payment of compensation, several of which overlapped and were not independent actions for separate damages. Arbitration of these claims was completed during July

1995 and damages for certain of the claims awarded. The damages awarded had no material adverse impact on the Company's financial position.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      Representatives of Grant Thornton, the Company's firm of independent certified public accountants, are expected to be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are anticipated to be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

      Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of shareholders of the Company, which will occur only if the Merger is not consummated before the date set for such meeting, by submitting their proposals to the Company in a timely manner. The Company's proxy statement relating to the 1994 annual meeting of shareholders of the Company had indicated that, in order to be considered for the 1995 annual meeting of shareholders of the Company, shareholder proposals must have been received by the Company no later than March 13, 1995. However, because such meeting has been postponed until an as yet undetermined date, shareholder proposals to be considered at the next annual meeting of shareholders of the Company (if such meeting takes place) may be submitted at any reasonable time prior to the commencement of solicitation of proxies in connection with such meeting.

                         INDEX TO FINANCIAL STATEMENTS



            Financial Statement                              Page
  --------------------------------------------------        ----
  Interim Unaudited Consolidated Balance Sheets             69
  as of September 30, 1995 and December 31, 1994

  Interim Unaudited Consolidated Statements of Income       70
  for the three months and nine months ended
  September 30, 1995 and September 30, 1994

  Interim Unaudited Consolidated Statements of Cash Flows   71
  for the nine months ended September 30, 1995 and
  September 30, 1994

  Notes to Interim Unaudited Consolidated Financial         72
  Statements

  Report of Independent Certified Public Accountants        80

  Consolidated Balance Sheets as of December 31, 1994       81
  and 1993

  Consolidated Statements of Income for the years ended     82
  December 31, 1994 and 1993

  Consolidated Statements of Changes in Stockholders'       83
  Equity for the years ended December 31, 1994 and 1993

  Consolidated Statement of Cash Flows for the two years    84
  ended December 31, 1994 and 1993

  Notes to Consolidated Financial Statements                87


              CHECK EXPRESS, INC. AND SUBSIDIARIES
          INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                                            September 30,             December 31,
                                                                                            -------------             ------------
                                                                                                1995                      1994
                                                                                            -------------             ------------
ASSETS
CURRENT ASSETS
  Cash                                                                                      $  1,547,436              $  1,539,527
  Accounts receivable, net                                                                       927,160                   634,945
  Installment notes receivable, net                                                            1,257,778                   753,472
  Notes receivable                                                                                91,815                    73,977
  Recoverable income taxes                                                                        23,107                    41,334
  Prepaid expenses and other current assets                                                      318,162                   389,287
                                                                                            ------------              ------------
     Total current assets                                                                      4,165,458                 3,432,542
  Notes receivable                                                                               894,837                   953,099
  Property and equipment, net                                                                  1,619,664                 1,652,499
  Accounts receivable, net                                                                       122,500                   122,500
  Installment notes receivable, net                                                            1,434,179                   825,418
  Intangibles, net                                                                             2,209,321                 2,906,695
  Other assets, net                                                                              160,841                   133,102
                                                                                            ------------              ------------
     Total assets                                                                           $ 10,606,800              $ 10,025,855

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable to banks                                                                    $  1,317,858              $  1,280,000
  Notes payable other                                                                               -                      338,944
  Current maturities of capital lease obligations                                                 23,711                    35,118
  Current maturities of senior long term debt                                                    413,533                   159,031
  Current maturities of subordinated long term debt                                              223,870                   298,880
  Accounts payable                                                                               326,634                   197,942
  Unredeemed money orders                                                                      1,394,675                   968,195
  Income taxes payable                                                                              -                         -
  Other liabilities                                                                              281,641                   296,898
  Unearned income                                                                                113,823                    39,911
                                                                                            ------------              ------------
       Total current liabilities                                                               4,095,745                 3,614,919
  Capital lease obligations                                                                       48,210                    65,880
  Senior long term debt                                                                        1,189,700                 1,078,874
  Subordinated long term debt                                                                    727,766                   799,342
  Unearned income                                                                                193,500                   193,500
  Accrued franchise commissions                                                                   24,750                    24,750
  Deferred income taxes                                                                          174,834                   173,708
                                                                                            ------------              ------------
     Total liabilities                                                                         6,454,505                 5,950,973
                                                                                            ------------              ------------

COMMITMENTS & CONTINGENCY                                                                           -                         -

STOCKHOLDERS' EQUITY
  Common stock - authorized, 10,000,000 shares, $.004 par value;
    5,060,982 and 4,973,503 shares issued and  outstanding at
    September 30, 1995 and December 31, 1994, respectively                                        20,244                    19,894
  Additional paid-in-capital                                                                   3,698,370                 3,653,903
  Retained earnings                                                                              433,681                   401,085
                                                                                            ------------              ------------
     Total stockholders' equity                                                                4,152,295                 4,074,882
                                                                                            ------------              ------------
     Total liabilities and stockholders' equity                                             $ 10,606,800              $ 10,025,855
                                                                                            ============              ============


The accompanying Notes to Interim Unaudited Consolidated Financial Statements are an integral part of these consolidated financial statements.

              CHECK EXPRESS, INC. AND SUBSIDIARIES
       INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


                                                            Three Months Ended September 30,        Nine Months Ended September 30,
                                                            --------------------------------        -------------------------------
                                                                1995                1994                1995                1994
                                                            ------------        ------------        ------------        -----------
                                                                                  RESTATED                                RESTATED
                                                                                ------------                            -----------
REVENUES:
  Check cashing service fees                                $  1,195,266        $  1,435,721        $  3,777,450        $  4,129,097
  Franchise fees                                                 152,055              42,650             293,055             154,450
  Franchise royalties                                            362,934             339,318           1,082,431             982,856
  Finance revenues                                               207,427              93,008             608,004             211,368
  Other revenues                                                 (22,722)             20,033             253,426              56,668
                                                            ------------        ------------        ------------        ------------
     Total revenues                                            1,894,960           1,930,730           6,014,366           5,534,439

EXPENSES:
  Store expenses (includes $78,775, $89,525,
   $230,009 and $238,664, respectively, of
   depreciation and amortization)                              1,193,404           1,341,729           3,669,390           3,703,066
  Franchise expenses (includes $20,109, $25,702,
   $60,432 and $76,169, respectively, of depreciation
   and amortization)                                             501,187             362,012           1,259,009             829,087
  Finance expenses (includes $637, $622, $1,912 and
    $1,868, respectively, of depreciation and
    amortization)                                                 83,276              51,458             195,969             120,315
  Headquarters expenses (includes $19,287, $21,897,
    $58,557 and $44,689, respectively, of depreciation
    and amortization)                                            150,466             196,424             506,010             551,855
  Interest expense                                               111,434              78,741             318,796             172,797
                                                            ------------        ------------        ------------        ------------
     Total expenses                                            2,039,767           2,030,364           5,949,174           5,377,120
                                                            ------------        ------------        ------------        ------------

  Income (loss) before income taxes                             (144,807)            (99,634)             65,192             157,319

  Income taxes (benefit)                                         (72,623)            (50,835)             32,596              64,794
                                                            ------------        ------------        ------------        ------------

  Net income (loss)                                         $    (72,184)       $    (48,799)       $     32,596        $     92,525
                                                            ============        ============        ============        ============

  Earnings per share                                        $       (.01)       $       (.01)       $        .01        $        .02
                                                            ============        ============        ============        ============

  Weighted average number of shares of common
   stock outstanding                                           5,060,982           4,815,976           5,019,970           4,806,597
                                                            ============        ============        ============        ============



The accompanying Notes to Interim Unaudited Consolidated Financial Statements are an integral part of these consolidated financial statements.

                     CHECK EXPRESS, INC. AND SUBSIDIARIES
           INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Nine Months Ended September 30,
                                                                                               -----------------------------------
                                                                                                    1995                  1994
                                                                                               -------------         -------------
                                                                                                                        RESTATED
                                                                                                                     -------------
Cash flows from operating activities:
       Net income                                                                              $      32,596         $      92,525
       Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
         Depreciation and amortization                                                               350,910               361,391
         Provision for losses on receivables                                                          48,459                23,091
         Deferred income taxes                                                                         1,126                75,426
         (Gain) loss on sale of assets                                                              (257,292)              (53,923)
         (Income) loss from joint venture on equity method                                           (29,574)                 -
       Changes in assets and liabilities (exclusive of
        net assets acquired and disposed)
         (Increase) decrease in:
          Accounts receivable                                                                       (292,215)               66,607
          Recoverable income taxes                                                                    18,227                16,351
          Prepaid expenses and other current assets                                                   92,376              (182,336)
          Other assets                                                                               (35,233)              (36,214)
         Increase (decrease) in:
          Accounts payable                                                                           128,692               (47,398)
          Unredeemed money orders                                                                    426,480                50,671
          Income taxes payable                                                                          -                     -
          Other liabilities                                                                          (15,257)               83,105
          Unearned income                                                                             73,912                43,761
                                                                                               -------------         -------------
           Net cash provided by (used in) operating activities                                       543,207               493,057
                                                                                               -------------         -------------

Cash flows from investing activities:
        Installment notes receivable, net                                                         (1,161,526)           (1,078,313)
        Notes receivable                                                                              40,424                 7,449
        Capital expenditures                                                                        (350,774)             (691,156)
        Cash distributions received from joint venture under equity method                            10,850                  -
        Net cash received (paid) for entities acquired and disposed                                  992,332            (1,233,636)
                                                                                               -------------         -------------
           Net cash (used in) provided by investing activities                                      (468,694)           (2,995,656)
                                                                                               -------------         -------------

Cash flows from financing activities:
        Borrowings under notes payable banks                                                       1,450,410               900,000
        Repayment of notes payable to banks                                                       (1,412,552)                 -
        Borrowings under notes payable other                                                         150,000               245,000
        Repayment of notes payable other                                                            (488,944)             (106,156)
        Borrowings under long term debt                                                              500,000               955,000
        Repayment of borrowings under long term debt                                                (281,258)             (206,509)
        Repayment of borrowings under capital lease agreements                                       (29,077)              (28,911)
        Proceeds from issuances of common stock for
         exercise of stock options                                                                    44,817                69,862
                                                                                               -------------         -------------
           Net cash (used for) provided by financing activities                                      (66,604)            1,828,286
                                                                                               -------------         -------------

Net increase (decrease) in cash                                                                        7,909              (674,313)
Cash at beginning of period                                                                        1,539,527             2,630,521
                                                                                               -------------         -------------
Cash at end of period                                                                          $   1,547,436         $   1,956,208
                                                                                               =============         =============


The accompanying Notes to Interim Unaudited Consolidated Financial Statements are an integral part of these consolidated financial statements.

                     CHECK EXPRESS, INC. AND SUBSIDIARIES
           INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Nine Months Ended September 30,
                                                                                         ---------------------------------
                                                                                             1995                 1994
                                                                                         ------------         ------------
Supplemental disclosures of cash flow information:
      Cash paid during the period for:
       Income taxes                                                                      $     24,910         $      4,800
       Interest                                                                          $    309,455         $    178,424

Non-cash financing and investing activities:

In January 1994, the Company acquired two check cashing money centers in the Tampa, Florida market from a Check Express USA, Inc. franchisee for a total of $50,000 in cash and a note payable of $160,000.

In February 1994, the Company acquired all the outstanding common stock of Peterlyn, Inc., a Washington corporation, which owned and operated four check cashing money centers in the Seattle/Tacoma, Washington market under franchise agreements with Check Express USA, Inc. The total consideration given was $488,465 in cash and a note payable of $89,725.

In May 1994, the Company purchased three check cashing money centers in Stockton, California for $250,000 in cash and a note payable of $225,000.

In July 1994, the Company purchased two check cashing money centers in Modesto, California from a Check-X-Change franchisee for $100,000 in cash and a note payable of $40,144.

In August 1994, the Company acquired three check cashing money centers in Tacoma, Washington for $100,000 in cash and a note payable of $500,000.

In September 1994, the Company acquired a food stamp distribution services operation in Stockton, California for a note payable of $72,869.

In April 1994, the Company sold the non-cash assets of the check cashing money center in Atlanta, Georgia, acquired in November 1993, plus $60,000 in cash to an unrelated third party for a note receivable of $280,000.

In July 1994, the Company sold all the non-cash assets of a check cashing money center in Portland, Oregon for $40,000 in cash.

In August 1994, the Company sold all the non-cash assets, except for land and a building, of two check cashing money centers in Charleston, South Carolina to a Check Express USA, Inc. franchisee for $50,000 in cash and a note receivable of $100,000.

In October 1994, the Company sold all the non-cash assets of two check cashing money centers in West Palm Beach, Florida, plus $120,000 in cash, to a former employee for a note receivable of $650,000.

In January 1995, the Company sold substantially all the non-cash assets of five check cashing money centers in Stockton and Modesto, California, to an unrelated third party for $1,010,232. See note 3.







The accompanying Notes to Interim Unaudited Consolidated Financial Statements are an integral part of these consolidated financial statements.

                     CHECK EXPRESS, INC. AND SUBSIDIARIES
         NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BUSINESS

Check Express, Inc. (the "Company"),a publicly-held company (NASDAQ symbol "CHXS"), is a financial services company which through its wholly-owned subsidiaries owns, operates and franchises retail money centers and provides small consumer loans and used vehicle loans to individuals who generally do not qualify for traditional sources of financing. The Company owns and operates stores in Florida, Washington, and Indiana and has franchise stores operating in 26 states.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The interim unaudited consolidated financial statements of the Company at September 30, 1995, and for the periods then ended were prepared in accordance with generally accepted accounting principles and in accordance with the instructions of Form 10-QSB. It is the opinion of management that all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position at September 30, 1995, and the results of
operations and cash flows for the periods then ended, have been included.   The
September 30, 1994 financial position, results of operations and cash flows for the periods then ended have been restated for the effects of adjustments made in the fourth quarter 1994 which also affected the third quarter 1994. These fourth quarter 1994 adjustments and their respective effects on the periods ended September 30, 1994 are described further as follows.

The Company expensed a finders fee to an employee of $61,000 related to a 1994 acquisition which had previously been inadvertently capitalized in the period ended September 30, 1994. The adjustment reduced net income in periods ended September 30, 1994 by $30,500 ($0.01 per share).

The Company also reduced finance revenues for the periods ended September 30, 1994, by $59,000, as a result of the discovery of a system error in recording early payoffs of certain auto loans. The adjustment reduced net income for the periods ended September 30, 1994 by $29,500 ($0.01 per share).

Principles of Consolidation

The interim unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All subsidiaries are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation. The Company has a fifty percent interest in a joint venture which is accounted for under the equity method.

Franchise Fees Receivable

Management continuously monitors the franchisee's performance and if the current facts and circumstances indicate that there now exists a degree of uncertainty about the franchisee's ability to open a future store(s) or to pay fees due the Company, then an appropriate allowance is established to provide for possible uncollectible amounts.

At September 30, 1995 and December 31, 1994, accounts receivable (net) from franchisees and the related accrued commissions (not payable until the account is collected) are as follows:

                                                                September 30,           December 31,
                                                                    1995                    1994
                                                                ------------            ------------
          Accounts receivable                                   $    448,712            $    478,617
          Allowance for doubtful accounts                             25,000                  25,000
                                                                ------------            ------------
                                                                $    423,712            $    453,617
                                                                ============            ============

          Current, net of allowance for
            doubtful accounts of $0 and
            $0, respectively                                    $    301,212            $    331,117
          Long-term, net of allowance for
            doubtful accounts of $25,000
            and $25,000, respectively                                122,500                 122,500
                                                                ------------            ------------
                                                                $    423,712            $    453,617
                                                                ============            ============
          Unearned income:
            Current                                             $    109,945            $     36,500
            Long term                                                193,500                 193,500
                                                                ------------            ------------
                                                                $    303,445            $    230,000
                                                                ============            ============

          Accrued Commissions (net)                             $     26,125            $      8,220
                                                                ============            ============

The long term accounts receivable are non-interest bearing. Any discount factor is not considered material to the financial statements. The unearned income balances represent cash payments received under franchise agreements prior to the earnings process being completed and/or amounts recorded with a comparable account receivable recorded to reflect the terms of existing contracts in the balance sheet.

Also included in the Company's accounts receivable balances as of September 30, 1995 and December 31, 1994, are three receivables totaling $52,000 related to and securitized by legal judements awarded to Check-X-Change Corporation. These judgments were existing at the time of the acquisition of Check-X-Change Corporation, and the Company believes these receivables are fully collectible.

Installment Notes Receivable

Balances related to the Company's installment notes receivable as of September 30, 1995 and December 31, 1994 were as follows:

                                                               September 30,             December 31,
                                                                    1995                     1994
                                                               -------------            -------------
          Gross balances:
            Consumer loans                                     $      35,097            $     122,739
            Auto loans                                             3,930,314                2,211,581
                                                               -------------            -------------
                                                                   3,965,411                2,334,320
          Unearned Discount                                       (1,210,236)                (734,298)
                                                               -------------            -------------
            Net before reserve for losses                          2,755,175                1,600,022
          Reserve for losses                                         (63,218)                 (21,132)
                                                               -------------            -------------
            Installment notes receivable, net                  $   2,691,957            $   1,578,890
                                                               =============            =============

Reserve for losses on these contracts is currently being recorded at a level to provide six percent of the balance outstanding for the consumer loans and one percent of the net balance outstanding for the auto loans. These percentages have been determined to be reasonable based on small finance company industry levels as adjusted for the Company's historical experience to date (the finance company operation began in the fourth quarter 1993). The Company has several protective mechanisms in place with respect to each type of installment note receivable, including non-file insurance relative to the consumer loans and recourse arrangements with the dealers on the auto loans. Loan origination costs, if any, are not significant and are expensed when incurred.

Approximately $20,000 of the increase in the provision for loan losses is due to reserves established for losses anticipated related to installment notes receivable purchased from a used automobile dealer, who has recently experienced financial difficulties and, as a result, gone out of business. As of October 31, 1995, the Company has thirty eight active accounts purchased from this dealer, with an aggregate balance due net of unearned discount of approximately $65,000, approximately $56,000 of which is contractually current within 30 days on their payments due. As of the same date, the Company has ten accounts from this dealer currently in repossession, such accounts having a balance due net of unearned discounts of approximately $18,000. One of the other two dealers with which the Company does business is assisting in repossessing and either retailing or selling at auction the automobiles underlying any of these installment notes receivable which are or may become non-performing. The total balance due net of unearned discount from the forty eight accounts purchased from this dealer is approximately $83,000, or 3% of the Company's total installment notes receivable as of September 30, 1995 of $2,692,000 and 132% of the reserve for doubtful accounts of $63,000 established as of September 30, 1995.

Earnings per Share

Earnings per share (EPS) for the periods ended September 30, 1995 and 1994 are based on the weighted average number of common shares outstanding during the periods since the amounts calculated using the modified treasury stock method were anti-dilutive in the aggregate for both the primary and fully diluted earnings per calculations.

The Company has warrants outstanding issued in connection with the Company's public offering of Units in 1993. Each Unit consisted of four shares of Common Stock and two Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock at the stated exercise price of $3.00 per share. The terms of each Warrant are governed by a Warrant Agreement and a Warrant Certificate. These Warrants had an original Expiration Date of June 24, 1995. However, the Company's Board of Directors approved the extension of this Expiration Date until December 31, 1996, but has not extended the Company's registration obligation relating to the shares of common stock underlying the Warrants except as to any period of time during which the Warrants are and have been "in the money" for not less than thirty calendar days.

NOTE 3 - ACQUISITIONS AND DISPOSITIONS

In August 1994, the Company purchased three stores in Tacoma, Washington for a total consideration of $600,000, $100,000 in cash and $500,000 in a twelve year subordinated note at 12% interest with monthly principal and interest payments.

This transaction has been accounted for as a purchase in accordance with APB No. 16 "Business Combinations". Accordingly, the results of the acquired company's operations have been included herein since the effective date of the acquisition. The following are pro forma results of operations for the nine months ended September 30, 1994 assuming the transaction was effective as of January 1, 1994.

                                                                                     Unaudited
                                                                      -------------------------------------
                                                                       Three Months            Nine Months
                                                                           Ended                  Ended
                                                                       September 30,          September 30,
                                                                           1994                   1994
                                                                      -------------           -------------
          Revenues                                                     $  2,011,566           $   5,938,619
          Income before income taxes                                        (85,634)                227,320
          Net income                                                        (39,359)                139,723
          Earnings per share                                                   (.01)                    .03

In May 1994, the Company purchased three stores in Stockton, California for a total consideration of $475,000, $250,000 in cash and $225,000 in a five year subordinated note at 8% interest per annum, with monthly principal and interest payments.

In July 1994, the Company purchased two stores in Modesto, California from a Check-X-Change franchisee for a total consideration of $150,000, $100,000 in cash and $50,000 in an unsecured, non-interest bearing promissory note payable in equal monthly installments.

In September 1994, the Company purchased a food stamp distribution operation in Stockton, California for a total compensation of $82,500 in the form of a forty-two month, non-interest bearing promissory note payable. Monthly payments of $4,750 for the first six months commencing in September 1994 and $1,500 for the thirty-six months thereafter are contingent upon the continuation of an extension or renewal of the underlying Services Agreement assigned to and assumed by the Company in this transaction.

The transactions described in the three preceding paragraphs were accounted for as purchases under APB No. 16 "Business Combinations" and the results of their operations subsequent to their acquisition have been included herein. Pro forma information is not presented herein as such data is not considered material to the financial statements.

During 1995 and 1994, no portion of excess purchase price has been allocated to customer lists as management's estimate of the value of such assets related to these particular operations is insignificant. In prior years, some amounts were identified as allocable to customer lists in conjunction with recording certain acquisitions.

In April 1994, the Company sold to an unrelated third party all the non-cash assets, plus cash of approximately $60,000, of the Atlanta, Georgia. The consideration received was a $280,000 note, principal and interest at 9% per annum payable monthly, with the unpaid balance due March 31, 1997. The consideration received was greater than the carrying value of the assets sold.

In July 1994, the Company sold all of the non-cash assets of a store in Portland, Oregon for $40,000 cash. This store was previously acquired as part of the acquisition of Check-X-Change.

In August 1994, the Company sold all of the non-cash assets, except for land and a building, of two stores in Charleston, South Carolina to a Check Express franchisee for a total consideration of $150,000, $50,000 in cash and $100,000 in a five year note at 9% with monthly principal and interest payments. The building is being leased to the franchisee.

Effective October 1, 1994, the Company sold all of the non-cash assets, plus cash of $120,000, of two stores in the West Palm Beach, Florida market to the Galleon Corporation, the principal shareholder of which is a former employee of the Company, under a Check Express USA, Inc. franchise agreement. The consideration received was a $650,000 note, principal and interest at 8.75% per annum payable monthly beginning in February 1995, with interest compounded monthly from the date of the note, October 1, 1994. In connection with the sale of these stores, the Company has unconditionally guaranteed to pay any and all claims of Western Union Financial Services, Inc. in connection with the day to day operation of these stores as it pertains to Western Union Money Transfer Drafts until December 31, 1995. The amounts of such drafts outstanding and guaranteed by the Company at September 30, 1995 and December 31, 1994 were $46,280 and $18,917, respectively.

Effective January 31, 1995, the Company sold substantially all the non-cash assets of five check cashing stores located in Stockton and Modesto, California to California Check Cashing Stores, Inc., an unrelated California corporation, for $1,010,232 in cash. These stores, which were acquired during 1994 in two separate acquisition transactions, represented approximately nine percent (unaudited) of the Company's revenues for 1994, and eight percent (unaudited) of the Company's total assets. The sale of these five stores resulted in a gain of approximately $290,000 (unaudited), before income taxes, recorded by the Company in the first quarter 1995.

NOTE 4 - INCOME TAXES

The Company has estimated its effective tax rate for 1995 at approximately 50%. The significant differences between the statutory rate of 34% and this estimated rate are state income taxes, net of federal income tax benefit, and the effects of goodwill amortization related to acquisitions structured as non- taxable reorganizations which is non-deductible for federal income taxes.

NOTE 5 - BORROWINGS

Effective August 31, 1995, the Company converted the two revolving lines of credit totaling $750,000, provided by the Company's primary bank, into a thirteen month term loan of $650,000. This term loan bears interest at 11.5% per annum and requires a monthly principal and interest payment of $49,835.
This loan is collateralized specifically by certain installment notes receivable of the Company's wholly owned subsidiary, Check Express Finance, Inc., is cross-collateralized with all other debt provided by the Company's primary bank by substantially all the assets of the Company, and is personally guaranteed by the Company's President and CEO.

The cumulative amount remaining due as of September 30, 1995 under the three term loans with the Company's primary bank was $1,560,000.

The Company has obtained a series of three year term notes payable to another bank, $500,000 in December 1994, $400,000 in April 1995, $200,000 in June 1995,
and $114,000 in October 1995, collateralized by certain installment notes receivable of the Company's wholly owned subsidiary, Check Express Finance, Inc. and personally guaranteed the Company's President and CEO. The first three notes payable bear interest at variable interest rates ranging from 10.625% per annum to 11.125%, to be adjusted annually, with the October 1995 note bearing
interest at a fixed rate of 11.125% per annum.   These four notes payable
require an aggregate minimum monthly principal and interest payment totaling $47,027. The Company has made additional principal payments on these notes each month to the extent that collections on the underlying installment notes receivable collateralizing the notes payable have exceeded the aggregate minimum monthly principal and interest payment on the then outstanding notes payable to the bank. The cumulative amount remaining due under the three term notes payable outstanding as of September 30, 1995 was $468,000.

Also effective August 31, 1995, the Company and its wholly owned subsidiary, Check Express Finance, Inc., entered into a $500,000 revolving credit agreement with another bank, and obtained an initial advance thereunder of $500,000 under a two year term note payable collateralized by certain installment notes receivable of Check Express Finance, Inc. This term note payable bears interest at a fixed rate of 10.75% per annum and requires a minimum monthly interest and principal payment of $23,246. Additional principal payments will be made monthly, as a result of early pay-downs or payoffs of installment notes receivable collateralizing the loan, to the extent the Borrowing Base calculated under the terms of the credit agreement and based on the balances of the installment notes receivable outstanding at each month end is less than the principal balance of the term note payable. Check Express Finance, Inc. may request subsequent advances, in minimum increments of $100,000, to the extent that the revolving credit facility of $500,000 is not fully accessed. The Company and the Company's President and CEO have provided guarantees to the bank regarding this term note payable.

The Company converted $82,000 of the $108,000 outstanding as of September 30, 1995, of its 11% per annum unsecured notes payable which had balloon payments due November 1, 1995, to term notes with the same monthly payments of principal and interest until the balances are liquidated, October 1, 1997.

NOTE 6 - COMMITMENTS

The Company is engaged from time to time as plaintiff in small claims court litigation relating to collection of returned checks and other litigation to protect its service marks; however, such litigation has not historically had any material effect on the Company's financial condition and results of operations. As the Company's franchise network expands, it is reasonably possible that the Company will be engaged in litigation with one or more of its franchisees from time to time.

The Company, through its wholly owned subsidiary, was previously involved in litigation against a former employee of Check-X-Change. The former employee had made five separate claims against Check-X-Change related to breach of contract and untimely or non-payment of compensation, several of which overlapped and were not independent actions for separate damages. Arbitration of these claims was completed during July 1995 and damages for certain of the claims awarded. The damages awarded had no material adverse impact on the Company's financial position.

NOTE 7 - SUBSEQUENT EVENTS


On October 16, 1995, the Company and Ace Cash Express, Inc. (NASDAQ: AACE) ("Ace") announced they had signed a definitive agreement for the purchase by Ace of all the outstanding stock of Check Express, Inc. for $1.20 per share in cash ("the Merger Agreement"). Completion of the transaction ("the Merger") is subject to due diligence by Ace and subject to approval by the shareholders of Check Express. A date for the Check Express shareholders meeting will be announced upon completion of due diligence and review of proxy materials by the Securities and Exchange Commission ("the SEC"). The Company has capitalized costs of $38,000 incurred during the quarterly period ended September 30, 1995, in connection with reaching this definitive agreement.

               Report of Independent Certified Public Accountants





Board of Directors
Check Express, Inc.


We have audited the accompanying consolidated balance sheets of Check Express, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Check Express, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP





Tampa, Florida
April 7, 1995

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                              December 31,
                                                                                 -------------------------------------
ASSETS                                                                                1994                    1993
------                                                                           -------------            ------------
CURRENT ASSETS
  Cash                                                                           $  1,539,527             $ 2,630,521
  Accounts receivable, net                                                            634,945                 559,805
  Installment notes receivable, net                                                   753,472                  93,116
  Notes receivable                                                                     73,977                    -
  Recoverable income taxes                                                             41,334                  75,960
  Prepaid expenses and other current assets                                           389,287                 170,732
                                                                                 ------------             -----------
    Total current assets                                                            3,432,542               3,530,134
  Notes receivable                                                                    953,099                    -
  Property and equipment, net                                                       1,652,499               1,129,244
  Accounts receivable, net                                                            122,500                 172,000
  Installment notes receivable, net                                                   825,418                    -
  Intangibles, net                                                                  2,906,695               1,734,394
  Other assets, net                                                                   133,102                  65,125
                                                                                 ------------             -----------
                                                                                 $ 10,025,855             $ 6,630,897
                                                                                 ============             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
  Notes payable to banks                                                         $  1,280,000             $      -
  Notes payable other                                                                 338,944                  95,506
  Current maturities of capital lease
    obligations                                                                        35,118                  33,165
  Current maturities of senior long term debt                                         159,031                  65,209
  Current maturities of subordinated long term debt                                   298,880                  55,651
  Accounts payable                                                                    197,942                 293,141
  Unredeemed money orders                                                             968,195                 849,891
  Unearned income                                                                      39,911                  81,701
  Franchisee conversion costs                                                            -                    190,000
  Other liabilities                                                                   296,898                 139,025
                                                                                 ------------             -----------
       Total current liabilities                                                    3,614,919               1,803,289
  Capital lease obligations                                                            65,880                  37,635
  Senior long term debt                                                             1,078,874                 368,973
  Subordinated long term debt                                                         799,342                 191,387
  Unearned income                                                                     193,500                 118,000
  Accrued franchise commissions                                                        24,750                  15,700
  Deferred income taxes                                                               173,708                  94,536
                                                                                 ------------             -----------
                                                                                    5,950,973               2,629,520
                                                                                 ------------             -----------
COMMITMENTS & CONTINGENCY                                                                -                       -

STOCKHOLDERS' EQUITY
  Common stock - authorized, 10,000,000
     shares, $.004 par value; 4,973,503
     and 4,788,503 shares issued and
     outstanding at December 31, 1994
     and 1993                                                                          19,894                  19,154
  Additional paid-in-capital                                                        3,653,903               3,581,605
  Retained earnings                                                                   401,085                 400,618
                                                                                 ------------             -----------
     Total stockholders' equity                                                     4,074,882               4,001,377
                                                                                 ------------             -----------
                                                                                 $ 10,025,855             $ 6,630,897
                                                                                 ============             ===========





          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                          Year Ended December 31,
                                                                                   -------------------------------------
                                                                                       1994                      1993
                                                                                   -----------               -----------
REVENUES:
  Check cashing service fees                                                       $ 5,654,393               $ 3,239,750
  Franchise fees                                                                       183,000                   425,232
  Franchise royalties                                                                1,337,684                   528,790
  Finance revenues                                                                     322,776                    11,268
   Other revenues                                                                       34,766                    62,525
                                                                                   -----------               -----------
     Total revenues                                                                  7,532,619                 4,267,565

EXPENSES:
  Store Expenses (includes $319,891 and $243,572,
    respectively, of depreciation and amortization)                                  4,888,311                 2,685,328
  Franchise expenses (includes $65,693 and $27,028,
    respectively, of depreciation and amortization)                                  1,240,589                   772,453
  Finance expenses (includes $2,315 and $255,
    respectively, of depreciation and amortization)                                    168,174                    25,947
  Headquarters expenses (includes $60,505 and $33,566,
    respectively, of depreciation and amortization)                                    887,902                   521,902
  Interest expense                                                                     281,001                   131,241
                                                                                   -----------                ----------
     Total expenses                                                                  7,465,977                 4,136,871
                                                                                   -----------                ----------

  Income before income taxes                                                            66,642                   130,694

  Income taxes                                                                          66,175                    65,114
                                                                                   -----------               -----------

  Net income                                                                       $       467               $    65,580
                                                                                   ===========               ===========


  Earnings per share                                                               $       .00               $       .02
                                                                                   ===========               ===========

  Weighted average number of shares of common stock
   outstanding                                                                       4,864,832                 3,284,774
                                                                                   ===========               ===========





          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY

                                                                               Additional
                                                        Common                   paid-in                     Retained
                                                        stock                    capital                     Earnings
                                                        -----                  ----------                    --------
Balance at December 31, 1992                            $  8,670               $   713,194                   $ 335,038

  Issuance of units in secondary
   public offering, net of expenses
   of offering                                             8,004                 2,206,572

  Issuance of common stock
   through exercise of
   outstanding warrants                                      200                    18,550

  Issuance of common stock in
   conjunction with acquisitions                           2,280                   643,289

  Net income                                                                                                    65,580
                                                        --------               -----------                   ---------

Balance at December 31, 1993                              19,154                 3,581,605                     400,618

  Issuance of common stock
   through exercise of
   outstanding warrants and
   stock options                                             740                    72,298

  Net income                                                                                                       467
                                                        --------               -----------                   ---------

Balance at December 31, 1994                            $ 19,894               $ 3,653,903                   $ 401,085
                                                        ========               ===========                   =========





          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                       For the Year Ended December 31,
                                                                                 ------------------------------------------
                                                                                     1994                          1993
                                                                                 ------------                  ------------
Cash flows from operating activities:
  Net income                                                                      $       467                   $   65,580
  Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
     Depreciation and amortization                                                    448,404                      304,422
     Provision for losses on receivables                                         (     11,629)                      11,901
     Deferred income taxes                                                             75,426                       50,570
      (Gain) loss on sale of assets                                              (     51,997)                        -
Changes in assets and liabilities (exclusive of
 net assets acquired and disposed)
   (Increase) decrease in:
      Accounts receivable                                                        (     42,604)                 (   242,841)
      Recoverable income taxes                                                         34,626                  (    75,960)
      Prepaid expenses and other current assets                                  (    206,196)                 (    40,499)
      Other assets                                                               (     67,256)                 (    16,262)
  Increase (decrease) in:
      Accounts payable                                                           (    230,150)                 (   190,417)
      Unredeemed money orders                                                         118,304                       99,850
      Unearned income                                                                  33,710                      120,701
      Other liabilities                                                                95,678                  (   129,437)
      Income taxes payable                                                               -                     (    30,547)
                                                                                  -----------                   ----------
       Net cash provided by (used in)
        operating activities                                                          196,783                  (    72,939)
                                                                                  -----------                   ----------

Cash flows from investing activities:
 Installment notes receivable, net                                               (  1,489,648)                 (    98,017)
 Notes receivable                                                                      17,247                         -
Capital expenditures                                                             (    763,051)                 (   291,868)
 Investment in joint venture limited partnership                                 (      1,000)                        -
 Net cash paid for entities acquired and disposed                                (  1,170,210)                 (   375,703)
                                                                                  -----------                   ----------
       Cash used in investing activities                                         (  3,406,662)                 (   765,588)
                                                                                  -----------                   ----------

Cash flows from financing activities:
 Borrowings under notes payable to banks                                            1,280,000                         -
 Borrowings under notes payable other                                                 637,380                         -
 Repayment of notes payable other                                                (    483,668)                 (    59,494)
 Borrowings under long term debt                                                      955,000                      376,000
 Repayment of borrowings under long term debt                                    (    299,285)                 (   203,785)
 Repayment of borrowings under capital
     lease agreements                                                            (     42,840)                 (    43,256)
 Repayment of borrowings from stockholders                                               -                     (   511,337)
 Proceeds from public offering (net of offering costs)                                   -                       2,214,576
 Proceeds from issuances of common stock for
  exercise of stock options and warrants                                               72,298                       18,750
                                                                                  -----------                   ----------
     Net cash (used for) provided by financing
      activities                                                                    2,118,885                    1,791,454
                                                                                  -----------                   ----------

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                        For the Year Ended December 31,
                                                                                   -----------------------------------------
                                                                                       1994                         1993
                                                                                   -------------                ------------
Net increase (decrease) in cash                                                    (  1,090,994)                    952,927


Cash at beginning of period                                                           2,630,521                   1,677,594
                                                                                    -----------                 -----------

Cash at end of period                                                               $ 1,539,527                 $ 2,630,521
                                                                                    ===========                 ===========


Supplemental disclosures of cash flow information:

  Cash paid during the period for:
     Income taxes                                                                   $    11,819                 $   121,588
     Interest                                                                       $   278,825                 $   132,890


  Non-cash financing and investing activities:

  Equipment purchases of $73,038 and $7,337 were financed through capital leases in 1994 and 1993, respectively.

  In October 1993, the Company acquired Check-X-Change Corporation in a tax free stock for stock transaction. Net liabilities of $183,000 were assumed. See Note 3.

  In November 1993, the Company acquired a check cashing money center in Atlanta, Georgia from a Check-X-Change franchise owner for $125,000 cash and a note payable of $65,000. See Note 3.

  In December 1993, the Company acquired two companies, which owned and operated two check cashing money centers under franchise agreements with Check-X-Change, for a total of $536,833 comprised of $287,500 in cash and $249,333 in stock. See Note 3.

  In January 1994, the Company acquired two check cashing money centers in the Tampa, Florida market from a Check Express USA, Inc. franchisee for a total of $50,000 in cash and a note payable of $160,000. See Note 3.

  In February 1994, the Company acquired all the outstanding common stock of Peterlyn, Inc., a Washington corporation, which owned and operated four check cashing money centers in the Seattle/Tacoma, Washington market under franchise agreements with Check Express USA, Inc. The total consideration given was $488,465 in cash and a note payable of $89,725 (subject to final settlement of potential post closing adjustments in accordance with the purchase agreement). See Note 3.

  In May 1994, the Company purchased three check cashing money centers in Stockton, California for $250,000 in cash and a note payable of $225,000. See Note 3.

  In July 1994, the Company purchased two check cashing money centers in Modesto, California from a Check-X-Change franchisee for $100,000 in cash and a note payable of $40,144. See Note 3.



          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS





Non-cash financing and investing activities (continued):

  In August 1994, the Company acquired three check cashing money centers in Tacoma, Washington for $100,000 in cash and a note payable of $500,000. See
  Note 3.

  In September 1994, the Company acquired a food stamp distribution services operation in Stockton, California for a note payable of $72,869. See Note 3.

  In April 1994, the Company sold the non-cash assets of the check cashing money center in Atlanta, Georgia, acquired in November 1993, plus $60,000 in cash to an unrelated third party for a note receivable of $280,000. See Note 3.

  In July 1994, the Company sold all the non-cash assets of a check cashing money center in Portland, Oregon for $40,000 in cash. See Note 3.

  In August 1994, the Company sold all the non-cash assets, except for land and a building, of two check cashing money centers in Charleston, South Carolina to a Check Express USA, Inc. franchisee for $50,000 in cash and a note receivable of $100,000. See Note 3.

  In October 1994, the Company sold all the non-cash assets of two check cashing money centers in West Palm Beach, Florida, plus $120,000 in cash, to a former employee for a note receivable of $650,000. See Note 3.





          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                      CHECK EXPRESS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BUSINESS

Check Express, Inc. (the "Company"),a publicly-held company (NASDAQ symbol "CHXS"), is a financial services company which through its wholly-owned subsidiaries owns, operates and franchises retail money centers and provides small consumer loans and used vehicle loans to individuals who generally do not qualify for traditional sources of financing. The Company owns and operates stores in Florida, Washington, and Indiana and has franchise stores operating in 26 states.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All subsidiaries are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company has a fifty percent interest in a joint venture which is accounted for under the equity method. See "Investment in Joint Venture" later in this
Note 2.

Revenue Recognition of Franchise Fees and Franchise Fees Receivable

Franchise fees include initial, territory, future optional store, continuing (royalty) franchise fees, and research and development fees. The Company offers both non-exclusive and exclusive franchise arrangements.

Non-Exclusive Arrangements:

The initial fees are recognized when the Company has met its obligations and provided substantially all the initial services in accordance with the franchise agreements. Generally, these obligations and services are met when sites have been approved or identified and the franchisee has completed the training required by the Company. Related direct costs, primarily sales commissions, are deferred until revenue is recognized. Royalties are recognized as revenues when the amount becomes due and payable to the Company.

Exclusive Arrangements:

The Company has two types of agreements which provide franchisees the exclusive right to establish multiple check cashing stores within a defined territory. The Company's obligations under both of these exclusive agreements are the same as those under the non-exclusive agreements. The Company is not responsible for any support-personnel training beyond the first store, and must pre-approve the multi-site locations.

Under the first exclusive arrangement, the franchisee pays one amount, which is non-refundable, that covers the territory and initial franchise fee for all stores under the agreement. This amount is due and payable upon execution of the agreement and no initial franchise fees are due when the additional stores open.

Under the second exclusive arrangement, a separate territory fee and initial franchise fee for the first store, which are non-refundable, are due and payable upon the execution of the agreement, at which time the territory is also established. The initial franchise fees on the second and subsequent stores are due and payable as the stores are opened. Under this arrangement, the franchisee must open the additional stores within a specified time period or forfeit their exclusive territorial rights. At December 31, 1994, nine (9) stores are to be opened under this arrangement; a minimum of two (3) in 1994, two (4) in 1995, and five (2) in 1996.

The Company's revenue and related direct expense recognition policies, in regards to both territory agreements, are similar to those associated with the non-exclusive arrangement. Accordingly, when the Company has performed substantially all of its obligations under these agreements, the Company recognizes the territory fees and the initial fees for all stores under the agreements, including those stores to be opened after 1993 under the second type of exclusive arrangement.

If an uncertainty exists as to a franchisee's ability to open future stores, revenue is not recognized until either subsequent historical performance supports recognition and/or the stores are subsequently opened and/or cash is received. Management continuously monitors the franchisee's performance and if the current facts and circumstances indicate that there now exists a degree of uncertainty about the franchisee's ability to open a future store(s) then an appropriate allowance is established to provide for possible uncollectible amounts.

At December 31, 1994 and 1993 accounts receivable (net) from franchisees and the related accrued commissions (not payable until the account is collected) are as follows:

                                                                    1994                    1993
                                                                  --------                --------
   Accounts receivable                                            $478,617                $458,946
   Allowance for doubtful accounts                                  25,000                  56,000
                                                                  --------                --------
                                                                  $453,617                $402,946
                                                                  ========                ========

   Current, net of allowance for
     doubtful accounts of $0 and
     $28,000, respectively                                        $331,117                $230,946
   Long-term, net of allowance for
     doubtful accounts of $25,000
     and $28,000, respectively                                     122,500                 172,000
                                                                  --------                --------
                                                                  $453,617                $402,946
                                                                  ========                ========
   Unearned income:
     Current                                                      $ 36,500                $ 81,701
     Long term                                                    $193,500                $118,000
                                                                  --------                --------
                                                                  $230,000                $119,701
                                                                  ========                ========

   Accrued Commissions (net)                                      $  8,220                $ 39,020
                                                                  ========                ========

The long term accounts receivable are non-interest bearing. Any discount factor is not considered material to the financial statements. The unearned income balances represent cash payments received under franchise agreements prior to the earnings process being completed and/or amounts recorded with a comparable account receivable recorded to reflect the terms of existing contracts in the balance sheet.

SUMMARY:

The components of franchise fee and royalty revenues are as follows:

                                                                    1994                     1993
                                                                -----------               ----------
         Initial & Territory
         Franchise Fees                                         $   183,000               $  425,232

         Continuing Franchise
         Royalties                                                1,337,684                  528,790
                                                                -----------               ----------
                                                                $ 1,520,684               $  954,022
                                                                ===========               ==========

At December 31, 1994 a total of 149 franchise locations were open and operating. The term of a franchise agreement is fifteen years for Check Express USA operating franchises. There is a minimum monthly royalty of

$750 or 5% of gross revenues, whichever is greater. The average term of a franchise agreement is ten years for Check-X-Change operating franchises. For Check-X-Change operating franchises, the monthly royalty varies from a minimum of $315 to a maximum of $815, plus a monthly research and development fee of $100. All monthly royalties are recorded as franchise royalty by the Company.

Installment Notes Receivable and Finance Revenue Recognition

The Company, through its wholly owned small finance company subsidiary, Check Express Finance, Inc., generates two types of installment notes receivable.

First, small unsecured loans ("consumer loans") are made directly to individuals primarily through selected Company owned money center locations. These loans are recorded at the gross stated amount of the loan made. Principal reductions and related interest income are recognized based on payments received using the interest method. The Company places non-file insurance on each of these loans, against which claims may be made in order to recover on non-performing loans. There were a total of 250 of these loans at December 31, 1994 with an average balance outstanding of $490 and an average remaining term of approximately twenty-five weeks.

Second, installment notes receivable originated by selected used automobile dealers ("auto loans") are purchased by the Company at a discount. These auto loans are secured by the automobile and the Company has recourse agreements in place with each dealer such that management (repossession and resale) of the collateral supporting non-performing loans is the responsibility of the dealers. The Company currently purchases these auto loans primarily from two used automobile dealers located in Central Florida.

Management does not feel this concentration of business with two dealers represents a significant credit risk as the Central Florida used automobile industry is very strong, primarily because of the significance of the entertainment and recreation service industry in this geographic region, with a significant number of dealers. The dealer becomes part of the credit risk management structure only at the point at which the loan is non-performing and can not be recovered through the Company's collection efforts. At this point the dealer is responsible under the recourse agreement in place for repossessing and selling the automobile at auction in order to recover proceeds to the extent practically feasible. This assumes the dealer can not or does not wish to recondition and resell the automobile again; the normal course is for this resale to occur and the auto loan related to the repossession to be settled by the dealer, typically at an amount representing break even on the net investment in the auto loan at repossession. The new auto loan related to the resale may or may not be purchased from the dealer, in accordance with the Company's normal purchase criteria for such auto loans. In the event one of these dealers was unable to fulfill his commitments with respect to the recourse agreement in place, the Company would utilize the other dealer to manage non-performing auto loans in that the other dealer would be asked to repossess, recondition and resell the automobile, which would be both in his best interest, due to the profit motive involved, and the best interest of the Company. The likelihood of both dealers experiencing difficulty at the same time is considered very remote, and the Company would still have the ability to approach other dealers in the market, many of which are familiar to top operations management personnel of the finance operation, to assist with management of non-performing auto loans without experiencing significant additional costs.

These auto loans are recorded at a gross balance equal to the full remaining balance of payments due under the auto loans, which includes the stated interest on the instrument purchased. The Company also records unearned discount as a contra asset equal to the difference between the gross amount recorded and the proceeds to the dealer, the proceeds to the dealer in effect being the Company's investment in the instrument. Cash payments received are recorded as a reduction of the gross amount of the auto loan. In addition, the portion of the cash payment representing earned discount, again determined using the interest method, is recorded as a reduction of the unearned discount. There were a total of 400 of these auto loans at December 31, 1994, with an average balance outstanding, net of unearned discount of $734,297, of $3,693 and an average remaining term of approximately ninety-eight weeks.

Reserve for losses on these contracts is currently being recorded at a level to provide six percent of the balance outstanding for the consumer loans and one percent of the net balance outstanding for the auto loans. These percentages have been determined to be reasonable based on small finance company industry levels as adjusted for the Company's historical experience to date (the finance company operation began in the fourth quarter 1993). The Company has several protective mechanisms in place with respect to each type of installment note receivable, including non-file insurance relative to the consumer loans and the recourse arrangements with the dealers on the auto loans. Loan origination costs, if any, are not significant and are expensed when incurred.

Balances related to the installment notes receivable as of December 31, 1994 and 1993 were as follows:

                                                                     1994                          1993
                                                                -------------                 -------------
Gross balances:
         Consumer loans                                          $   122,739                   $    15,952
         Auto loans                                                2,211,581                       121,398
                                                                 -----------                   -----------
                                                                   2,334,320                       137,350
Unearned Discount                                               (    734,298)                 (     39,333)
                                                                 -----------                   -----------
Net before reserve for losses                                      1,600,022                        98,017
Reserve for losses                                              (     21,132)                 (      4,901)
                                                                 -----------                   -----------
Installment notes receivable, net                                $ 1,578,890                   $    93,116
                                                                 ===========                   ===========


Depreciation

Depreciation is provided on equipment using straight-line and accelerated methods over estimated useful lives ranging from five to eight years.
Buildings are depreciated over thirty-one years using the straight line method. Leasehold improvements are amortized over the life of the lease or the useful life of the asset if less. Amortization of leasehold improvements is included in depreciation expense.

Investment in joint venture

The Company uses the equity method of accounting for its 50% interest in Check Express Finance #1. At December 31, 1994 and for the year then ended, the joint venture's assets, liabilities and results of operations are not significant. The Company's investment in ($10,000) and share of the joint venture's operations (operating income of approximately $2,500) are classified in other assets and in finance expenses, respectively, in the accompanying consolidated financial statements. The Company has not guaranteed any of the joint venture's liabilities nor does the Company have any commitments to fund its operations.

Pre-Opening Costs

Pre-opening costs, including site selection and lease negotiation, training, and advertising, are expensed as incurred.

Intangibles

Intangibles consist principally of the excess of purchase price over the fair value of net assets acquired (goodwill) and are generally being amortized using the straight line method over a period of five to twenty years. Amortization expense for 1994 and 1993 was $156,220 and $92,066, respectively. Accumulated amortization at December 31, 1994 and 1993 was $139,795 and $153,229, respectively.

Management reviews on a quarterly basis the undiscounted cash flow of each acquired business unit (defined as each Company owned money center location which was acquired or the underlying franchise locations of acquired franchisors) to determine whether the value of intangibles recorded in conjunction with acquisitions may be impaired. No such impairment has been identified.


Advertising Costs

During 1993, the Accounting Standards Executive Committee issued Statement of Position 93-7 (SOP), Reporting on Advertising Costs, which the Company will adopt prospectively as required in 1995. The SOP requires that advertising costs be expensed when incurred, with the exception of the costs of direct-response advertising, which are capitalized and amortized over the period that benefits are received. The Company's current policies are generally in compliance with the SOP, and therefore, its adoption is not expected to have a significant effect on the Company's financial position or results of operations.

Income Taxes

The Company implemented, effective January 1, 1993, Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are acquisition costs, allowance for bad debts, installment type sales and accumulated depreciation.

Earnings per Share

Earnings per share (EPS) for 1994 and 1993 are based on the weighted average number of common shares outstanding during the year since the amount calculated using the modified treasury stock method was anti-dilutive in the aggregate for both the primary and fully diluted earnings per calculations.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1994, the Company's cash balance includes $25,000 of cash equivalents. At December 31, 1993 there were no cash equivalents.

Under the Company's banking arrangements, substantially all of the Company's cash is invested in overnight repurchase agreements of mortgage-backed or government securities. The Company has a security interest in the specific investment underlying the repurchase agreements.

The Company sells its own money orders in most of its company-owned stores (those located in states where the related bonding requirements are not cost prohibitive). The float generated by the timing differences between its sale of money orders and the clearing of those money orders has increased the Company's available cash for its check cashing operations. At December 31, 1994 and 1993, the unredeemed money orders totaled $968,195 and $849,891, respectively.

The Company maintains its cash balances in several financial institutions throughout the United States. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1994, uninsured amounts held at these financial institutions totaled approximately $338,228.

Reclassifications

The 1993 statement of income presentation of costs and expenses has been conformed to the 1994 format which segregates certain costs and expenses principally associated with the Company's segments, check cashing (stores), franchising operations, and the finance company implemented at the end of 1993. The 1993 format included details of significant store expenses as this segment was, in prior years, significant to the consolidated statement of income, and comparability of store operations results to those of the Company's public company competitors in the industry was, in management's opinion, tantamount to a meaningful presentation of the statement of income. However, with the acquisition of Check-X-Change Corporation in October 1993 and the significant growth experienced in the finance company segment started in the fourth quarter of 1993, the relative significance of the results of the franchising and finance segments with respect to the Company's consolidated results of operations has increased to the point whereby the importance of presenting details of results of store operations, in order to provide comparability to public company competitors in the industry, is less meaningful; no other public company check cashers have significant franchising or finance company operations. As a result, the details of expenses by segment have been eliminated from the face of the statement of income and instead are presented in the Company's business segment footnote.

Included in the 1994 statement of income presentation of expenses is parenthetical disclosure of comparative balances of depreciation and amortization expense included in each. Management feels that the ability of the financial statement user to arrive at income before interest, income taxes and depreciation and amortization expenses on the face of the statement of income has become important with the increasingly significant amounts of amortization of excess purchase price over the fair value of assets acquired which have resulted from the acquisition of Check-X-Change Corporation in 1993 in addition to that resulting from several acquisitions of store operations during 1994.

NOTE 3 - ACQUISITIONS AND DISPOSITIONS

Effective October 7, 1993, the Company acquired Check-X-Change Corporation in a tax-free stock for stock transaction. A total of 350,000 shares of the Company's common stock were issued for all of the outstanding stock of Check-X-Change. Net liabilities of Check-X-Change of approximately $183,000 were also assumed by the Company as part of this transaction. In addition, acquisition costs of approximately $412,000 were incurred, resulting in excess purchase price over the fair value of assets acquired of approximately $992,000 being recorded.

The excess purchase price represents the value of acquired franchisor rights and conventional goodwill. As the value of these separate components of excess purchase price can not be reasonably determined by management, the entire amount is classified as goodwill. The amount of goodwill is being amortized using the straight line method over a twenty year period. Management believes this period is appropriate due to several factors including Check-X-Change's history of renewal of franchise agreements, the length of remaining terms of existing franchise contracts, and the fact that certain incentives are now in place to further ensure renewal.

This transaction has been accounted for as a purchase in accordance with APB No. 16 "Business Combinations". Accordingly, the results of Check-X-Change's operations have been included herein since the effective date of the acquisition. The following are pro forma results of operations for 1993 assuming the transaction was effective as of January 1, 1993.

                                                                                  Unaudited
                                                                                 -----------
                                                                                    1993
                                                                                 -----------
         Revenues                                                                $ 5,290,963
         Income before income taxes                                                  174,107
         Net income                                                                  118,393
         Earnings per share                                                              .04

Associated with the Check-X-Change acquisition, the Company was obligated to convert the franchisees' signage, logo's and other similar items from Check-X-Change to the Check Express USA, Inc. identification and scheme. The costs associated with the conversion was estimated at approximately $190,000 in the aggregate. For financial statement purposes these costs were grouped with goodwill with the corresponding obligation classified as a current liability. These costs were being amortized using the straight line method over a period of approximately seven years, which approximated the useful life which is used by the Company to depreciate similar assets of Company owned stores.

During 1994, and based primarily on discussion with and feedback from Check-X-Change franchise owners, especially those with a significant presence in certain geographic markets, the Company determined that it was not in its best interest, nor that of the franchise owners, to convert the Check-X-Change franchisees to the Check Express USA trademarks. The investment in and value of goodwill established by each Check-X-Change franchisee in their respective markets was determined to be more valuable to the Company and its franchise system than converting all Check-X-Change franchisees to Check Express USA, despite the potential economies of scale and management efficiencies which would be gained from such conversion. As a result, as of October 1, 1994, the Company has adjusted its purchase accounting with respect to the conversion costs accrued. This reduction of accrued costs also reduced goodwill recorded with respect to the Check-X-Change acquisition. The impact on amortization expense was not significant.

In November 1993, the Company purchased a store in Atlanta, Georgia from a Check-X-Change franchise owner for $190,000 through a cash payment of $125,000 and a note payable of $65,000 with a three month term at 7% interest compounded monthly. In December 1993, the Company acquired two companies, which owned and operated two stores in West Palm Beach, Florida under Check-X-Change franchise agreements, in exchange for 220,000 shares of the Company's common stock and cash of $287,500.

These transactions were accounted for as purchases under APB No. 16 "Business Combinations" and the results of their operations subsequent to their acquisition have been included herein. Pro forma information is not presented herein as such data is not considered material to the financial statements.

On February 15, 1994, the Company completed its purchase, effective January 1, 1994, of four check cashing stores in the Seattle and Tacoma, Washington areas in exchange for approximately $812,000 in cash and a $100,000 note payable.
The stores were obtained by purchasing all of the outstanding common stock of Peterlyn, Inc. ("Peterlyn"), a Washington corporation, which owned and operated the stores under franchise agreements with Check Express USA, Inc., a wholly owned subsidiary of the Company. See Note 11.

This transaction has been accounted for as a purchase in accordance with APB No. 16 "Business Combinations". Accordingly, the results of Peterlyn's operations have been included herein since the effective date of the acquisition. The following are pro forma results of operations for 1993 assuming the transaction was effective as of January 1, 1993.

                                                                                  Unaudited
                                                                                 -----------
                                                                                     1993
                                                                                 -----------
         Revenues                                                                $ 4,938,281
         Income before income taxes                                                  259,145
         Net income                                                                  143,532
         Earnings per share                                                              .04


In August 1994, the Company purchased three stores in Tacoma, Washington for a total consideration of $600,000, $100,000 in cash and $500,000 in a twelve year subordinated note at 12% interest with monthly principal and interest payments.

This transaction has been accounted for as a purchase in accordance with APB No. 16 "Business Combinations". Accordingly, the results of the acquired company's operations have been included herein since the effective date of the acquisition.

The following are pro forma results of operations for 1994 and 1993 assuming the transaction was effective as of January 1, 1993.

                                                                                      Unaudited
                                                                        --------------------------------------
                                                                            1994                      1993
                                                                        ------------              ------------
         Revenues                                                       $ 7,909,854               $ 4,914,253
         Income before income taxes                                         131,977                   242,696
         Net income                                                          45,578                   140,631
         Earnings per share                                                     .01                       .04



Effective January 1994, the Company acquired two stores in Tampa, Florida from a Check Express franchise owner for a total consideration of $210,000, $50,000 in cash and $160,000 in a three year subordinated note at 6% interest per annum, with monthly principal and interest payments.

In May 1994, the Company purchased three stores in Stockton, California for a total consideration of $475,000, $250,000 in cash and $225,000 in a five year subordinated note at 8% interest per annum, with monthly principal and interest payments.

In July 1994, the Company purchased two stores in Modesto, California from a Check-X-Change franchisee for a total consideration of $150,000, $100,000 in cash and $50,000 in an unsecured, non-interest bearing promissory note payable in equal monthly installments.

In September 1994, the Company purchased a food stamp distribution operation in Stockton, California for a total compensation of $82,500 in the form of a forty-two month, non-interest bearing promissory note payable. Monthly payments of $4,750 for the first six months commencing in September 1994 and $1,500 for the thirty-six months thereafter are contingent upon the continuation of an extension or renewal of the underlying Services Agreement assigned to and assumed by the Company in this transaction.

The transactions described in the four preceding paragraphs were accounted for as purchases under APB No. 16 "Business Combinations" and the results of their operations subsequent to their acquisition have been included herein. Pro forma information is not presented herein as such data is not considered material to the financial statements.

During 1994 and 1993, no portion of excess purchase price has been allocated to customer lists as management's estimate of the value of such assets related to these particular operations is insignificant. In prior years, some amounts were identified as allocable to customer lists in conjunction with recording certain acquisitions.

In April 1994, the Company sold to an unrelated third party all the non-cash assets, plus cash of approximately $60,000, of the Atlanta, Georgia store which was acquired in November 1993 (see above). The consideration received was a $280,000 note, principal and interest at 9% per annum payable monthly, with the unpaid balance due March 31, 1997. The consideration received was greater than the carrying value of the assets sold.

In July 1994, the Company sold all of the non-cash assets of a store in Portland, Oregon for $40,000 cash. This store was previously acquired as part of the acquisition of Check-X-Change.

In August 1994, the Company sold all of the non-cash assets, except for land and a building, of two stores in Charleston, South Carolina to a Check Express franchisee for a total consideration of $150,000, $50,000 in cash and $100,000 in a five year note at 9% with monthly principal and interest payments. The building is being leased to the franchisee.

Effective October 1, 1994, the Company sold all of the non-cash assets, plus cash of $120,000, of two stores in the West Palm Beach, Florida market to the Galleon Corporation, the principal shareholder of which is a former employee of the Company, under a Check Express USA, Inc. franchise agreement. The consideration received was a $650,000 note, principal and interest at 8.75% per annum payable monthly beginning in February 1995, with interest compounded monthly from the date of the note, October 1, 1994. These stores were previously acquired in December 1993 (see above). In connection with the sale of these stores, the Company has unconditionally guaranteed to pay any and all claims of Western Union Financial Services, Inc. in connection with the day to day operation of these stores as it pertains to Western Union Money Transfer Drafts. The amount of such drafts outstanding and guaranteed by the Company at December 31, 1994 was $18,917.

NOTE 4 - PROPERTY AND EQUIPMENT

                                                                                   December 31,
                                                                      --------------------------------------
                                                                           1994                      1993
                                                                      ------------              ------------
         Equipment                                                     $ 1,373,585               $ 1,160,166
         Leasehold improvements                                            645,903                   559,598
         Furniture and fixtures                                            329,214                   205,144
         Buildings                                                         371,915                   254,874
         Land                                                              174,245                   129,245
         Purchased computer software                                       136,793                    85,298
                                                                       -----------               -----------
                                                                         3,031,655                 2,394,325
         Accumulated depreciation                                     (  1,379,156)             (  1,265,081)
                                                                       -----------               -----------
                                                                       $ 1,652,499               $ 1,129,244
                                                                       ===========               ===========

The Company finances a portion of its equipment and furniture and fixtures acquisitions through long term capital leasing arrangements (Note 6).

Depreciation expense for December 31, 1994 and 1993 was $292,183 and $212,356, respectively.


NOTE 5 - NOTES PAYABLE TO BANKS

In January 1993, the Company entered into a loan agreement with a Florida bank which provided the Company with a $400,000 line of credit and a $270,000 term loan. The line of credit is used to fund check cashing activity during peak periods and bears interest at prime plus 1.25%. The term loan bears interest at prime plus 1.25% with monthly payments of principal and interest. At December 31, 1993, $400,000 was available under this line of credit.

In May 1993, the Company executed a term mortgage loan with the same bank which provided $106,000 in funding to procure land and an existing building. The loan bears interest at a fixed rate of 8.5% until May 1998 and is to be adjusted at that time based on market indices, as defined, for the remaining term. See Note 7.

Effective February 15, 1994, the line of credit was increased to $500,000. In addition, the Company executed a seven year term loan of $880,000 bearing interest at a fixed rate of 8.25%. In August 1994, the Company obtained an additional $250,000 in revolving credit line from its primary bank. This facility also bears interest at prime plus 1.25%. These lines of credit were fully utilized at December 31, 1994. See Note 7.

The line of credit, both term loans and the mortgage are cross-collateralized and are secured by substantially all of the assets of the Company. Additionally, the line of credit and all three loans are personally guaranteed by the Company's President, a principal shareholder. The loan terms contain covenants which require the Company to maintain tangible net worth, inclusive of subordinated debt, of at least $1,000,000 and a ratio of total debt (excluding subordinated or junior debt) to tangible net worth of not more than
2.0 to 1.0.

In May 1994, the Company obtained a revolving credit line in the amount of $100,000 (subsequently increased to $200,000) from a bank in Washington State to supplement cash required during peak check cashing periods at its Washington stores (See Note 3 above). The assets of the seven check cashing stores in that market, owned by the Company's wholly owned subsidiary, collateralize the line facility. The Company's President also personally guarantees the facility. The terms of this facility also include financial covenants measured using the stand alone balances of the subsidiary and require compliance with all covenants related to the debt provided by the Company's primary bank in Florida. Amounts outstanding under this facility bear interest at prime plus 2%. At December 31, 1994, $120,000 of this line of credit facility remained unused.

In December 1994, the Company obtained a $500,000 term note payable to a bank, collateralized by certain installment notes receivable of its wholly owned subsidiary, Check Express Finance, Inc. This note payable bears interest at a variable interest rate, to be adjusted annually, currently at 10.625%, with a three year term and monthly interest and principal payments of $16,317. The Company pledged certain installment notes receivable as collateral for this loan. The Company's President also personally guarantees the facility. See
Note 7.

In October 1993, in conjunction with the acquisition of Check-X-Change, the Company assumed a term loan with a bank at a fixed interest rate of 10%. This note was satisfied during 1994.

NOTE 6 - CAPITAL LEASE OBLIGATIONS

The Company leases certain computer and office equipment under capital lease agreements maturing at various intervals through 1999. The following is a schedule of future minimum lease payments as of December 31, 1994:

         Year ending December 31,
          1995                                                                                   $  41,302
          1996                                                                                      25,005
          1997                                                                                      22,186
          1998                                                                                      14,403
          1999                                                                                       7,198
                                                                                                 ---------
           Total minimum lease payments                                                            110,094
           Less: Amounts representing interest                                                  (    9,096)
                                                                                                 ---------
           Present value of minimum lease payments                                                 100,998
                                                                                                 ---------
           Less: Current portion                                                                (   35,118)
                                                                                                 ---------
                                                                                                 $  65,880
                                                                                                 =========

The equipment financed under these capital lease agreements, with a cost of $180,530, is included in property and equipment at December 31, 1994.


NOTE 7 - LONG TERM DEBT

                                                                                      December 31,
                                                                          -------------------------------------
Senior Debt                                                                   1994                      1993
-----------                                                               -----------               -----------
    Term note to bank, monthly principal
    and interest payments of $13,826,
    at 8.25% fixed, ten year
    amortization with balloon due
    February 10, 2001                                                      $  792,229                $    -

    Mortgage note payable, monthly
    installments of $675, fixed
    interest at 9%, balloon payment
    due June 1, 1999 of $66,705 (a)                                            74,313                     -

    Mortgage note payable, due in
    1999, monthly installments of
    $1,000, fixed interest at
    9%, balloon payment due
    February 1, 2000 (b)                                                       59,675                   65,992


    Term note to bank, monthly
    principal and interest payments
    of $4,500, at prime plus 1.25%
    (9.75% at December 31, 1994) (c)                                          215,111                  249,302

    Mortgage note payable, due May 18,
    2003, monthly installments of $1,300,
    interest at 8.5% fixed through
    May 18, 1998 and adjustable for
    the remaining term based on market
    indices as defined (d)                                                     96,577                  103,525

    Term note to bank, monthly
    principal and interest payments of
    $2,273, at 10%, final payment due
    July 20, 1994                                                                -                     15,363
                                                                           ----------                --------
                                                                            1,237,905                 434,182

    Less: current maturities                                              (   159,031)              (  65,209)
                                                                           ----------                --------
                                                                           $1,078,874                $368,973
                                                                           ==========                ========


   (a) Secured by land and a building in Indianapolis, Indiana, acquired by the Company for purposes of expansion of check cashing operations.

   (b) Issued in connection with the 1990 acquisition of two stores in South Carolina. The 9% mortgage is secured by the building in which one store operates.

   (c) Secured by substantially all of the assets of the Company; personally guaranteed by the Company's president (also a principal stockholder). Proceeds were used to satisfy a portion of the amount due a stockholder in 1990.

   (d) Secured by real property and personally guaranteed by the Company's president (also a principal stockholder).

                                                                              December 31,
                                                                  -----------------------------------
                                                                      1994                    1993
                                                                  ------------            -----------
Subordinated Debt
-----------------

   6% promissory note payable, due
   in equal monthly installments of
   $4,867, final payment due
   January 3, 1997  (a)                                            $  114,122              $     -

   12% promissory note payable,
   due in equal monthly
   installments of $6,567, final
   payment due August 3, 2006  (b)                                    493,637                    -

   8% promissory note payable,
   due in equal monthly installments
   of $4,652, final payment due
   June 14, 1999  (c)                                                 206,318                    -

   Non-interest bearing, unsecured
   promissory note payable, due in
   equal monthly installments of
   $833, final payment due June 1,
   1999, interest imputed at 9%  (d)                                   36,894                   -

   Non-interest bearing, unsecured
   promissory note payable, due in
   installments of $4,750 monthly for
   the first six months beginning
   September 1994, then $1,500 monthly
   for the final thirty six months, final
   payment due February 23, 1998, interest
   imputed at 9%  (e)                                                  55,865                    -

   11% unsecured notes payable, due
   in equal monthly installments
   of $4,894, final balloon payment
   due November 1, 1995 (Note 11)                                      141,463                182,094

   10% unsecured notes payable, due
   in equal monthly installments of
   $1,737, final payment due
   September 8, 1997 (Note 11)                                          49,923                 64.944
                                                                   -----------             ----------
                                                                     1,098,222                247,038

    Less:  current maturities                                     (    298,880)           (    55,651)
                                                                   -----------             ----------
                                                                   $   799,342             $  191,387
                                                                   ===========             ==========

(a) Secured by a subordinated interest in the assets of two check cashing stores in Tampa, Florida (Note 3).

(b) Secured by a subordinated interest in the assets of three check cashing stores in Tacoma, Washington (Note 3).

(c) Secured by a subordinated interest in the assets of three check cashing stores in Stockton, California (Note 3).

(d) Part of the consideration given in the acquisition of two check cashing stores in Modesto, California (Note 3)

(e) The consideration given in the acquisition of the food stamp distribution operation in Stockton, California (Note 3).


    Aggregate long term debt matures as follows:

         Year
         ----
         1995                                                         $   457,911
         1996                                                             336,325
         1997                                                             393,022
         1998                                                             245,712
         1999                                                             315,669
         thereafter                                                       587,489
                                                                      -----------
                                                                      $ 2,336,128
                                                                      ===========


NOTE 8 - INCOME TAXES

                                                                               1994                     1993
                                                                             --------                 --------
    Income tax expense (benefit) components:
    Current                                                                  ($  9,250)                $ 18,041
    Deferred                                                                    75,425                   47,073
                                                                              --------                 --------
                                                                              $ 66,175                 $ 65,114
                                                                              ========                 ========

Income tax expense for 1994 and 1993 differs from that computed by applying the U.S. federal income tax rate of 34% to pre-tax earnings as shown below:

                                                                                1994                     1993
                                                                             ---------                ---------
    Income taxes at statutory rate
     of 34%                                                                   $  22,658                $ 44,436
    State income taxes, net of
     federal benefit                                                              4,929                   3,900
    Surtax exemption                                                         (    5,378)              (   6,536)
    Amortization of book goodwill
     related to non-taxable
     acquisitions                                                                33,032                   3,420
    Meals and entertainment limitation                                            8,748                   1,880
    Increase in effective rate applied
     to cumulative temporary differences                                          2,186                    -
    Under accrual of prior year income
     taxes (recorded fourth quarter)                                               -                     18,014
                                                                              ---------                --------
                                                                              $  66,175                $ 65,114
                                                                              =========                ========


At January 1, 1993 and December 31, 1994 and 1993, deferred income tax asset and liability components were as follows:

                                               December 31,             December 31,               January 1,
                                                   1994                     1993                      1993
                                               ------------             ------------              -----------
Deferred tax assets:
Allowance for doubtful
 accounts                                       $  16,100                $  18,000                 $  15,000
Accrued compensation expense                        3,700                     -                         -
Accrued sales commissions                           2,700                   11,600                     7,600
Non-compete agreement                                -                       8,000                      -
Other                                               2,800                    5,500                     2,400
                                                ---------                ---------                 ---------
                                                   25,300                   43,100                    25,000

Deferred tax liabilities:
Franchise fees (installment
 sales)                                        (   17,700)              (   50,200)               (   64,000)
Depreciation                                   (   78,300)              (   45,400)               (   40,000)
Acquisition costs                              (   66,400)              (   31,700)               (     -   )
Tax deferred gain on sale
 of assets under installment
 method                                        (   17,800)              (     -   )               (     -   )
Other                                          (   18,808)              (   10,336)               (   12,039)
                                                ---------                ---------                 ---------
                                               (  199,008)              (  137,636)               (  116,039)
                                                 --------                ---------                 ---------
Net deferred taxes                             ($ 173,708)              ($  94,536)               ($  91,039)
                                                =========                =========                 =========


There is no valuation allowance.

As a result of the acquisition of Peterlyn, Inc. effective January 1, 1994 (see
Note 3), a net deferred tax liability of $3,747 (principally related to depreciation expense and a reserve for bad debts) was recorded.

As a result of the Check-X-Change acquisition (see Note 3) a net deferred tax asset of approximately $47,000 (principally related to allowance for doubtful accounts and deferred compensation) was recorded which reversed by December 31, 1993 since all the items were recognized for income tax return purposes.


NOTE 9 - COMMITMENTS

The Company leases certain facilities and equipment for its store and management operations under operating lease agreements. Certain lease agreements contain escalation clauses tied to the Consumer Price Index in addition to a base amount. Only the base amount is presented below. Management expects that as leases expire they will be renewed or replaced by similar leases on other properties. The future minimum commitments under operating leases as of December 31, 1994 are as follows:

             1995                                                     $   561,050
             1996                                                         480,313
             1997                                                         413,760
             1998                                                         351,190
             1999                                                         254,536
             thereafter                                                   236,515
                                                                      -----------
                                                                      $ 2,297,364
                                                                      ===========


Rent expense for the year ended December 31 1994 and 1993 totaled $686,472 and $328,816, respectively.

The Company has guaranteed future minimum lease payments totalling approximately $75,000 as of December 31, 1994, related to store leases assigned to buyers related to dispositions of stores during 1994.

The Company is engaged from time to time as plaintiff in small claims court litigation relating to collection of returned checks and other litigation to protect its service marks; however, such litigation has not historically had any material effect on the Company's financial condition and results of operations. As the Company's franchise network expands, it is reasonably possible that the Company will be engaged in litigation with one or more of its franchisees from time to time.

The Company, through its wholly owned subsidiary, is currently involved in litigation against a former employee of Check-X-Change. The former employee has made five separate claims against Check-X-Change related to breach of contract and untimely or non-payment of compensation, several of which overlap and are not independent actions for separate damages. While the ultimate outcome of these claims can not be determined at this time, management does not believe that the ultimate outcome will have a material adverse impact on the Company's financial position.


NOTE 10 - STOCKHOLDERS' EQUITY

Information as to shares subject to options is as follows (per share amounts represent average option prices):


                                                                                  Exercise price range per share
                                                                                of options outstanding at year end
                                                                          ----------------------------------------------
                                                  December 31,                   1994                      1993
                                               ---------------------      ---------------------       ------------------
                                                 1994         1993          From          To           From         To
                                               --------     --------      -------      --------       ------     -------
Outstanding - beginning of year..               369,500      396,750      $ .375       $ 1.125        $ .375     $ 1.50
Granted..........................               192,000      168,000        .6875        1.1875         .875       1.125
Exercised .......................                32,500         -           .375          .44           -           -
Cancelled .......................                62,000      195,250        .44          1.25           .62        1.50
                                                -------      -------
Outstanding - end of year .......               467,000      369,500        .375         1.1875         .375       1.125
                                                =======      =======

Average price per share of options
outstanding at end of year .....                $   .78      $   .77
                                                =======      =======


The above options expire beginning April 1995 through November 1999.

In 1992, in conjunction with securing a commitment from certain individuals to loan the Company $405,000 (see Note 7), the Company granted these individuals warrants to acquire 202,500 shares of common stock at an exercise price of $.375 per share, expiring September 14, 1994. These warrants were deemed detachable and, accordingly, their estimated fair value of $7,594 was credited to paid-in-capital. During 1993, warrants to purchase 50,000 shares were exercised and the remainder of these warrants were exercised in 1994.

As of December 31, 1994 and 1993, warrants to purchase 1,261,500 shares of the Company's common stock were outstanding as a result of the Company's secondary public offering completed in June 1993. These warrants are comprised of the Underwriter's Warrants, which affords the Underwriter to right to purchase 43,500 Units (consisting of 174,000 shares of common stock and 87,000 warrants, each such warrant entitling the Underwriter to purchase a share of common stock at an exercise price of $3.00 per share) and a total of 1,000,500 warrants included in Units sold to the public, each of which allows the holder to purchase a share of common stock at an exercise price of $3.00 per share. The Underwriter's Warrants are exercisable during the four year period commencing June 24, 1994. The public warrants are exercisable until June 24, 1995.

At the 1994 annual meeting of shareholders, proposals were submitted for shareholder vote to adopt an employee stock option plan and amend the Company's Articles of Incorporation. The proposals did not pass.


NOTE 11 - EMPLOYEE BENEFIT PLANS

During 1994 the Company implemented an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under section 401(k) of the Internal Revenue Code. Employees of the Company may participate in the Savings Plan after completing one year of service if they meet minimum age and annual hours of service requirements. Participating employees may defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit ($9,240 for calendar year 1994). The Company matches 25% of the first 4% of salary deferred by the employee. The Company's matching contributions charged to expense were $5,629 for 1994.


NOTE 12 - RELATED PARTY TRANSACTIONS

In September 1992, the Company completed a private placement of a series of one year term notes totaling $405,000. The notes provided for interest only payments quarterly at 10% and were due September 14, 1993, or upon the completion of an equity offering by the Company with net proceeds of at least $1.5 million, whichever occurs first (see Note 7). The note holders also received warrants to purchase a total of 202,500 shares of the Company's common stock at an exercise price of $.375 per share, exercisable at any time prior to September 14, 1994. The Company's president and two directors participated in this private placement with loans in the amount of $20,000, $150,000 and $25,000, respectively. The notes were prepaid in March 1993.

The Company's president personally guarantees certain indebtedness of the Company and was paid $41,875 in guarantee fees for 1994. See Note 7.

In conjunction with the Company's acquisition of Check-X-Change, a consulting fee of $25,000 was paid to a consulting firm, the principal of which was a member of the Company's board of Directors. See Note 3.

The Company is indebted to Bay Area Investment, Inc. ("Bay Area") in the amount of $49,923 as of December 31, 1994, which represents the remaining note payable balance related to the acquisition of four stores in 1992. One of Bay Area's stockholders is related to the Company's president. Interest expense related to this debt for 1994 was $5,818. See Note 7.

The Company has notes payable to various other shareholders of $141,463 as of December 31, 1994. Total interest expense for 1994 related to these notes payable was $18,093. See Note 7.

The Company entered into a 50%/50% joint venture agreement in 1994 with Borer Enterprises, Inc., the principal shareholder of which is an employee of the Company, whereby a partnership was formed to do business as Check Express Finance #1. The purpose of the joint venture is to purchase additional installment notes receivable originated by used automobile dealers. The Company provides all management services related to the operation of the Joint Venture, while Borer Enterprises, Inc. has contributed significantly all working capital for the operation of the venture. The Company has not guaranteed any of the joint venture's liabilities nor does the Company have any commitments to fund its operations. Neither party has unilateral control over the operation of the joint venture.

During 1994, the Company obtained various short-term working capital loans, totalling $543,000, from an employee of the Company and the brother of the President of the Company. Such loans in the amount of $180,000, payable to the employee of the Company, remained outstanding at December 31, 1994. Interest and loan origination fees paid related to these loans during 1994 totalled $10,179, and represent amounts bargained for at arms length consistent with market rates in effect at the time each loan was obtained.

On February 15, 1994, the Company completed its purchase, effective January 1, 1994, of four check cashing stores in the Seattle and Tacoma, Washington areas in exchange for $812,000 in cash and a $100,000 note payable. The stores were obtained by purchasing all of the outstanding common stock of Peterlyn, Inc. ("Peterlyn"), a Washington corporation, which owned and operated the stores under franchise agreements with Check Express USA, Inc., a wholly owned subsidiary of the Company.

The four stores were previously owned and operated by the Company for several years through its then wholly owned subsidiary, Check Express Washington, Inc. ("CEW"). In June of 1992, the Company distributed to the then Company president 100% of the stock of CEW in exchange for substantially all 492,500 shares of the Company's common stock owned by the former president. Concurrently, the former president tendered his resignation to the Company. Since the February 1994 acquisition, the former president has agreed to return to Check Express's management team, in a non-officer capacity, where he will focus on future acquisitions.

NOTE 13 - FOURTH QUARTER ADJUSTMENTS

The Company expensed a finders fee to an employee of $84,000 related to two 1994 acquisitions which had previously been inadvertently capitalized in prior quarters (principally the third quarter, $61,000). The adjustment reduced net income in the fourth quarter by $55,000 ($0.01 per share).

The Company also reduced finance revenues by $135,000, of which a large portion related to the third quarter ($59,000), as a result of the discovery of a system error in recording early payoffs of certain auto loans. The adjustment reduced net income in the fourth quarter by $89,000 ($0.02 per share).

Finally, the net result of the above entries plus a net loss before income taxes for the fourth quarter resulted in the provision for income taxes recorded through the end of the third quarter 1994 being overstated by $60,000 ($0.01 per share).


NOTE 14 - SUBSEQUENT EVENTS

Effective January 31, 1995, the Company sold substantially all the non-cash assets of five check cashing stores located in Stockton and Modesto, California to California Check Cashing Stores, Inc., an unrelated California corporation, for $1,000,000 in cash. These stores, which were acquired during 1994 in two separate acquisition transactions, represented approximately nine percent (unaudited) of the Company's revenues for 1994, and eight percent (unaudited) of the Company's total assets. The sale of these five stores resulted in a gain of approximately $290,000 (unaudited), before income taxes, which will be recorded by the Company in the first quarter 1995.

NOTE 15 - BUSINESS SEGMENT INFORMATION

The consolidated operations of the Company consist of three business segments, Check Cashing Services, Franchising of check cashing stores and a Finance Company implemented during the fourth quarter of 1993.


                                                                         December 31, 1994
                                                 ---------------------------------------------------------------------
                                                    Check
                                                    Cashing          Franchising         Finance          Consolidated
                                                 ------------       -------------      ----------         ------------
Revenues                                          $ 5,654,393        $ 1,520,684        $ 322,776          $ 7,497,853
Operating costs and expenses:
  Store expenses:
    Salaries and benefits                        (  1,690,066)
    Occupancy                                    (    769,264)
    Returned checks                              (    345,978)
    Depreciation and amortization                (    319,890)
    Area and regional expenses                   (    491,624)
    Other                                        (  1,271,489)
                                                  -----------
      Total store expenses                       (  4,888,311)                                            (  4,888,311)
  Franchising Expenses:
    Salaries and benefits                                           (    535,962)
    Occupancy                                                       (     56,859)
    Depreciation and amortization                                   (     65,694)
    Advertising                                                     (    164,102)
    T & E expenses                                                  (    162,915)
    Other                                                           (    255,057)
                                                                     -----------
      Total franchising expenses                                    (  1,240,589)                         (  1,240,589)
  Finance Expenses:
    Salaries and benefits                                                              (    83,373)
    Occupancy                                                                          (    11,326)
    Provision for losses                                                               (    31,621)
    Other                                                                              (    41,854)
                                                                                        ----------
      Total finance expenses                                                           (   168,174)       (    168,174)

                                                  -----------        -----------        ----------         -----------
Operating income                                      766,082            280,095           154,602           1,200,779
                                                                                                           -----------

  Headquarters Expenses:
    Salaries and benefits                                                                                 (    498,201)
    Occupancy                                                                                             (     29,445)
    Depreciation and amortization                                                                         (     60,505)
    Other                                                                                                 (    299,751)
                                                                                                           -----------
      Total headquarters expenses                                                                         (    887,902)
                                                                                                           -----------

  Other revenues                                                                                                34,766
  Interest expense                                                                                        (    281,001)
                                                                                                           -----------
  Income before income taxes                                                                               $    66,642
                                                                                                           ===========

  Capital expenditures                            $   560,890        $   197,823        $     4,338        $   763,051

  Total assets                                    $ 5,628,141        $ 1,531,721        $ 1,598,822        $10,025,855



The above presentation does not allocate interest expense incurred related to the finance segment as a component of operating income of that segment; finance companies typically present interest expense as an operating expense. The amount allocable to the finance segment for 1994 would be approximately $60,000.

The segment information for 1993 has been reclassified to conform to the 1994 presentation. The segments' costs and expenses, previously shown in total by segment, are presented in more detail by significant categories of expense for each segment. In addition, the finance company which was previously included in the check cashing segment because of it insignificance is now reported separately as a segment because of its significance in 1994.



                                                                         December 31, 1993
                                                 ---------------------------------------------------------------------
                                                    Check
                                                    Cashing          Franchising         Finance          Consolidated
                                                 ------------       -------------      ----------         ------------
Revenues                                          $ 3,239,750        $   954,022        $   11,268         $ 4,205,040
Operating costs and expenses:
  Store expenses:
    Salaries and benefits                        (  1,007,345)
    Occupancy                                    (    408,992)
    Returned checks                              (    128,664)
    Depreciation and amortization                (    243,572)
    Area and regional expenses                   (    204,646)
    Other                                        (    692,108)
                                                  -----------
      Total store expenses                       (  2,685,328)                                            (  2,685,328)
  Franchising Expenses:
    Salaries and benefits                                           (    286,840)
    Occupancy                                                       (     27,332)
    Depreciation and amortization                                   (     27,028)
    Advertising                                                     (     56,969)
    T & E expenses                                                  (     62,000)
    Other                                                           (    312,284)
                                                                     -----------
      Total franchising expenses                                    (    772,453)                         (    772,453)
  Finance Expenses:
    Salaries and benefits                                                              (    15,158)
    Occupancy                                                                          (       401)
    Provision for losses                                                               (     4,901)
    Other                                                                              (     5,487)
                                                                                        ----------
      Total finance expenses                                                           (    25,947)       (     25,947)

                                                  -----------        -----------        ----------         -----------
Operating income                                      554,422            181,569       (    14,679)            721,312
                                                                                                           -----------

  Headquarters Expenses:
    Salaries and benefits                                                                                 (    284,468)
    Occupancy                                                                                             (     16,890)
    Depreciation and amortization                                                                         (     33,566)
    Other                                                                                                 (    186,978)
                                                                                                           -----------
      Total headquarters expenses                                                                         (    521,902)
                                                                                                           -----------

  Other revenues                                                                                                62,525
  Interest expense                                                                                        (    131,241)
                                                                                                           -----------
  Income before income taxes                                                                               $   130,694
                                                                                                           ===========


  Capital expenditures                            $   267,807        $    14,987        $    9,074         $   291,868

  Total assets                                    $ 3,257,723        $ 1,598,091        $  125,766         $ 6,630,897


                                  APPENDIX A
                         AGREEMENT AND PLAN OF MERGER

                                     AND
                              AMENDMENT THERETO

                                   AMENDMENT

         Ace Cash Express, Inc., a Texas corporation ("Ace"), Ace Acquisition Coproration, a Florida Corporation ("Acquisition") and Check Express, Inc., a Florida corporation (the "Company"), entered into an Agreement and Plan of Merger dated October 13, 1995 (the "Merger Agreement"). Section 10.1(ii) of the Merger Agreement is hereby modified and amended so that in place the words "Janurary 31" appears, the words "February 15" replaces them. Except as set forth herein, the Merger Agreement shall remain in full force and effect as originally executed.

         Executed as of December 20, 1995.



                                        ACE CASH EXPRESS, INC.


                                        By: /s/ Don Neustadt
                                            -----------------------
                                            Don Neustadt, President



                                        CHECK EXPRESS, INC.


                                        By: /s/ Larry F. Lang
                                            -----------------------
                                            Larry F. Lang,President

                                                                      ATTACHMENT

                              CHECK EXPRESS, INC.
     PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 11, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Mr. Larry F. Lang and Mr. Decker A. Todd, or either or both of them, as proxy for the undersigned, to vote all shares of Common Stock of Check Express, Inc. the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Check Express, Inc. (the "Company") to be held on January 11, 1996 at the Hyatt Regency Tampa at Tampa City Center, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida at 10:00 a.m., Tampa, Florida time, and at any and all adjournments thereof, with right of substitution and with all right, power and authority as the undersigned would have if personally present at such meeting, as further described in the Company's Proxy Statement dated January ____, 1996 (the
"Proxy Statement"):

1.    MERGER OF THE COMPANY

      To vote FOR the approval and adoption of the Agreement and Plan of Merger dated October 13, 1995, as amended by the Amendment dated December 20, 1995 (as amended, the "Merger Agreement"), by and among the Company, Ace Acquisition Corporation, a Florida corporation, and Ace Cash Express, Inc., a Texas corporation, and the approval of the merger (the "Merger") of Acquisition with and into the Company, pursuant to which (a) the Company will be the surviving corporation and a wholly owned subsidiary of Ace, and (b) each share of the Company's $.004 par value common stock ("Common Stock") (other than shares held by shareholders who properly exercise dissenters' rights under Florida law) will be converted into the right to receive $1.20 in cash, without interest (the "Merger Consideration"), to be paid to holders of shares entitled to receive such payment following the consummation of the Merger, all as more fully described in the accompanying Proxy Statement to which a copy of the Merger Agreement is attached as Appendix A.

                  [  ] FOR            [  ] AGAINST            [  ] ABSTAIN

2. To vote FOR a proposal to adjourn the Special Meeting if necessary to permit further solicitation of Proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and approve the Merger.

                  [  ] FOR            [  ] AGAINST            [  ] ABSTAIN


3. In their discretion, the Proxies are authorized to vote on any other matters which may properly come before the meeting or any adjournment or adjournments thereof, including matters incidental to the conduct of the meeting.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SPECIFICALLY REFERRED TO ABOVE.


 Please sign exactly as name(s)         When shares are held by joint tenants,
 appear(s) below.                       both should sign.  When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such.  If a corporation,
                                        please sign in full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
 [ADDRESS LABEL]                        partnership name by authorized person.




Date                                               Signature





Date                                               Signature


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.